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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-134479

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT                  Subject to completion                  November 1, 2006

(To Prospectus dated June 5, 2006)

6,650,000 Shares

Common Stock

We are offering 6,650,000 shares of common stock to be sold in this offering. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is quoted on the NASDAQ Global Market under the symbol "ASGN." On October 31, 2006, the last reported sale price of our common stock on the NASDAQ Global Market was $11.35 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock under the heading "Risk factors" beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 997,500 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $                    , and the total proceeds, before expenses, to us will be $                    .

The underwriters are offering the shares of common stock as set forth under "Underwriting." Delivery of the shares will be made on or about                               , 2006.

UBS Investment Bank

SunTrust Robinson Humphrey

BMO Capital Markets

Ryan Beck & Co.

The date of this prospectus supplement is                                    , 2006.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any of the common stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of those documents' respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated in this prospectus supplement or the context otherwise requires, references in this prospectus supplement to "we," "our," "our company," "us," "On Assignment" or the "company" are used in this document for purposes of convenience and are intended to refer to the combined business of On Assignment, Inc. and its consolidated subsidiaries.

i

Prospectus supplement summary

The items in the following summary are described in more detail later in this prospectus supplement. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk factors," the financial statements and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors described under the heading "Risk factors" beginning on page S-9 and elsewhere in this prospectus supplement and the accompanying prospectus.

OUR COMPANY

We are a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare, and Medical Financial and Health Information Services. We provide clients in these markets with short-term or long-term assignments of contract professionals, contract-to-permanent placement and direct placement of these professionals. Our business currently consists of two operating segments: Lab Support and Healthcare Staffing.

Our Lab Support segment includes our domestic and international life science staffing businesses. Lab Support segment revenues represented 41% of our total revenues for the six months ended June 30, 2006 and for the year ended December 31, 2005. We provide locally-based contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, petro-chemical, material sciences, educational and environmental industries. Our contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

Our Healthcare Staffing segment includes our Nurse Travel and Medical Financial and Allied (MF&A) lines of business. Healthcare Staffing segment revenues represented 59% of our total revenues for the six months ended June 30, 2006 and for the year ended December 31, 2005. Within the Healthcare Staffing segment, the Nurse Travel line of business represented 41% of our total revenues for the six months ended June 30, 2006 and 42% for the year ended December 31, 2005, and our MF&A line of business represented 18% of our total revenues for the six months ended June 30, 2006 and 17% for the year ended December 31, 2005. We offer contract professionals, both locally-based and traveling, from more than ten healthcare and medical financial and allied occupations to our healthcare clients. Our contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, physical/occupational therapists, medical technologists, phlebotomists, coders, billers, transcription specialists, claims processors and collections staff.

In 2004 and 2005, we focused on implementing a revitalization plan that was approved by our board of directors in February 2004 to grow revenues and increase market share. Our revitalization plan was executed by our current management team that was hired in 2003 and 2004. The plan focused on strengthening our divisional management teams and improving our sales capabilities and the effectiveness of our marketing programs by streamlining and reducing corporate overhead and reallocating these expenses to invest in field operations and other revenue generating activities. We made significant progress in strengthening our management team and sales force through the hiring of seasoned professionals with staffing industry experience, including hiring new Presidents of our Lab Support and Healthcare Staffing divisions in 2004. In addition to being focused on growing our existing service offerings, we added Local Nursing and Health Information Management (HIM) to our service lines in the Healthcare Staffing segment. For the Lab Support segment, we committed more resources to the further development of our Clinical Research and Engineering lines of business which were launched in late 2003.

As part of our initiative to improve our sales capabilities, we upgraded our PeopleSoft enterprise-wide information system. For example, in April 2006, we implemented Vurv Technology (formerly known as Recruitmax), a new front office system that is integrated with PeopleSoft, for our domestic Lab Support and certain MF&A lines of business. In addition, we are also in the process of implementing PeopleSoft modules for our Nurse Travel and overseas Lab Support lines of business. We believe these additions to our front and back office technology systems should help to improve the productivity of our staffing consultants.

As of June 30, 2006, we employed approximately 450 full-time employees. We operate in approximately 60 branch offices in 23 states and three foreign countries. During the year ended December 31, 2005, we employed approximately 11,700 contract professionals.

OUR COMPETITIVE STRENGTHS

We believe that the following key attributes of our company enable us to compete effectively in the markets for healthcare and life sciences contract professional services:

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Strong reputation and geographical presence. Since 1992, we have employed over 150,000 contract professionals. We have built a strong reputation of providing high quality staffing placements in the healthcare and life sciences markets, which enables us to cultivate long-term relationships with our clients and contract professionals, as well as generate new business and recruitment opportunities. Our reputation is further enhanced by our broad geographic presence, which enables us to offer attractive nationwide and international placement opportunities for our contract professionals and improves our service to larger clients who have facilities in multiple geographic locations.

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Specialized and critical staffing solutions. We operate in segments of the staffing market, such as healthcare and life sciences, where we believe we can provide differentiated, value-added staffing solutions to our clients. Our staffing solutions generally address occupations that are considered vital to the daily operations of our clients, such as operating room, intensive care unit and burn unit nurses, clinical research associates, research and development specialists and other skilled medical and scientific professionals. Many of our contract professionals have specialized medical and scientific skills and possess advanced degrees in their respective fields. This focus on highly skilled, experienced professionals helps us generate higher bill rates and higher gross margins than some of our competitors that focus on large scale placements of less experienced professionals with less differentiated skill sets. In addition, the critical, high demand nature of the occupations we staff creates strong loyalty with both our clients and contract professionals.

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Comprehensive portfolio of staffing solutions. We offer a comprehensive portfolio of staffing solutions to our healthcare and life sciences clients. We believe that our ability to offer a broad array of integrated services deepens our relationships with our clients, who are often experiencing talent shortages in more than one field of expertise, and provides us with strong cross-selling opportunities. In addition, we believe that our comprehensive staffing portfolio helps diversify our revenues and mitigates the effect of lower performance within any one of these service areas on our consolidated results.

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Relationship-driven, branch office sales and fulfillment model. In contrast to the traditional mass market, telephonic approach often employed by our competitors to solicit clients and recruit contract professionals, we utilize a local branch office, face-to-face selling and recruitment process managed by experienced industry professionals we call staffing consultants. Our staffing consultants have industry experience and subject matter expertise. We believe that this background provides them with a better understanding of client needs and knowledge of the contract professional's qualifications required for effective assignments. Our broad branch office network enables our staffing consultants to stay abreast of developing trends in local employment markets and be more proactive with respect to client service requirements and new business opportunities.

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Long-standing, diverse customer base. We have long-standing relationships with a broad range of healthcare organizations and facilities, biotechnology and pharmaceutical companies and clients in various other industries. We believe that our relationship-driven sales and fulfillment model creates long-term, recurring relationships with our clients. We have also recently begun pursuing and implementing exclusive and preferred provider relationships with some of our key clients to solidify these long-term relationships and improve client service. We believe that our prospects for continued growth are enhanced by the breadth of our client base.

OUR GROWTH STRATEGY

Our growth strategy is focused on growing revenues, expanding gross margin and leveraging our fixed selling, general and administrative expenses to increase our operating margin. We met these objectives in 2005 and through the first six months of 2006 by significantly increasing our billable hours with more contract professionals on assignment, increasing our bill rates, increasing our revenues from our newer service lines and our direct hire business, improving the productivity of our staffing consultants and leveraging our other fixed selling, general and administrative expenses. Our growth strategy includes the following key components:

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Continue to attract highly qualified contract professionals. Our focus on highly skilled, high demand contract professionals provides us with more pricing flexibility and growth opportunities than staffing providers who concentrate on contract professionals with less specialized skill sets. We believe that contract professionals are attracted to us because of our strong reputation, our broad, nationwide client base, our personal, proactive recruiting process and our competitive compensation and benefits package.

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Expand our existing customer relationships and cultivate new relationships. In 2005, we averaged approximately 3,300 contract professionals at an average of nearly 1,600 clients. We believe that our high quality reputation, our geographic scale and our relationship-driven sales approach will enable us to continue to grow revenues from our existing clients as well as generate new business opportunities with new clients, both domestically and abroad. We believe that our broad portfolio of services well-positions us to increase market share as our existing and potential clients consolidate vendors and look to third-party outsourcers to provide a wide array of contract staffing services in order to contain costs.

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Grow revenues within our newer service lines and direct hire business. We intend to commit significant time and additional resources to grow our newer service lines and our direct hire business. We believe that our direct hire business is highly complementary to our core staffing services. In addition, our newer service lines, including Local Nursing, Health Information Management, Clinical Research and Engineering, are an important source of future growth. We believe that our reputation and established customer relationships provide a strong platform from which to grow these services.

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Leverage our sales capacity and centralized support infrastructure to drive revenue growth and operating margin expansion. We have made significant investments in strengthening our sales force over the past two and a half years, adding approximately 75 staffing consultants since the first quarter of 2004. We believe that there is a significant opportunity to continue to leverage this investment and increase the productivity of our staffing consultants by continuing to focus our staffing consultants on our relationship-driven sales approach and motivating them with the proper incentive structure. We also intend to leverage our corporate infrastructure to optimize our selling, general and administrative expenses, expand productivity and increase profits.

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Opportunistically pursue strategic acquisitions. The market for contract staffing services is highly fragmented, which presents us with opportunities to grow our business through acquisitions.

  We employ a deliberative, disciplined acquisition strategy that focuses on opportunities that may enable us to leverage our current infrastructure and capabilities, increase our existing service offerings or increase our geographic reach. In addition, we evaluate and may pursue acquisition opportunities of other high-end professional staffing businesses, including accounting, legal, information technology and engineering, to enable us to further diversify our service offerings and enhance our revenue growth and margins. We believe that our national brand recognition, extensive sales and fulfillment network, centralized support infrastructure and strong customer base make us an attractive partner for potential acquisition candidates.

COMPANY INFORMATION

Our principal executive offices are located at 26651 West Agoura Road, Calabasas, California 91302 and our telephone number is (818) 878-7900. We maintain a web site at www.onassignment.com. The reference to this web site address does not constitute incorporation by reference into this prospectus supplement or the accompanying prospectus of the information contained at that site.

The offering

Common stock offered by On Assignment	6,650,000 shares
Common stock to be outstanding after the offering	32,969,068 shares
NASDAQ Global Market symbol	ASGN
Use of Proceeds
We expect to use the net proceeds from the sale of common stock in this offering for potential future acquisitions of professional staffing businesses, working capital, capital expenditures and for other general corporate purposes.
Pending any such use, we anticipate that we will invest the net proceeds in interest-bearing instruments or other investment-grade securities.
Dividend Policy	We do not currently pay cash dividends on our outstanding common stock. We do not intend to pay cash dividends on our common stock for the foreseeable future.
Risk Factors
For a discussion of risks relating to our business and an investment in our common stock that you should carefully consider, see "Risk factors" beginning on page S-9 of this prospectus supplement and all other information included or incorporated by reference in the accompanying prospectus before investing in shares of our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 26,319,068 shares of common stock issued and outstanding as of September 30, 2006. This number excludes:

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2,616,723 shares of our common stock issuable upon exercise of stock options outstanding at September 30, 2006 under our stock option plan with a weighted average exercise price of $8.39, of which 1,549,403 were issuable upon currently vested and outstanding stock options with a weighted average exercise price of $9.76;

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500,044 shares of common stock issuable pursuant to restricted stock and restricted stock units granted under our stock option plan subject to 24 to 48 month vesting provisions, none of which were vested as of September 30, 2006;

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997,500 shares of our common stock that may be sold by us if the underwriters exercise their over-allotment option in full.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their over-allotment option.

Summary consolidated financial data

The summary consolidated financial data for the years ended December 31, 2003, 2004 and 2005 are derived from our audited consolidated financial statements, which are included in this prospectus supplement. The summary consolidated financial data as of June 30, 2005 and 2006 and for the six months ended June 30, 2005 and 2006 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus supplement. In our opinion, the unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods presented.

	Years ended December 31,			Six months ended June 30,
Income statement data:	2003	2004	2005	2005	2006

	(in thousands, except per share data)
Revenues	$209,554	$193,574	$237,856	$107,204	$135,359
Cost of services	153,381	143,663	174,627	78,900	99,107

Gross profit	56,173	49,911	63,229	28,304	36,252
Selling, general and administrative expenses	59,435	66,695	64,135	31,530	33,430
Impairment of intangibles	—	3,907	—	—	—
Impairment of goodwill	79,897	26,421	—	—	—

Operating income (loss)	(83,159)	(47,112)	(906)	(3,226)	2,822
Interest income, net	392	395	681	341	490

Income (loss) before income taxes	(82,767)	(46,717)	(225)	(2,885)	3,312
Provision (benefit) for income taxes	(967)	(4,324)	(129)	(160)	1,096

Net income (loss)	$(81,800)	$(42,393)	$(96)	$(2,725)	$2,216

Basic earnings (loss) per share	$(3.22)	$(1.68)	$(0.00)	$(0.11)	$0.09
Weighted average number of common shares outstanding	25,422	25,231	25,464	25,311	25,976
Diluted earnings (loss) per share	$(3.22)	$(1.68)	$(0.00)	$(0.11)	$0.08
Weighted average number of common and common equivalent shares outstanding	25,422	25,231	25,464	25,311	26,820
	As of June 30,
Balance sheet data:	2005	2006

	(in thousands)
Cash, cash equivalents, restricted cash and current portion of marketable securities	$25,673	$33,789
Working capital	40,501	53,630
Total assets	89,644	100,819
Long-term liabilities	152	476
Stockholders' equity	71,198	82,203

Summary third quarter 2006 financial data

The following is a summary of our unaudited financial and other results, as of September 30, 2005 and 2006 and for the three and nine months ended September 30, 2005 and 2006.

	Three months ended September 30,		Nine months ended September 30,
Income statement data:	2005	2006	2005	2006

	(in thousands, except per share data)
Revenues	$65,951	$75,678	$173,155	$211,037
Cost of services	48,010	54,898	126,910	154,005

Gross profit	17,941	20,780	46,245	57,032
Selling, general and administrative expenses	16,365	17,266	47,895	50,696

Operating income (loss)	1,576	3,514	(1,650)	6,336
Interest income, net	113	325	454	815

Income (loss) before income taxes	1,689	3,839	(1,196)	7,151
Provision (benefit) for income taxes	(119)	1,140	(279)	2,236

Net income (loss)	$1,808	$2,699	$(917)	$4,915

Diluted earnings (loss) per share	$0.07	$0.10	$(0.04)	$0.18
Weighted average number of common and common equivalent shares outstanding	26,085	26,869	25,368	26,752
	Three months ended September 30,
Other operating data:	2005	2006

	(in thousands)
EBITDA(1)	$3,335	$4,863
Adjusted EBITDA(1)	3,502	5,724
	As of September 30,
Balance sheet data:	2005	2006

	(in thousands)
Cash, cash equivalents, restricted cash and current portion of marketable securities	$25,303	$35,572
Working capital	44,769	57,788
Total assets	93,981	107,974
Long-term liabilities	110	622
Stockholders' equity	74,729	85,913

(1)
EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for stock based compensation expense (FAS 123R). We use EBITDA and Adjusted EBITDA as tools to evaluate our operating performance. We also use EBITDA and Adjusted EBITDA to determine a portion of the compensation for some of our executives and employees. We believe that EBITDA and Adjusted EBITDA provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that relate to capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rate or net operating losses), the age and book depreciation of property and equipment (affecting depreciation expense), and stock based compensation. EBITDA and Adjusted EBITDA are included in this presentation to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our operations and to provide a consistent basis for comparison between periods. EBITDA and Adjusted EBITDA as calculated by us are not necessarily comparable to similarly titled measures used by other companies. This information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance. You should not consider EBITDA or Adjusted EBITDA in isolation from, or as a substitute for, net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.

The following table sets forth a reconciliation from net income to EBITDA and Adjusted EBITDA.

	Three months ended September 30,
	2005	2006

	(in thousands)
Net income	$1,808	$2,699
Interest income	(113)	(325)
Income tax expense (benefit)	(119)	1,140
Depreciation	1,478	1,106
Amortization of intangibles	281	243

EBITDA	$3,335	$4,863
Stock based compensation	167	861

Adjusted EBITDA	$3,502	$5,724

Risk factors

Before you decide whether to purchase any of our securities, you should carefully consider the risk factors set forth below, in addition to the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information, see the sections entitled "Where you can find more information" and "Incorporation by reference" set forth in the accompanying prospectus.

RISKS RELATED TO OUR BUSINESS

Our results of operations may vary from quarter to quarter as a result of a number of factors, which may make it difficult to evaluate our business and could cause instability in the trading price of our common stock.

Factors that may cause our quarterly results to fluctuate include:

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the level of demand for our contract staffing services and the efficiency with which we source and assign our contract professionals and support our staffing consultants in the execution of their duties;

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changes in our pricing policies or those of our competitors; and

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our ability to control costs and manage our accounts receivable balances.

In addition, most contract staffing companies typically experience seasonal declines in demand during the first and fourth quarters as a result of fewer business days, the fall off of the number of contract professionals willing to work and client shutdowns during the holidays. Historically, we have experienced variability in the duration and depth of these seasonal declines, which in turn have materially affected our quarterly results of operations and made period-to-period comparisons of our financial and operating performance difficult.

If our operating results are below the expectations of public market analysts or investors in a given quarter, the trading price of our common stock could decline.

If we are unable to attract and retain qualified contract professionals for our Lab Support and Healthcare Staffing segments, our business could be negatively impacted.

Our business is substantially dependent upon our ability to attract and retain healthcare and life science contract professionals who possess the skills, experience and, as required, licenses to meet the specified requirements of our clients. We compete for such contract professionals with other contract staffing companies and with our clients and potential clients. Currently, there is a shortage of qualified nurses in the United States. Competition for nursing personnel is increasing and salaries and benefits have risen. Further, there can be no assurance that qualified healthcare and life science professionals will be available to us in adequate numbers to staff our operating segments. Moreover, our contract professionals are often hired to become regular employees of our clients. Attracting and retaining contract professionals depends on several factors, including our ability to provide contract professionals with attractive assignments and competitive benefits and wages. The cost of attracting and retaining contract professionals may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our clients, our likelihood of achieving or maintaining profitability could decline. If we are unable to attract and retain a sufficient number of contract professionals to meet client demand, we may be required to forgo staffing and revenue opportunities, which may hurt the growth of our business.

The growth of our businesses is substantially dependent upon our ability to attract, develop and retain qualified and skilled staffing consultants.

A key component of our ability to grow our lines of business includes our ability to attract, develop and retain qualified and skilled staffing consultants, particularly persons with industry experience. The available pool of qualified staffing consultant candidates is limited. We cannot assure you that we will be able to recruit, develop and retain qualified staffing consultants in sufficient numbers or that our staffing consultants will achieve productivity levels sufficient to enable the growth of our business. Failure to attract and retain productive staffing consultants could adversely affect our business, financial condition and results of operations.

We may not successfully make or integrate acquisitions.

As part of our growth strategy, we intend to opportunistically pursue selected acquisitions. For example, in 2002, we acquired our Nurse Travel line of business. We compete with other companies in the professional staffing and consulting industries for acquisition opportunities, and we cannot assure you that we will be able to effect future acquisitions on commercially reasonable terms or at all. Even if we enter into strategic acquisition transactions, we may experience:

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delays in realizing or a failure to realize the benefits, cost savings and synergies that we anticipate;

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difficulties or higher-than-anticipated costs associated with integrating any acquired companies into our existing businesses;

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attrition of key personnel from acquired businesses;

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diversion of management's attention from other business concerns;

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inability to maintain the business relationships and reputation of the acquired companies;

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difficulties in integrating the acquired companies into our information systems, controls, policies and procedures;

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additional risks relating to the businesses or industry of the acquired companies that are different from ours;

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unexpected costs or charges; or

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unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

Consummating these transactions could also result in the incurrence of debt and related interest expense, which could have a material adverse effect on our financial condition and results of operations. We may face unexpected contingent liabilities arising from these acquisitions that could harm our business. We may also issue additional equity in connection with these transactions, which would dilute our existing shareholders.

If we lose a major client in our Nurse Travel line of business and are not able to replace the lost business quickly, our business could be negatively impacted in the short term.

Our top ten clients in the Nurse Travel line of business accounted for 56.5% of Nurse Travel revenues in 2005 and 50.2% of Nurse Travel revenues for the six months ended June 30, 2006. The loss of a major client in our Nurse Travel line of business and the failure to replace the lost business with existing or new clients could adversely affect our business, financial condition and results of operations. In 2005, we earned 13.7% of our consolidated revenues from several clients operating under a single contract with a local county government and 13.6% of our consolidated revenues for the six months ended June 30, 2006 under this contract. The revenues from this contract are included in our Healthcare Staffing segment revenues. No other single customer or contract accounted for 10% or more of total revenues during 2005 or the six months ended June 30, 2006.

Our business is dependent upon the proper functioning of our information systems in a cost effective manner.

The operation of our business is dependent on the proper functioning of our information systems. In 2005 and 2006, we continued to upgrade our information technology systems, including PeopleSoft and Vurv Technology, enterprise-wide information systems. Critical information systems used in daily operations identify and match staffing resources and client assignments, track regulatory credentialing, manage scheduling and also perform billing and accounts receivable functions. If the systems fail to perform reliably or otherwise do not meet our expectations, or if we fail to successfully complete the implementation of other modules of the system, we could experience business interruptions that could result in deferred or lost sales. Our information systems are vulnerable to fire, earthquake, storm, flood, power loss, telecommunications failures, physical or software break-ins, viruses, worms, other malware and similar events.

Our network infrastructure is currently co-located at a single facility in Burbank, California. As a result, any system failure or service outage at this primary facility could result in a loss of service for the duration of the failure or outage. Our location in Southern California is susceptible to earthquakes and has, in the past, experienced power shortages and outages, any of which could result in system failures and service outages. If our information systems fail or are otherwise unavailable, critical functions would have to be accomplished manually, which could impact our ability to identify business opportunities quickly, to pay our staff in a timely fashion and to bill for services efficiently.

The contract staffing industry is highly competitive and the success and future growth of our business depend upon our ability to remain competitive in obtaining and retaining contract staffing clients.

The contract staffing industry is highly competitive and fragmented with limited barriers to entry. We compete in national, regional, local and international markets with full-service agencies and in regional and local markets with specialized contract staffing agencies. Some of our competitors in the Nurse Travel line of business include AMN Healthcare Services, Inc., Cross Country Healthcare, Inc. and several privately-held companies. Some of our competitors in the Lab Support and MF&A lines of business include Kelly Services, Inc., Manpower, Inc., Adecco SA, Kforce Inc. and Yoh Scientific. Several of these companies have significantly greater marketing and financial resources than we do. Our ability to attract and retain clients is based on the value of the services we deliver, which in turn depends principally on the speed with which we fill assignments, the appropriateness of the match based on clients' requirements and the skills and experience of our contract professionals. Our ability to attract skilled, experienced contract professionals is based on our ability to pay competitive wages, to provide competitive benefits and to provide multiple, continuous assignments, thereby increasing the retention rate of these employees. To the extent that competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues and our gross and operating margins could decline, which could seriously harm our operating results and cause the trading price of our stock to decline. As we expand into new geographic markets, our success will depend in part on our ability to gain market share from our competitors. We expect competition for clients to increase in the future, and the success and growth of our business depend on our ability to remain competitive.

Because our contract staffing agreements may be terminated by our clients and contract professionals' employment is terminable at will, the termination of a significant number of agreements with clients or employment of contract professionals would adversely affect our revenues and results of operations.

Each contract professional's employment with us is terminable at will. The duration of agreements with clients are generally dictated by contract. Usually, contracts with clients may be terminated with 30 days notice by us or the clients. There can be no assurance that existing clients will continue to use our services at historical levels, if at all. If clients terminate a significant number of our staffing agreements and we are unable to generate new contract staffing orders to replace lost revenues or a significant number of our contract professionals terminate their employment with us and we are unable to find suitable replacements, our revenues and results of operations could be materially and adversely affected.

Demand for our services is significantly impacted by changes in the general level of economic activity and continued periods of reduced economic activity could negatively impact our business and results of operations.

Demand for the contract staffing services that we provide is significantly impacted by changes in the general level of economic activity, particularly any negative effect on healthcare, research and development and quality control spending. As economic activity slows, many clients or potential clients for our services reduce their usage of and reliance upon contract professionals before laying off their regular, full-time employees. During periods of reduced economic activity, we may also be subject to increased competition for market share and pricing pressure. As a result, continued periods of reduced economic activity could have a material adverse impact on our bsiness and results of operations.

We are subject to business risks associated with international operations, which could make our international operations significantly more costly.

We currently have international operations in the United Kingdom, the Netherlands and Belgium. We have limited experience in marketing, selling and, particularly, supporting our services outside of North America.

Operations in certain markets are subject to risks inherent in international business activities, including:

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fluctuations in currency exchange rates;

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complicated work permit requirements;

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varying economic and political conditions;

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seasonal reductions in business activity during the summer months in Europe;

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overlapping or differing tax structures;

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difficulties collecting accounts receivable; and

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regulations concerning pay rates, benefits, vacation, union membership, redundancy payments and the termination of employment.

Our inability to effectively manage our international operations could result in increased costs and adversely affect our results of operations.

Improper activities by our contract professionals could result in damage to our business reputation, discontinuation of our client relationships and exposure to liability.

We may be subject to claims by our clients related to errors and omissions, misuse of proprietary information, discrimination and harassment, theft and other criminal activity, malpractice and other claims stemming from the improper activities or alleged activities of our contract professionals. There can be no assurance that our current liability insurance coverage will be adequate or will continue to be available in sufficient amounts to cover damages or other costs associated with such claims. Claims raised by clients stemming from the improper actions of our contract professionals, even if without merit, could cause us to incur significant expense associated with the costs of defending or handling such claims or any damages resulting from such claims. Further, such claims by clients could damage our business reputation and result in the termination of client relationships.

Claims against us by our contract professionals for damages resulting from the negligence or mistreatment by our clients could result in significant costs and adversely affect our recruitment and retention efforts.

We may be subject to claims by our contract professionals alleging discrimination, sexual harassment, negligence and other similar activities by our clients. We cannot assure you that our current liability insurance coverage will be adequate or will continue to be available in sufficient amounts to cover damages or other costs associated with such claims. Claims raised by our contract professionals, even if without merit, could cause us to incur significant expense associated with the costs of defending or handling such claims or any damages resulting from such claims. Further, any associated negative publicity could adversely affect our ability to attract and retain qualified contract professionals in the future.

If we are required to further write down goodwill or identifiable intangible assets, the related charge could materially impact our reported net income or loss for the period in which the write down occurs.

In 2004, we recorded a charge of $26.4 million related to impairment of goodwill and an impairment charge of $3.9 million related to our identifiable intangible assets. We did not record any such charges in 2005 or 2006, however, and we continue to have approximately $17.1 million in goodwill on our balance sheet at June 30, 2006, as well as $1.2 million in identifiable intangible assets. As part of the analysis of goodwill impairment, SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), requires our management to estimate the fair value of the reporting units on at least an annual basis. At June 30, 2006, we determined that there were no events or changes in circumstances that indicated that carrying values of goodwill or other identifiable intangible assets subject to amortization may not be recoverable. Although a future impairment of the remaining $17.1 million in goodwill or $1.2 million in identifiable intangible assets on our balance sheet at June 30, 2006 would not affect our cash flow, it would negatively impact our operating results.

If we are subject to material uninsured liabilities under our partially self-insured workers' compensation program, our financial results could be adversely affected.

We maintain a partially self-insured workers' compensation program. In connection with this program, we pay a base premium plus actual losses incurred up to certain levels. We are insured for losses greater than certain levels, both per occurrence and in the aggregate. There can be no assurance that our loss reserves and insurance coverage will be adequate to cover all workers' compensation claims. If we become subject to substantial uninsured workers' compensation liabilities, our results of operations and financial condition could be adversely affected.

Our costs of providing travel and housing for nurses and other healthcare personnel may be higher than we anticipate and, as a result, our margins could decline.

If our travel and housing costs, including the costs of airline tickets, rental cars, apartments and rental furniture for our nurses and other contract healthcare personnel exceed the levels we anticipate, and we are unable to pass such increases on to our clients, our margins may decline. To the extent the length of our apartment leases exceeds the terms of our staffing contracts, we bear the risk that we will be obligated to pay rent for housing we do not use. If we cannot source a sufficient number of appropriate short-term leases in regional markets, or if, for any reason, we are unable to efficiently utilize the apartments we do lease, we may be required to pay rent for unused or underutilized housing. As we continue to expand our Nurse Travel line of business, effective management of travel and housing costs will be necessary to prevent a decrease in gross profit and gross and operating margins.

We do not have long-term or exclusive agreements with our contract staffing clients and growth of our business depends upon our ability to continually secure and fill new orders.

We do not have long-term agreements or exclusive guaranteed order contracts with our contract staffing clients. Assignments for our Lab Support segment typically have a term of three to six months. Assignments for our Healthcare Staffing segment typically have a term of two to thirteen weeks. The success of our business depends upon our ability to continually secure new orders from clients and to fill those orders with our contract professionals. Our agreements do not usually provide for exclusive use of our services, and clients are free to place orders with our competitors. As a result, it is imperative to our business that we maintain positive relationships with our clients. If we fail to maintain positive relationships with these clients, we may be unable to generate new contract staffing orders, and the growth of our business could be adversely affected.

Fluctuation in patient occupancy rates at client facilities could adversely affect demand for our Healthcare Staffing segment services and therefore materially adversely affect our results of operations.

Client demand for our Healthcare Staffing segment services can be impacted by changes in patient occupancy rates at our hospital and healthcare clients' facilities. Increases in occupancy often result in increased client need for contract professionals before full-time employees can be hired. During periods of decreased occupancy, however, hospitals and other healthcare facilities typically reduce their use of contract professionals before laying off their regular, full-time employees. During periods of decreased occupancy, we may experience increased competition to service clients, including pricing pressure. Occupancy at some of our healthcare clients' facilities also fluctuates due to the seasonality of some elective procedures. Periods of decreased occupancy at client healthcare facilities could materially adversely affect our results of operations.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to build upon the significant infrastructure investments and restructuring efforts we have undertaken in the past year depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected. The employment contract for Peter Dameris, our Chief Executive Officer and President, expires in November 2006. While we are in negotiations with Mr. Dameris to renew his employment agreement, we cannot assure you that we will be able to reach a mutually acceptable agreement.

Future changes in reimbursement trends could hamper our Healthcare Staffing segment clients' ability to pay us.

Many of our Healthcare Staffing segment clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

If our insurance costs increase significantly, these incremental costs could negatively affect our financial results.

The costs related to obtaining and maintaining workers' compensation insurance, professional and general liability insurance and health insurance for our contract professionals have been increasing. If the cost of carrying this insurance continues to increase significantly, this may have a negative effect on our gross and operating margins and financial results.

Healthcare reform could negatively impact our business opportunities, revenues and gross and operating margins.

The federal and state governments have undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. The proposals were generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures. While the U.S. Congress did not adopt any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If any of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could seriously harm our business.

Furthermore, third-party payors, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third-party payors could reduce the demand or the price paid for our staffing services.

We operate in regulated industries and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

Our organization is subject to extensive and complex federal and state laws and regulations, including professional licensure, payroll tax regulations, conduct of operations, payment for services and payment for referrals. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and criminal penalties or be subject to injunctions or cease and desist orders. If new laws and regulations result in increased costs to us, we may not be able to pass along these increased costs to our clients.

Extensive and complex laws that apply to our hospital and healthcare facility clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs, could indirectly affect the demand or the prices paid for our services. For example, our hospital and healthcare facility clients could suffer civil and criminal penalties and be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses. In addition, our hospital and healthcare facility clients could receive reduced reimbursements or be excluded from coverage because of a change in the rates or conditions set by federal or state governments. In turn, violations of or changes to these laws and regulations that adversely affect our hospital and healthcare facility clients could also adversely affect the prices that these clients are willing or able to pay for our services.

RISKS RELATED TO OUR COMMON STOCK

The trading price of our common stock has experienced significant fluctuations, which could make it difficult for us to access the public markets for financing or use our common stock as consideration in a strategic transaction.

Over the past 12 months, the trading price of our common stock experienced significant fluctuations, from a high of $13.60 to a low of $8.36. Our common stock may continue to fluctuate widely as a result of a large number of factors, many of which are beyond our control, including:

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period to period fluctuations in our financial results or those of our competitors;

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failure to meet previously announced guidance or analysts' expectations of our quarterly results;

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announcements by us or our competitors of acquisitions, significant contracts, commercial relationships or capital commitments;

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commencement of, or our involvement in, litigation;

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any major change in our board or management;

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changes in government regulations, including those related to Medicare and Medicaid reimbursement policies;

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recommendations by securities analysts or changes in earnings estimates;

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announcements about our earnings that are not in line with analyst expectations;

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announcements by our competitors of their earnings that are not in line with analyst expectations;

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the volume of shares of common stock available for public sale;

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sales of stock by us or by our stockholders;

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short sales, hedging and other derivative transactions in shares of our common stock; and

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general economic conditions, slow or negative growth of unrelated markets and other external factors.

The stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies involved in the contract staffing industry. As a result of these fluctuations, we may encounter difficulty should we determine to access the public markets for financing or use our common stock as consideration in a strategic transaction.

You will incur immediate and substantial dilution.

The public offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. Accordingly, if you purchase common stock in this offering, you will suffer immediate and substantial dilution of your investment on a net tangible book value per share basis. Based upon the issuance and sale of 6,650,000 shares of common stock by us at an assumed public offering price of $11.35 per share, you will incur immediate dilution of approximately $7.15 in the net tangible book value per share.

Future sales of our common stock and the future exercise of options may cause the market price of our common stock to decline and may result in substantial dilution.

We cannot predict what effect, if any, future sales of our common stock, or the availability of our common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market by management or us, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price which you deem appropriate.

We have adopted anti-takeover measures that could prevent a change in our control.

In June 2003, we adopted a stockholder rights plan that has certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms that have not been approved by our board of directors. This plan could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short term, to the interests of our stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws contain provisions that limit liability and provide for indemnification of our directors and officers, and provide that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions and others also may have the affect of deterring hostile takeovers or delaying changes in control or management.

Provisions in our charter documents and under Delaware law could delay or prevent a change of control that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws could have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

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Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

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Our stockholders may not act by written consent. In addition, a holder or holders controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders' meeting, and only stockholders owning at least 50% of our entire voting stock must request in writing in order to call a special meeting of stockholders (which is in addition to the authority held by our board of directors to call special stockholder meetings).

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Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders' meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

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Our board of directors may issue, without stockholder approval, up to 1,000,000 shares of undesignated or "blank check" preferred stock. The ability to issue undesignated or "blank check" preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt or make it more difficult for a third party to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions, including Section 203 of the Delaware General Corporation Law. Under these provisions, a corporation may not engage in a business combination with any large stockholders who hold 15% or more of our outstanding voting capital stock in a merger or business combination unless the holder has held the stock for three years, the board of directors has expressly approved the merger or business transaction or at least two-thirds of the outstanding voting capital stock not owned by such large stockholder approve the merger or transaction. These provisions of Delaware law may have the effect of delaying, deferring or preventing a change in control, and may discourage bids for our common stock at a premium over its market price. In addition, our board of directors could rely on these provisions of Delaware law to discourage, prevent or delay an acquisition of us.

These features of our governing documents and the application of Delaware law may discourage, delay or prevent a third party from acquiring or merging with us.

We may apply the proceeds of this offering to uses that do not improve our results of operations or increase the value of your investment.

We anticipate that we will use the net proceeds from this offering for potential future acquisitions of professional staffing businesses and for general corporate purposes, including, working capital and capital expenditures. The proceeds could be applied in ways that do not improve our results of operations or increase the value of your investment.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We currently intend to retain our future earnings, if any, to finance potential future acquisitions of professional staffing businesses and the further expansion and continued growth of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "could," "would," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements.

Forward-looking statements include, but are not necessarily limited to, those relating to:

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local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments on our ability to maintain or improve operating margin, including any change in the demand for our services;

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our success in attracting, training, retaining and motivating consultants, skilled employees and key officers;

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the challenges and success of integration and restructuring associated with prior and any future acquisitions, or other planned business activities and the challenges of achieving anticipated synergies;

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changes in levels of unemployment and other economic conditions in the United States and Europe, or in particular regions or industries;

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weakness or reductions in spending in the life sciences and healthcare markets;

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our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

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the entry of new competitors into the U.S. staffing services industry due to the limited barriers to entry or the expansion of existing competitors in the market;

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the timing and success of business development efforts; and

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significant increases in employment-related costs that are beyond our control, including payroll taxes, travel and housing expenses and uninsured liabilities under our partially self-insured workers' compensation program.

These forward-looking statements are necessarily based upon various assumptions by us involving judgments with respect to the future and other risks, including, among other things:

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size and timing of expenditures and whether there are unanticipated expenditures;

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implementation of our corporate strategy;

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future financial performance;

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the acquisition, integration or implementation of additional lines of business;

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the resolution of litigation; and

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other uncertainties, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under the headings "Risk factors," "Management's discussion and analysis of financial condition and results of operations" and elsewhere in this prospectus supplement and in other reports and documents we file with the SEC. You may obtain copies of these reports and documents described under the heading "Where you can find more information" set forth in the accompanying prospectus.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $70.6 million (approximately $81.2 million if the underwriters exercise their over-allotment option in full), at an assumed public offering price of $11.35 per share, the last reported sale price of our common stock on the NASDAQ Global Market on October 31, 2006, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of our common stock in this offering for some or all of the following purposes:

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potential future acquisitions of professional staffing businesses;

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working capital;

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capital expenditures; and

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other general corporate purposes.

We evaluate acquisition opportunities and engage in discussions with possible acquisition candidates from time to time and are currently evaluating a number of potential acquisitions. Some of these acquisitions could be material to our business or financial results. The underwriters and their affiliates may provide debt financing or other services in connection with such acquisitions. We cannot assure you that we will enter into or complete any such transaction.

Pending any such use, we anticipate that we will invest the net proceeds in interest-bearing instruments or other investment-grade securities.

A $1.00 increase (decrease) in the assumed public offering price of $11.35 per share would increase (decrease) the net proceeds to us by $6.3 million.

Price range of common stock

Our common stock is quoted on the NASDAQ Global Market under the symbol ASGN. The following table sets forth the high and low last reported sales prices of our common stock on the NASDAQ Global Market for the quarterly periods indicated.

At September 30, 2006, we had approximately 51 holders of record and 26,319,068 shares outstanding.

Period	High	Low

Fiscal Year Ended December 31, 2004
First Quarter	$8.06	$5.11
Second Quarter	6.21	5.10
Third Quarter	5.46	4.24
Fourth Quarter	5.72	4.44
Fiscal Year Ended December 31, 2005
First Quarter	$6.26	$4.88
Second Quarter	5.60	4.02
Third Quarter	8.63	4.88
Fourth Quarter	12.01	8.31
Fiscal Year Ending December 31, 2006
First Quarter	$12.43	$10.22
Second Quarter	13.32	9.19
Third Quarter	10.27	8.48
Fourth Quarter (through October 31, 2006)	11.78	9.68

Dividend policy

Since inception, we have not declared or paid any cash dividends on our common stock. Our current policy is to retain all earnings to support the development and expansion of our business. We have no present intention of paying any dividends on our common stock in the foreseeable future. However, our board of directors periodically reviews our dividend policy to determine whether a declaration of dividends is appropriate.

Capitalization

The following table shows our cash, cash equivalents and investments and capitalization as of September 30, 2006:

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on an actual basis; and

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on an as adjusted basis, to give effect to our issuance and sale of 6,650,000 shares of common stock and the receipt of the net proceeds of this offering as described under the heading "Use of Proceeds," after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming a public offering price of $11.35 per share (the last sale price of our common stock reported on the NASDAQ Global Market on October 31, 2006).

This table should be read together with "Selected consolidated financial data" and "Management's discussion and analysis of financial condition and results of operations" and our financial statements and the related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006
	Actual	As adjusted

	(unaudited) (in thousands, except share and per share amounts)
Cash and cash equivalents	$30,394	$100,962

Restricted cash	$5,178	$5,178

Debt	$—	$—

Stockholders' equity
Preferred stock, par value $0.01 per share, 1,000,000 shares authorized; 0 shares issued and outstanding; 80,000 shares reserved for issuance under stockholder rights plan as Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share, 75,000,000 shares authorized, 26,319,068 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	290	357
Additional paid-in capital	125,246	195,747
Accumulated deficit	(17,989)	(17,989)
Accumulated other comprehensive income	1,336	1,336
Less: Treasury stock at cost	22,970	22,970

Total stockholders' equity	85,913	156,481

Total capitalization	$85,913	$156,481

A $1.00 increase or decrease in the assumed public offering price of $11.35 per share would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $6.3 million, assuming the number of shares offered by us, as set forth on the cover page of this preliminary prospectus supplement, remains the same after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The actual and as adjusted information in the table above excludes:

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2,616,723 shares of our common stock issuable upon exercise of stock options outstanding at September 30, 2006 under our stock option plan with a weighted average exercise price of $8.39, of which 1,549,403 were issuable upon currently vested and outstanding stock options with a weighted average exercise price of $9.76;

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500,044 shares of our common stock issuable pursuant to restricted stock and restricted stock units granted under our stock option plan subject to 24 to 48 month vesting provisions, none of which were vested as of September 30, 2006;

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997,500 shares of our common stock that may be sold by us if the underwriters exercise their over-allotment option in full.

Dilution

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after the offering. Our net tangible book value per share as of September 30, 2006 was $2.58 per share. We have calculated net tangible book value per share by dividing net tangible book value, which equals total tangible assets less total liabilities, by the number of outstanding shares of our common stock as of September 30, 2006.

At an assumed public offering price of $11.35 per share (the last reported sale price of our common stock reported on the NASDAQ Global Market on October 31, 2006) and assuming the sale of 6,650,000 shares of common stock in this offering and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our adjusted net tangible book value at September 30, 2006 would have been $4.20 per share. This represents an immediate increase in the net tangible book value per share of $1.62 per share to existing stockholders and an immediate dilution of $7.15 per share to new investors purchasing shares of common stock in the offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price		$11.35

Net tangible book value per share as of September 30, 2006	$2.58
Increase per share attributable to new investors	1.62

As adjusted net tangible book value per share after this offering		4.20

Dilution in net tangible book value per share to new investors		$7.15

If the underwriters exercise their over-allotment option in full, our adjusted net tangible book value will increase to $4.39 per share, which represents an increase in the net tangible book value of $1.81 per share to existing stockholders and an immediate dilution of $6.96 per share to new investors purchasing shares of common stock in the offering.

The foregoing table and calculations do not take into effect further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the offering price per share in the offering. As of September 30, 2006, there were 2,616,723 shares of our common stock issuable upon exercise of outstanding stock options granted under our stock option plan. Of all outstanding stock options, there were 2,060,650 shares issuable with an exercise price less than $11.35 per share, of which 1,038,020 were currently vested as of September 30, 2006. Additionally, there were 500,044 shares of our common stock issuable pursuant to restricted stock and restricted stock units subject to 24 to 48 month vesting provisions, none of which were vested as of September 30, 2006.

Selected consolidated financial data

The following selected consolidated financial data as of December 31, 2001, 2002 and 2003 and for the years ended December 31, 2001 and 2002 are derived from our audited consolidated financial statements for those periods, which are not included or incorporated in this prospectus supplement or the accompanying prospectus. The selected consolidated financial data as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 are derived from our audited consolidated financial statements, which are included in this prospectus supplement. The selected consolidated financial data as of June 30, 2005 and 2006 and for the six months ended June 30, 2005 and 2006 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus supplement. In our opinion, the unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods presented.

	Years ended December 31,					Six months ended June 30,
Income statement data:	2001	2002	2003	2004	2005	2005	2006

	(in thousands, except per share data)
Revenues	$194,620	$250,313	$209,554	$193,574	$237,856	$107,204	$135,359
Cost of services	131,343	176,520	153,381	143,663	174,627	78,900	99,107

Gross profit	63,277	73,793	56,173	49,911	63,229	28,304	36,252
Selling, general and administrative expenses	38,766	54,675	59,435	66,695	64,135	31,530	33,430
Impairment of intangibles	—	—	—	3,907	—	—	—
Impairment of goodwill	—	—	79,897	26,421	—	—	—

Operating income (loss)	24,511	19,118	(83,159)	(47,112)	(906)	(3,226)	2,822
Interest income, net	2,575	700	392	395	681	341	490

Income (loss) before income taxes	27,086	19,818	(82,767)	(46,717)	(225)	(2,885)	3,312
Provision (benefit) for income taxes	10,046	7,570	(967)	(4,324)	(129)	(160)	1,096

Net income (loss)	$17,040	$12,248	$(81,800)	$(42,393)	$(96)	$(2,725)	$2,216

Basic earnings (loss) per share	$0.75	$0.48	$(3.22)	$(1.68)	$(0.00)	$(0.11)	$0.09
Weighted average number of common shares outstanding	22,645	25,413	25,422	25,231	25,464	25,311	25,976
Diluted earnings (loss) per share	$0.74	$0.48	$(3.22)	$(1.68)	$(0.00)	$(0.11)	$0.08
Weighted average number of common and common equivalent shares outstanding	23,037	25,542	25,422	25,231	25,464	25,311	26,820
	As of December 31,					As of June 30,
Balance sheet data:	2001	2002	2003	2004	2005	2005	2006

	(in thousands)
Cash, cash equivalents, restricted cash and current portion of marketable securities	$88,580	$33,990	$35,134	$22,787	$25,365	$25,673	$33,789
Working capital	105,851	57,153	53,258	40,957	47,629	40,501	53,630
Total assets	125,251	218,059	131,981	92,382	93,705	89,644	100,819
Long-term liabilities	—	2,641	1,450	222	70	152	476
Stockholders' equity	114,779	201,047	115,885	74,471	76,637	71,198	82,203

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read together with "Selected consolidated financial data," and our consolidated financial statements and related notes included elsewhere in this prospectus supplement. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. We base these statements on assumptions that we consider reasonable. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors discussed in "Risk factors," and elsewhere in this prospectus supplement, as well as those discussed in the accompanying prospectus and in documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

OVERVIEW

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial and Health Information Services. We provide clients in these markets with short-term or long-term assignments of contract professionals, contract-to-permanent placement and direct placement of these professionals. Our business currently consists of two operating segments: Lab Support and Healthcare Staffing.

Our Lab Support segment includes our domestic and international life science staffing businesses. We provide locally-based, contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, petro-chemical, material sciences, educational and environmental industries. Our contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

Our Healthcare Staffing segment includes our Nurse Travel and Medical Financial and Allied (MF&A) lines of business. We offer contract professionals, both locally-based and traveling, from more than ten healthcare and medical financial and allied occupations to our healthcare clients. Our contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, physical/occupational therapists, medical technologists, phlebotomists, coders, billers, transcription specialists, claims processors and collections staff.

SEASONALITY

Demand for our staffing services historically has been lower during the first and fourth quarters as a result of fewer business days, the fall off of the number of contract professionals willing to work and client shutdowns during the holidays. Demand for our staffing services usually increases in the second and third quarters of the year. In addition, our cost of services typically increases in the first quarter, primarily due to the reset of payroll taxes.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management's discussion and analysis of financial condition and results of operations, as well as disclosures included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus are based on our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Preparing those consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. We consider the following policies to be most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition and cash flows. A summary of our significant accounting policies is included in Note 1 to our consolidated financial statements which begin on page F-1 of this prospectus supplement.

Allowance for doubtful accounts

We estimate an allowance for doubtful accounts and an allowance for billing adjustments related to trade receivables based on our analysis of historical collection and adjustment experience. We apply actual collection and adjustment percentages to the outstanding accounts receivable balances at the end of the period. The analysis of historical collection and billing adjustment experience includes billing adjustment data for fallouts. Fallouts are direct hire fees that do not complete the contingency period. The contingency period is typically 90 days or less. If we experience a significant change in collections or billing adjustment experience, our estimates of the recoverability of accounts receivable could change by a material amount.

Accrued workers' compensation

We are partially self-insured for our workers' compensation liability. The workers' compensation program covers all of our contract professionals and regular employees. In connection with this program, we pay a base premium plus actual losses incurred up to certain levels and are insured for losses greater than certain levels per occurrence and in the aggregate. The self-insurance claim liability is determined based on claims filed and claims incurred but not reported. To ensure that the accrued workers' compensation balance is adequate to cover all costs incurred under our workers' compensation program, at the end of each fiscal quarter, we calculate our self-insurance claim liability based on historical experience and trends of industry data. If historical experiences and industry trends change, the self-insurance claim liability calculated could change by a material amount. As of June 30, 2006, we had three separate unused letters of credit totaling $5,178,000 to secure our obligations for workers' compensation claims with three insurance carriers, which have been collateralized in the form of restricted cash for the sole purpose of paying down the letters of credit, if necessary.

Stock-based compensation

We account for stock-based compensation in accordance with Statement of Financial Accounting Standards (FAS) No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). FAS 123R requires that we estimate the fair value of share-based payments, primarily stock option awards, and record compensation expense as a charge against net income. The compensation expense is then amortized over the service period, generally four years from the grant date. To estimate the fair value of stock option awards, we are required to analyze historical trends and observations and assess current circumstances to develop an expectation of certain future activities such as employee exercise behavior and employee turnover. While we believe that our assumptions and expectations of these activities are reasonable, a revision to these assumptions could materially impact our operating results but not our cash flows.

Contingencies

We account for contingencies in accordance with FAS No. 5, "Accounting for Contingencies" (FAS 5). FAS 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss can be reasonably estimated. Accounting for contingencies, such as income taxes, legal and workers' compensation matters, requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss from a loss contingency is significantly different from the estimated loss, results of operations may be overstated or understated.

Income taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposures in each jurisdiction including the impact, if any, of additional taxes resulting from tax examinations. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. If necessary, a valuation allowance is established to reduce deferred income tax assets in accordance with FAS No. 109, "Accounting for Income Taxes" (FAS 109). Tax exposures can involve complex issues and may require an extended period to resolve. The estimated effective tax rate is adjusted for the tax related to significant unusual items. Changes in the geographic mix or estimated level of annual pre-tax income can affect the overall effective tax rate.

During the quarter and year ended December 31, 2004, we established a valuation allowance against our net deferred income tax assets. The valuation allowance was calculated pursuant to FAS 109, which requires an assessment of both positive and negative evidence when measuring the need for a valuation allowance. Such evidence includes a company's past and projected future performance, the market environment in which the company operates, the utilization of past tax credits and the length of carry back and carry forward periods of net operating losses. In determining that a valuation allowance was required, we considered the magnitude of the operating losses sustained in 2003 and 2004 and the projected operating losses for 2005. At June 30, 2006, we evaluated the continued need for the valuation allowance. Although our operating results were better than expected, we believe that the prior years' negative evidence outweighed the current positive evidence, and we intend to maintain the valuation allowance, as contemplated in FAS 109, until an appropriate level of sustained profitability is reached, which may occur as early as the fourth quarter of 2006.

Absent a full reversal of the valuation allowance, we are providing interim income tax expense at an estimated effective tax rate of 30% for 2006, which accounts for the expected utilization of the net operating loss carry forwards in 2006.

Goodwill and identifiable intangible assets

As discussed in Note 8 to our consolidated financial statements and more fully in Note 3 to our consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus supplement, FAS No. 142, "Goodwill and Other Intangible Assets" (FAS 142), SFAS 142 requires that we review and test goodwill and indefinite lived intangible assets for impairment on at least an annual basis, rather than amortize them. We may be required to review and test for impairment more frequently if events or changes in circumstances indicate that the assets may be impaired. In testing for a potential impairment of goodwill, FAS 142 requires us to: (1) allocate goodwill to our various business units to which the acquired goodwill relates; (2) estimate the fair value of those businesses to which goodwill relates; and (3) determine the carrying value of the businesses. If the estimated fair value is less than the carrying value for a particular business unit, then we are required to estimate the fair value of all identifiable assets and liabilities of the business unit, in a manner similar to a purchase price allocation for an acquired business unit. This requires the identification of any previously unrecognized intangible assets. When this process is completed, the amount of goodwill impairment is determined.

In addition, FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS 144) requires us to test the recoverability of long-lived assets, including identifiable intangible assets with definite lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In testing for potential impairment under FAS 144, if the carrying value of the asset group exceeds the expected undiscounted cash flows, we must then determine the amount by which the fair value of those assets exceeds the carrying value and determine the amount of impairment, if any. As of June 30, 2006, the Company determined there were no events or changes in circumstances that indicated that carrying values of goodwill or other intangible assets subject to amortization may not be recoverable.

Recent accounting pronouncements

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes", an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes, and transitional requirements upon adoption of FIN 48. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management is currently evaluating the effect that adoption of this interpretation will have on our consolidated financial position and results of operations.

RESULTS OF OPERATIONS

The following table summarizes, for the periods indicated, selected statements of operations data expressed as a percentage of revenues:

	Year ended December 31,			Three months ended June 30,		Six months ended June 30,
	2003	2004	2005	2005	2006	2005	2006

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of services	73.2	74.2	73.4	73.3	71.9	73.6	73.2

Gross profit	26.8	25.8	26.6	26.7	28.1	26.4	26.8
Selling, general and administrative expenses	28.4	34.5	27.0	27.1	24.2	29.4	24.7

Operating income (loss)	(39.7)	(24.3)	(0.4)	(0.4)	3.9	(3.0)	2.1
Interest income, net	0.2	0.2	0.3	0.2	0.3	0.3	0.3

Income (loss) before income taxes	(39.5)	(24.1)	(0.1)	(0.2)	4.2	(2.7)	2.4
Provision (benefit) for income taxes	(0.5)	(2.2)	(0.1)	(0.5)	1.4	(0.2)	0.8

Net income (loss)	(39.0)%	(21.9)%	0.0%	0.3%	2.8%	(2.5)%	1.6%

Three months ended June 30, 2006 compared to three months ended June 30, 2005

Revenues

Revenues increased $11,228,000, or 19.6%, from $57,408,000 for the three months ended June 30, 2005 to $68,636,000 for the three months ended June 30, 2006. The year-over-year revenue growth is primarily attributable to a 15.8% increase in the average number of contract professionals on assignment, as well as a 3.2% increase in the average consolidated bill rate. Our conversion and direct hire fee revenues increased $743,000, or 77.2%, from $963,000 for the three months ended June 30, 2005 to $1,706,000 for the three months ended June 30, 2006. Our conversion and direct hire fee revenues were higher because more contract professionals were converted into or hired directly as permanent employees. These results were due to the investments we have made in hiring additional experienced sales and fulfillment personnel in all of our lines of business, as well as strengthened demand in our end markets as evidenced by the expansion in our contract professional workforce and our year-over-year revenue growth. In addition, through tighter operational execution, we have realized positive gains in revenues from improved sales and recruiting practices, management focus and enhanced incentive compensation programs. In the coming quarters, we will continue to focus on the growth of our established product lines as well as our newer service lines, including Health Information Management (HIM), Clinical Research, Engineering and Local Nursing and further development of our direct hire business. We believe the growth of these service offerings will help support continued organic growth and diversify our client base.

Lab Support segment revenues increased $5,136,000, or 21.5%, from $23,934,000 for the three months ended June 30, 2005 to $29,070,000 for the three months ended June 30, 2006. The increase in revenues was primarily attributable to a 13.8% increase in the average number of contract professionals on assignment, a 5.3% increase in the average bill rate and higher direct hire and conversion revenues. Our newer service line offerings, Clinical Research and Engineering, gained greater traction by generating a larger number of higher level placements in the quarter.

Healthcare Staffing segment revenues, which include our Nurse Travel and MF&A lines of business, increased $6,092,000, or 18.2%, from $33,474,000 for the three months ended June 30, 2005 to $39,566,000 for the three months ended June 30, 2006. Nurse Travel revenues increased $2,876,000, or 12.0%, from $24,058,000 for the three months ended June 30, 2005 to $26,934,000 for the three months ended June 30, 2006. The increase in revenues was due, in part, to a 15.4% increase in the average number of nurses on assignment and a 2.0% increase in the average bill rate, offset by a 3.5% decrease in the average hours worked per nurse. Additionally, there were no revenues derived from hospitals that experienced labor disruptions in the second quarter of 2006 versus $604,000 in the second quarter of 2005. MF&A revenues increased $3,216,000, or 34.2%, from $9,416,000 for the three months ended June 30, 2005 to $12,632,000 for the three months ended June 30, 2006. The increase in revenues was primarily attributable to a 20.8% increase in the average number of contract professionals on assignment and a 5.8% increase in the average bill rate, as well as a 2.8% increase in the average hours worked per contract professional.

Gross profit and gross margin

Gross profit increased $3,933,000 from $15,335,000 for the three months ended June 30, 2005 to $19,268,000 for the three months ended June 30, 2006 due to an increase in revenues and improved gross margin. Gross margin increased 140 basis points from 26.7% to 28.1% for the three months ended June 30, 2005 and 2006, respectively. Our gross margin increased during the second quarter of 2006 primarily as a result of increased hourly bill/pay spread, lower employer payroll taxes, lower appreciation pay expense and a greater percentage of our revenue mix from our higher margin Lab

Support and MF&A lines of business. In addition, direct hire and conversion revenues were higher. These improvements in gross margin were partially offset by increased non-billable per diem expenses in our Healthcare Staffing segment.

Lab Support segment gross profit increased $2,165,000 from $7,558,000 for the three months ended June 30, 2005 to $9,723,000 for the three months ended June 30, 2006 due to an increase in revenues and improved gross margin. Gross margin for the segment increased 180 basis points from 31.6% to 33.4% for the three months ended June 30, 2005 and 2006, respectively. Lab Support gross margin was favorably impacted by lower workers' compensation expense, lower appreciation and holiday pay expense and increased direct hire and conversion revenues.

Healthcare Staffing segment gross profit increased $1,768,000 from $7,777,000 for the three months ended June 30, 2005 to $9,545,000 for the three months ended June 30, 2006. Gross margins for the segment increased 90 basis points from 23.2% to 24.1% for the three months ended June 30, 2005 and 2006, respectively. This segment includes gross profit from the Nurse Travel and MF&A lines of business. The increase in gross margins was primarily due to the increase in gross margin for the MF&A line of business and a slight change in service mix as MF&A revenues, which have a higher gross margin than Nurse Travel, became a larger portion of segment revenues, increasing from 28.1% of segment revenues for the three months ended June 30, 2005 to 31.9% for the three months ended June 30, 2006. In addition, conversion revenues were higher. Nurse Travel gross margin was flat at 20.7% for each of the three months ended June 30, 2005 and 2006. Although Nurse Travel gross margin remained unchanged, we did experience an improvement in the hourly bill/pay spread, which was offset by increased costs of services related to per diem expenses for nurses. MF&A gross margin increased 170 basis points from 29.8% to 31.5% for the three months ended June 30, 2005 and 2006, respectively. MF&A gross margin increased primarily due to improved hourly bill/pay spreads, lower appreciation pay expense, lower payroll taxes and higher conversion revenues. This increase was partially offset by increased workers' compensation expense and higher travel and housing expenses for contract professionals.

Selling, general and administrative expenses

Selling, general and administrative (SG&A) expenses include field operating expenses, such as costs associated with our network of staffing consultants and branch offices for our Lab Support and MF&A lines of business, including staffing consultant compensation, rent and other office expenses, as well as marketing and recruiting for our contract professionals. Nurse Travel SG&A expenses include compensation for regional sales directors, account managers and recruiters, as well as rent and other office expenses and marketing for traveling nurses. SG&A expenses also include our corporate and branch office support expenses, such as the salaries of corporate operations and support personnel, recruiting and training expenses for field staff, marketing staff expenses, rent, expenses related to being a publicly-traded company and other general and administrative expenses.

SG&A expenses increased $1,088,000, or 7.0%, from $15,556,000 for the three months ended June 30, 2005 to $16,644,000 for the three months ended June 30, 2006. A large portion of the additional expenses related to the adoption of FAS 123R, for which we recorded $555,000 in compensation expenses for the three months ended June 30, 2006 versus no compensation expense recorded in the 2005 period. The remaining increase was primarily the result of management's strategy to streamline and reduce corporate overhead and reallocate such expenses to field operations and other revenue generating activities.

Excluding the incremental FAS 123R expenses noted previously, corporate expenses were down $556,000 for the three months ended June 30, 2006 compared to the 2005 period and field operating expenses increased $1,089,000 compared to the 2005 period. The corporate savings were realized by minimizing technology consulting and professional services such as accounting, legal and tax services rendered by third parties. In addition, for the three months ended June 30, 2005 we had more losses on fixed asset disposals as compared to the 2006 period. The increase in field operating expenses was primarily the result of increased staffing consultant salaries, commissions, bonuses and the related employee benefit costs in the 2006 period versus the 2005 period due to higher field headcount generating higher revenues.

Interest income

Interest income increased $129,000 from $127,000 for the three months ended June 30, 2005 to $256,000 for the three months ended June 30, 2006 primarily due to an increase in our average cash balances and higher interest rates.

Benefit for income taxes

The provision for income taxes increased from a benefit of $240,000 for the three months ended June 30, 2005 to a provision of $966,000 for the three months ended June 30, 2006. For the three months ended June 30, 2005, we recorded an income tax benefit resulting from an additional refund received from the filing of our 2004 federal tax return offset by current period minimum state and statutory foreign taxes and a potential tax liability related to an IRS audit of our 2003 federal tax return. For the three months ended June 30, 2006, we recorded a tax provision based on an estimated effective tax rate of 30%, which accounts for the expected utilization of the net operating loss carryforwards in 2006, and an additional tax provision resulting from the final IRS examination adjustment for 2003 and prior periods of $102,000. The reversal of the valuation allowance against our deferred income tax assets will take place when we have sufficient positive evidence, in the form of sustained profitability, to support its reversal as contemplated in FAS No. 109, "Accounting for Income Taxes."

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Revenues

Revenues increased $28,155,000, or 26.3%, from $107,204,000 for the six months ended June 30, 2005 to $135,359,000 for the six months ended June 30, 2006. The year-over-year revenue growth is primarily attributable to a 19.4% increase in the average number of contract professionals on assignment, as well as a 4.8% increase in the average consolidated bill rate. Our conversion and direct hire fee revenues increased $914,000, or 50.2%, from $1,821,000 for the six months ended June 30, 2005 to $2,735,000 for the six months ended June 30, 2006. These results were due to the investments we have made in hiring additional experienced sales and fulfillment personnel in all our lines of business as well as strengthened demand in our end markets as evidenced by the expansion in our contract professional workforce and our year-over-year revenue growth. In addition, through tighter operational execution we have realized positive gains in revenues from improved sales and recruiting practices, management focus and enhanced incentive compensation programs.

Lab Support segment revenues increased $9,761,000, or 21.3%, from $45,767,000 for the six months ended June 30, 2005 to $55,528,000 for the six months ended June 30, 2006. The increase in revenues was primarily attributable to a 15.0% increase in the average number of contract professionals on assignment, a 3.7% increase in the average bill rate and increased direct hire and conversion revenues. Our newer service line offerings, Clinical Research and Engineering, gained greater traction by generating a larger number of higher level placements in 2006.

Healthcare Staffing segment revenues, which include our Nurse Travel and MF&A lines of business, increased $18,394,000, or 29.9%, from $61,437,000 for the six months ended June 30, 2005 to $79,831,000 for the six months ended June 30, 2006. Nurse Travel revenues increased $11,908,000, or 27.2%, from $43,708,000 for the six months ended June 30, 2005 to $55,616,000 for the six months ended June 30, 2006. The increase in revenues was primarily due to a 28.6% increase in the average number of nurses on assignment. There were no revenues derived from hospitals that experienced labor disruptions for the six months ended June 30, 2006 versus $588,000 recorded during the six months ended June 30, 2005. MF&A revenues increased $6,486,000, or 36.6%, from $17,729,000 for the six months ended June 30, 2005 to $24,215,000 for the six months ended June 30, 2006. The increase in revenues was primarily attributable to a 23.0% increase in the average number of contract professionals on assignment and a 6.5% increase in the average bill rate, as well as a 2.2% increase in the average hours worked per contract professional.

Gross profit and gross margin

Gross profit increased $7,948,000 from $28,304,000 for the six months ended June 30, 2005 to $36,252,000 for the six months ended June 30, 2006 due to an increase in revenues and a slight improvement to gross margin. Gross margin increased 40 basis points from 26.4% to 26.8% for the six months ended June 30, 2005 and 2006, respectively. Our gross margin increased as a result of increased bill/pay spreads and more revenues derived from our conversion and direct hire business.

Lab Support segment gross profit increased $3,221,000 from $14,577,000 for the six months ended June 30, 2005 to $17,798,000 for the six months ended June 30, 2006 due to an increase in revenues. Gross margins for the comparable period were relatively flat at 31.9% for the six months ended June 30, 2005 and 32.1% for the six months ended June 30, 2006. Lab Support gross margin was favorably impacted by additional revenues from our direct hire and conversion business. The increase in Lab Support gross margin was partially offset by increased cost of services related to holiday pay in the first quarter of 2006.

Healthcare Staffing segment gross profit increased $4,727,000 from $13,727,000 for the six months ended June 30, 2005 to $18,454,000 for the six months ended June 30, 2006. Gross margin for the segment increased 80 basis points from 22.3% to 23.1% for the six months ended June 30, 2005 and 2006, respectively. This segment includes gross profit from the Nurse Travel and MF&A lines of business. The increase in gross margin was primarily due to the increase in gross margin for the MF&A line of business and a slight change in service mix as MF&A revenues, which have higher gross margin than Nurse Travel, became a larger portion of segment revenues, increasing from 28.9% of segment revenues for the six months ended June 30, 2005 to 30.3% for the six months ended June 30, 2006. Nurse Travel gross margin increased 40 basis points from 20.0% to 20.4% for the six months ended June 30, 2005 and 2006, respectively. This increase was due to an improvement in bill/pay spreads, partially offset by increased costs of services related to per diem and other travel expenses for nurses. MF&A gross margins increased 110 basis points from 28.2% to 29.3% for the six months ended June 30, 2005 and 2006, respectively. MF&A gross margins increased primarily due to improved bill/pay spreads and lower workers' compensation expense compared to the same six month period of 2005.

Selling, general and administrative expenses

SG&A expenses increased $1,900,000, or 6.0%, from $31,530,000 for the six months ended June 30, 2005 to $33,430,000 for the six months ended June 30, 2006. A large portion of the additional expenses related to the adoption of FAS 123R, for which we recorded $1,014,000 in compensation expenses for the six months ended June 30, 2006 versus no compensation expense recorded in the

2005 period. The remaining increase was primarily the result of management's strategy to focus on reinvesting our SG&A resources to revenue generating activities while leveraging and rationalizing our corporate expenses.

Excluding the incremental FAS 123R expenses noted previously, corporate expenses were down $1,094,000 for the six months ended June 30, 2006 compared to the 2005 period and field operating expenses increased $1,980,000 compared to the 2005 period. The corporate savings were realized by minimizing technology consulting and professional services such as accounting, legal and tax services rendered by third parties. In addition, for the six months ended June 30, 2005 we had more losses on fixed asset disposals as compared to the 2006 period. The increase in field operating expenses was primarily the result of increased staffing consultant salaries, commissions, bonuses and the related employee benefit costs in the 2006 period versus the 2005 period due to higher field headcount generating higher revenues.

Interest income

Interest income increased $149,000 from $341,000 for the six months ended June 30, 2005 to $490,000 for the six months ended June 30, 2006 primarily due to an increase in our average cash balances and higher interest rates.

Benefit for income taxes

The provision for income taxes increased from a benefit of $160,000 for the six months ended June 30, 2005 to a provision of $1,096,000 for the six months ended June 30, 2006. For the six months ended June 30, 2005, we recorded an income tax benefit resulting from an additional refund received from the filing of our 2004 federal tax return offset by current period minimum state and statutory foreign taxes and a potential tax liability related to an IRS audit of our 2003 federal tax return. For the six months ended June 30, 2006, we recorded a tax provision based on an estimated effective tax rate of 30%, which accounts for the expected utilization of the net operating loss carryforwards in 2006, and an additional tax provision resulting from the final IRS examination adjustment for 2003 and prior periods of $102,000. The reversal of the valuation allowance against our deferred income tax assets will take place when we have sufficient positive evidence, in the form of sustained profitability, to support its reversal, as contemplated in FAS No. 109, "Accounting for Income Taxes."

Year ended December 31, 2005 compared to year ended December 31, 2004

Revenues

Revenues increased $44,282,000, or 22.9%, from $193,574,000 for the year ended December 31, 2004 to $237,856,000 for the year ended December 31, 2005. The most significant revenue driver was the number of contract professionals on assignment. The increase in revenues was primarily attributable to an 18.4% increase in the average number of contract professionals on assignment and an overall 4.2% increase in average bill rates. In addition, conversion and direct hire fee revenues increased $1,852,000, or 71.5%, from $2,592,000 for the year ended December 31, 2004 to $4,444,000 for the year ended December 31, 2005 as a result of more contract professionals being converted into or hired directly as permanent employees.

As a result of our revitalization plan launched in 2004, we have made significant investments in hiring additional experienced sales and fulfillment personnel in all lines of business. Our year-over-year revenue growth is a result of both improved demand in our end markets as well as an expanded and more experienced sales and fulfillment team. Specifically, demand in our Nurse Travel line of business strengthened significantly. In addition, through tighter operational execution, we have realized positive gains from improved sales and recruiting practices, management focus and enhanced incentive compensation programs. We intend to continue to focus on the growth of our established product lines as well as our newer service lines, including HIM, Clinical Research, Engineering, Local Nursing and further development of our direct hire business.

Lab Support segment revenues increased $14,825,000, or 17.7%, from $83,905,000 for the year ended December 31, 2004 to $98,730,000 for the year ended December 31, 2005. The increase in revenues was primarily attributable to a 12.4% increase in the average number of contract professionals on assignment, as well as a 3.5% increase in average bill rates. In addition, conversion and direct hire fee revenues increased $1,593,000, or 73.5%, from $2,168,000 for the year ended December 31, 2004 to $3,761,000 for the year ended December 31, 2005. Our conversion and direct hire fee revenues were higher as more contract professionals were converted into or hired directly as permanent employees.

Healthcare Staffing segment revenues increased $29,457,000, or 27%, from $109,669,000 for the year ended December 31, 2004 to $139,126,000 for the year ended December 31, 2005. Nurse Travel revenues increased $18,477,000, or 22.9%, from $80,614,000 for the year ended December 31, 2004 to $99,091,000 for the year ended December 31, 2005. The increase in Nurse Travel revenues was due, in part, to a 25.0% increase in the average number of nurses on assignment and an increase in bill rates of 4.6%, offset by a 6.0% decrease in average hours worked per nurse. The Nurse Travel results include an increase in revenues derived from hospitals that experienced labor disruptions for the year ended December 31, 2005 of $1,097,000 compared to the year ended December 31, 2004. MF&A revenues increased $10,980,000, or 37.8%, from $29,055,000 for the year ended December 31, 2004 to $40,035,000 for the year ended December 31, 2005. The increase in revenues was primarily attributable to a 29.3% increase in the average number of contract professionals on assignment and an increase in bill rates of 4.7%, as well as a 61.1% increase in conversion and direct hire fee revenues from $424,000 for the year ended December 31, 2004 to $683,000 for the year ended December 31, 2005.

Gross profit and gross margin

Gross profit increased $13,318,000 from $49,911,000 for the year ended December 31, 2004 to $63,229,000 for the year ended December 31, 2005 due to an increase in both revenues and gross margin. Gross margin increased 80 basis points from 25.8% to 26.6% for the years ended December 31, 2004 and 2005, respectively. Consolidated gross margin was positively impacted by our decision to focus staffing consultants on the development of our direct hire business. Direct hire revenues have no associated cost of services. Therefore, growth in our direct hire revenues, as well as conversion fee revenues, had a favorable impact on gross margin. During 2005, we also benefited from reduced workers' compensation claims and the related expense. These historically low levels of workers' compensation expense are the result of fewer claims and improved claims management activities, which in turn, has resulted in a lowering of our workers' compensation reserves.

Lab Support segment gross profit increased $6,310,000 from $25,426,000 for the year ended December 31, 2004 to $31,736,000 for the year ended December 31, 2005 due to an increase in both revenues and gross margin. Gross margin for the segment increased 180 basis points from 30.3% to 32.1% for the years ended December 31, 2004 and 2005, respectively. Lab Support gross margin was positively impacted by a decrease in workers' compensation expense as well as our decision to focus our staffing consultants on the development of the direct hire business. Conversion and direct hire fee revenues have no associated cost of services. Therefore, growth in our direct hire revenues, as well as conversion fee revenues, had a favorable impact on gross margin. The increases in gross margin were partially offset by a slight decrease in bill/pay spreads as well as increased overtime pay.

Healthcare Staffing segment gross profit increased $7,008,000 from $24,485,000 for the year ended December 31, 2004 to $31,493,000 for the year ended December 31, 2005. Gross margin for the segment increased 30 basis points from 22.3% to 22.6% for the years ended December 31, 2004 and 2005, respectively. This segment includes gross profit from the Nurse Travel and MF&A lines of business. Gross margin for the segment increased slightly, due in part to a change in the segment's service mix towards the higher gross margin MF&A lines of business. MF&A revenues increased as a percentage of segment revenues from 26.5% to 28.8% for the years ended December 31, 2004 to 2005, respectively. Nurse Travel gross margin was relatively flat at 20.0% for the year ended December 31, 2004 and to 20.1% for the year ended December 31, 2005. This slight increase in Nurse Travel gross margin was primarily attributable to lower workers' compensation expense. MF&A gross margin increased slightly from 28.8% to 29.0% for the years ended December 31, 2004 and 2005, respectively. MF&A gross margin increased slightly due to higher bill/pay spreads and additional conversion and direct hire fee revenues, offset by an increase in employment costs, such as background checks and drug testing.

Selling, general and administrative expenses

SG&A expenses decreased $2,560,000, or 3.8%, from $66,695,000 for the year ended December 31, 2004 to $64,135,000 for the year ended December 31, 2005. This decrease was due to a decrease of $4,878,000 in corporate expenses, offset by an increase of $2,318,000 in field operating expenses. The increase in field operating expenses was primarily the result of increased staffing consultant salaries, commissions and bonuses in the 2005 period versus the 2004 period due to higher field headcount and higher revenues. The increase in field compensation was partially offset by lower branch facility and telecommunications expenses as well as reduced marketing expenses.

In the 2004 period, corporate expenses included a net restructuring charge of $1,911,000 for a reduction in personnel and branch office closures versus net restructuring charges of $158,000 in the 2005 period. Excluding these items, corporate expenses decreased $3,125,000 due to decreases in consulting and legal services, amortization of identifiable intangible assets, business insurance, travel and entertainment expenses, information technology expenses, and lower salaries resulting from fewer corporate employees and a more streamlined senior management team. These reductions were offset by increased incentive compensation, including non-cash charges for stock-based compensation to employees and the board of directors of $235,000, higher depreciation expense and increased lease expense related to computer equipment. Total SG&A as a percentage of revenues decreased from 34.5% in the 2004 period to 27.0% in the 2005 period.

Impairment of goodwill and identifiable intangible assets

At December 31, 2005, we performed our annual impairment test and concluded that there was no further impairment of goodwill or identifiable intangible assets. No impairment charges were recorded for the year ended December 31, 2005 versus impairment charges of $26,421,000 and $3,907,000 recorded against goodwill and identifiable intangible assets, respectively, for the year ended December 31, 2004, as discussed in Note 3 to the consolidated financial statements.

Interest income

Interest income, net, increased from $395,000 for the year ended December 31, 2004 to $681,000 for the year ended December 31, 2005. This increase was primarily due to higher interest rates and a change in investment strategy from lower yielding tax-exempt investments to other higher return short-term investments.

Benefit for income taxes

Benefit for income taxes decreased from $4,324,000 for the year ended December 31, 2004, to a benefit of $129,000 for the year ended December 31, 2005. Our effective rate was 57.3% for the year ended December 31, 2005 compared to 9.3% for the year ended December 31, 2004. The difference in our effective tax rate for the year ended December 31, 2005, as compared with the corresponding period in 2004, was primarily due to the non-deductibility of goodwill impairment of $26,421,000 recognized in the 2004 period as well as a valuation allowance of $4,205,000 that was recorded against our net deferred income tax assets and a tax refund received in 2005 related to the 2004 federal income tax return, which was greater than previously estimated. We recorded a valuation allowance against our net deferred income tax assets in 2004 and 2005. We will continue to record the minimum state tax provision and statutory foreign taxes, as well as provide a full valuation allowance against our deferred income tax assets until an appropriate level of sustained profitability is reached to support its reversal, as contemplated in SFAS 109. Absent a full reversal of our valuation allowance, we are projecting an estimated effective tax rate of 30% for 2006, which accounts for the expected utilization of the net operating loss carry forwards in 2006.

Year ended December 31, 2004 compared to year ended December 31, 2003

Revenues

Revenues decreased $15,980,000, or 7.6%, from $209,554,000 for the year ended December 31, 2003, to $193,574,000 for the year ended December 31, 2004. The decrease in revenues was primarily attributable to a 12.9% decrease in the average number of contract professionals on assignment.

Lab Support segment revenues decreased $9,007,000, or 9.7%, from $92,912,000 for the year ended December 31, 2003 to $83,905,000 for the year ended December 31, 2004. The decrease in revenues was primarily attributable to a 13.6% decrease in the average number of contract professionals on assignment, partially offset by a 5.2% increase in average bill rates as well as a 31.6% increase in conversion and direct hire fee revenues from $1,648,000 for the year ended December 31, 2003 to $2,168,000 for the year ended December 31, 2004. Revenues for the year ended December 31, 2004 were adversely impacted by reduced demand for our contract professionals and intensified competition from both national and international staffing firms as well as from smaller, privately-held organizations. Our conversion and direct hire fee revenues were higher as more contract professionals were converted into or hired directly as permanent employees.

Healthcare Staffing segment revenues decreased by $6,973,000, or 6.0%, from $116,642,000 for the year ended December 31, 2003 to $109,669,000 for the year ended December 31, 2004. Nurse Travel revenues were up $2,625,000, or 3.4%, from $77,989,000 for the year ended December 31, 2003 to $80,614,000 for the year ended December 31, 2004. This increase was due, in part, to a 5.8% increase in nurses on assignment, as well as an increase of $964,000 in revenues derived from hospitals that experienced strikes. This increase was offset by a 3.2% decrease in average hours worked per nurse. MF&A revenues decreased $9,598,000, or 24.8%, from $38,653,000 for the year ended December 31, 2003 to $29,055,000 for the year ended December 31, 2004. The decrease in revenues was primarily attributable to a 22.2% decrease in the average number of contract professionals on assignment, partially offset by an 8.4% increase in conversion and direct hire fee revenues from $391,000 for the year ended December 31, 2003 to $424,000 for the year ended December 31, 2004. Revenues were negatively impacted by restructuring efforts in 2003, which included headcount reductions and branch office closures.

Gross profit and gross margin

Gross profit decreased $6,262,000 from $56,173,000 for the year ended December 31, 2003 to $49,911,000 for the year ended December 31, 2004 due to a decrease in both revenues and gross margin. Gross margin decreased 100 basis points from 26.8% to 25.8% for the years ended December 31, 2003 and 2004, respectively.

Lab Support segment gross profit decreased $4,215,000 from $29,641,000 for the year ended December 31, 2003 to $25,426,000 for the year ended December 31, 2004 due to a decrease in both revenues and gross margin. Gross margin for the segment decreased 160 basis points from 31.9% to 30.3% for the years ended December 31, 2003 and 2004, respectively. This decrease was primarily attributable to an increase in contract professionals' compensation, payroll taxes and employer paid benefits, as well as an increase in workers' compensation expense. This decrease in gross margin was partially offset by an increase in conversion and direct hire fee revenues, which have no associated cost of services.

Healthcare Staffing segment gross profit decreased $2,047,000 from $26,532,000 for the year ended December 31, 2003 to $24,485,000 for the year ended December 31, 2004 due to a decrease in both revenues and gross margin. Gross margin for the segment decreased 40 basis points from 22.7% to 22.3% for the years ended December 31, 2003 and 2004, respectively. Included in this segment is gross profit from the Nurse Travel and MF&A lines of business, and the decrease in gross margin was due, in part, to a change in the segment's product mix, as Nurse Travel revenues increased as a percentage of segment revenues from 66.9% to 73.5% for the years ended December 31, 2003 to 2004, respectively. Historically, Nurse Travel carries significantly lower margins than the MF&A lines of business. Nurse Travel gross margin increased 110 basis points from 18.9% to 20.0% for the years ended December 31, 2003 and 2004, respectively. This increase was primarily attributable to a decrease in workers' compensation and billable expenses, partially offset by an increase in travel and housing expenses. MF&A gross margin decreased 170 basis points from 30.5% to 28.8% for the years ended December 31, 2003 and 2004, respectively. This decrease was primarily attributable to an increase in contract professionals' compensation and payroll taxes.

Selling, general and administrative expenses

SG&A expenses increased $7,260,000, or 12.2%, from $59,435,000 for the year ended December 31, 2003 to $66,695,000 for the year ended December 31, 2004. This increase was due to an increase of $5,174,000 in field operating expenses and a $2,086,000 increase in corporate expenses. The increase in field operating expenses was primarily the result of increased staffing consultant salaries, commissions and bonuses in the 2004 period versus the 2003 period, due to higher headcount approved under our revitalization plan, as well as increased marketing program expenses. Corporate expenses increased as a result of higher consulting costs in the 2004 period compared to 2003 related to information technology projects, recruiting and Sarbanes-Oxley section 404 compliance. Additionally, corporate payroll and related expenses increased due to higher headcount at the corporate offices. Corporate expenses also increased due to the write-off of assets and internally developed software and increased expenses related to telecommunications, business insurance and miscellaneous office expenses. The increase in corporate expenses was offset by lower expenses related to depreciation and amortization, bad debts and reduced spending related to travel and entertainment and incentive compensation. SG&A expenses included a charge of approximately $1,687,000 in the 2003 period for a reduction in personnel and branch office closures versus a net charge of $1,839,000 in the 2004 period. The charge for the 2004 period includes an accrual for $1,911,000 related to severance costs for the reorganization of senior management, $333,000 for a retirement package (inclusive of legal fees of $19,000), partially offset by a net benefit of $386,000 related to adjustments for branch office re-openings and closures. SG&A expenses as a percentage of revenues increased from 28.4% in the 2003 period to 34.5% in the 2004 period, primarily due to higher operating expenses, noted above, and lower revenues in the 2004 period.

Impairment of goodwill and identifiable intangible assets

As part of our annual planning process in the fall of 2004, we analyzed the long-term growth expectations for our various reporting units, as well as the related operating expenses, given ongoing implementation of our revitalization plan approved in February 2004. We concluded that different growth expectations and higher operating costs, particularly related to our Nurse Travel and MF&A reporting units, were events that could result in asset impairment. As a result, we performed an impairment analysis of identified intangibles with definite lives pursuant to SFAS 144 and an impairment analysis of goodwill pursuant to SFAS 142.

In the first step, we concluded that the carrying amount of our Nurse Travel asset group was not recoverable as it exceeded the asset group's expected undiscounted cash flows. We determined the fair value of our customer relations by applying a traditional present value technique, utilizing forecasted discounted cash flows with adjustments for customer attrition and contributory asset charges. The fair value of our contractor relations was developed using an estimated cost approach. Based on this analysis, we concluded that the carrying values of our customer relations and a component of our contractor relations were higher than the respective estimated fair values and, therefore, were impaired. In the third quarter of 2004, we recorded an impairment charge of $3,907,000, of which $3,601,000 related to customer relations and $306,000 related to contractor relations. We determined no additional impairment of identifiable intangible assets was warranted as of December 31, 2004.

As part of the analysis of goodwill impairment, we applied a traditional present value technique utilizing forecasted discounted cash flows and determined that the fair value of the Nurse Travel and MF&A reporting units exceeded their carrying value. We then prepared a hypothetical allocation of the estimated fair value of the reporting unit to the tangible and intangible assets (other than goodwill) as of September 30, 2004. Based on our impairment analysis, we concluded that $26,421,000 of recorded goodwill was impaired, $26,076,000 related to its Nurse Travel unit and $345,000 related to our MF&A unit. The impairment charges related to goodwill and other identifiable intangibles with definite lives have been expensed as a non-cash charge to continuing operations during the quarter ended September 30, 2004.

At December 31, 2004, we performed the annual impairment test and concluded that there was no further impairment of goodwill. For the year ended December 31, 2003, a goodwill impairment charge of $79,897,000 was recorded, as discussed in the notes to the consolidated financial statements, versus the charge of $26,421,000 recorded in the 2004 period, noted above.

Interest income

Interest income increased from $392,000 for the year ended December 31, 2003 to $395,000 for the year ended December 31, 2004.

Benefit for income taxes

The benefit for income taxes increased from a benefit of $967,000 for the year ended December 31, 2003, to a benefit of $4,324,000 for the year ended December 31, 2004. Our effective tax rate was 9.3% for the year ended December 31, 2004 compared to 1.2% for the year ended December 31, 2003. The difference in our tax rate for the year ended December 31, 2004, as compared with the corresponding period of 2003, was primarily due to the non-deductibility of goodwill impairment of

$26,421,000 recognized in the 2004 period as compared to $79,897,000 recognized in the 2003 period, and a valuation allowance recorded against our deferred income tax assets in the 2004 period. Excluding the impact of the goodwill impairment and the valuation allowance, the effective tax rate would have been 42.0% for 2004. This represents an increase from 33.7% in 2003 primarily due to benefits for higher income tax rates in net operating loss carry back years, benefits associated with state income taxes and certain other permanent adjustments.

LIQUIDITY AND CAPITAL RESOURCES

Our working capital at June 30, 2006 was $53,630,000, including $33,789,000 in cash, cash equivalents and restricted cash. Our working capital increased $6,001,000 from $47,629,000 at December 31, 2005 to $53,630,000 at June 30, 2006. Our operating cash flows have been our primary source of liquidity and historically have been sufficient to fund our working capital and capital expenditure needs. Our working capital requirements consist primarily of the financing of accounts receivable and related payroll expenses. Although we do not have a borrowing facility in place, we believe we have the ability to enter into a borrowing facility based on market conditions at June 30, 2006. Our working capital at December 31, 2005 was $47,629,000, including $25,365,000 in cash, cash equivalents and restricted cash.

For the six months ended June 30, 2006, our cash and cash equivalents increased by $8,124,000. This was primarily due to cash provided by operating activities of $9,355,000, an improvement of $4,837,000 compared to the six months ended June 30, 2005. Net income for the six months ended June 30, 2006 was $2,216,000 compared to a net loss of $2,725,000 in the 2005 period and this increase was the principal reason for the improvement in cash provided by operating activities. In addition to cash provided by operations of $9,355,000, cash used for investing activities was $3,322,000 and cash provided by employee stock option exercises and stock purchases of $1,839,000.

Our cash and cash equivalents decreased by $300,000 during the year ended December 31, 2005. The significant components of the decrease include the transfer of $4,878,000 to restricted cash in support of our workers' compensation letters of credit and capital expenditures of $3,825,000, offset by cash provided by operations of $3,263,000, proceeds from the cash surrender value of life insurance policies related to our deferred compensation plan of $995,000, the net proceeds from the maturity of marketable securities of $2,000,000 as well as cash provided by employees' stock option exercises and stock purchases of $3,109,000. Additionally, foreign exchange rates had a negative effect on cash and cash equivalents of $932,000.

Cash Flows from Operating Activites

Cash provided by operations of $9,355,000 for the six months ended June 30, 2006 was comprised of $2,216,000 in net income adjusted for non-cash charges of $3,990,000 and the net change in operating assets and liabilities of $3,149,000. Non-cash charges consisted primarily of depreciation and amortization of $2,958,000 and stock-based compensation of $1,014,000. The change in operating assets and liabilities consisted principally of cash provided by a net increase in current liabilities of $2,002,000, including an increase in income taxes payable of $1,000,000. Cash provided by the decrease in prepaid assets and accounts receivable was $744,000 and $403,000, respectively.

Cash provided by operations of $3,263,000 at December 31, 2005 was comprised of the net loss of $96,000, adjusted for non-cash charges of $7,295,000 and the net use of cash resulting from changes in operating assets and liabilities of $3,936,000. Non-cash charges consisted of depreciation and amortization of $6,263,000, the provision for doubtful accounts of $401,000, loss on fixed asset disposals of $396,000 and stock-based compensation of $235,000. The net use of cash resulting from changes in operating assets and liabilities consisted principally of a decrease in income taxes receivable of $5,685,000 that included an income tax refund of $5,702,000 and an increase in accrued payroll of $2,189,000, offset by an increase in gross accounts receivable of $8,914,000 and a decrease in accounts payable, accrued workers' compensation and other accrued expenses of $2,418,000. Excluding the impact of the adoption of FAS 123R, we do not expect SG&A expenses to increase significantly for 2006.

Cash Flows from Investing Activities

Cash used for investing activities was $3,322,000 for the six months ended June 30, 2006, which included $2,254,000 in capital expenditures primarily related to information technology initiatives, a net increase in restricted cash of $300,000, cash paid for the acquisition of an HIM business of $430,000 and a reduction to other assets of $351,000.

Cash used for investing activities was $5,740,000 for the year ended December 31, 2005, which included an increase in restricted cash of $4,878,000 related to our workers' compensation letters of credit and $3,825,000 in capital expenditures related to information technology projects as well as leasehold improvements and various property and equipment purchases. This use of cash was offset by proceeds from the net sale of marketable securities of $2,000,000 as well as proceeds from the cash surrender value of life insurance policies of $995,000 associated with our deferred compensation plan.

Cash Flows from Financing Activities

Cash provided by financing activities was $1,839,000 for the six months ended June 30, 2006, which consisted of the proceeds from our Employee Stock Purchase Plan and the exercise of common stock options.

Cash provided by financing activities was $3,109,000 for the year ended December 31, 2005, which consisted of the proceeds from our Employee Stock Purchase Plan and the exercise of common stock options.

In 2003, we implemented PeopleSoft, an enterprise-wide information system for our domestic Lab Support and certain MF&A service lines. We incurred $2,357,000 and $463,000 in capital expenditures related to this project during 2004 and 2005, respectively. As part of our initiative to improve sales capabilities, we completed phase I of the Vurv Technology (formerly known as Recruitmax) implementation, a new front-office system for our domestic Lab Support and certain MF&A services lines in the second quarter of 2006. We continue to make progress on implementing PeopleSoft finance and payroll modules for our Nurse Travel line of business and certain foreign operations. We expect to incur approximately $3.5 million to $4.0 million in capital expenditures in 2006 related to PeopleSoft and Vurv Technology software initiatives and other information technology projects, leasehold improvements and various equipment purchases, of which we have incurred $2,254,000 for the six months ended June 30, 2006. We believe these improvements should continue to increase the productivity of our staffing consultants and streamline corporate operations.

On June 15, 2001, our board of directors authorized the repurchase, from time to time, of up to 2,941,000 shares of On Assignment Inc.'s common stock. During the years ended December 31, 2004 and 2005, we did not repurchase any shares of our common stock on the open market. To date, we have repurchased 2,662,500 shares of our common stock at a total cost of $22,970,000. At June 30, 2006, we had a remaining authorization to repurchase 278,500 shares of our common stock.

We believe that our current cash and cash equivalents, together with cash provided by operations and the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and debt service for at least the next 12 months.

COMMITMENTS AND CONTINGENCIES

We lease space for our corporate and branch offices. The lease agreement related to our corporate office in Calabasas, CA (as amended in 2002) is for a seven-year extension of the existing lease term from March 2004 to March 2011. We have committed to base rental payments totaling $6,486,000 over the term of the agreement with the last monthly payment due on March 1, 2011. Rent expense (net of sublease income) for the years ended December 31, 2003, 2004, and 2005 was $4,641,000, $4,318,000, and $4,575,000, respectively.

The following table sets forth, on an aggregate basis, at December 31, 2005, the amounts of specified contractual cash obligations required to be paid in the periods shown (in thousands), net of sublease income:

Contractual Obligations	2006	2007	2008	2009	2010	Thereafter	Total

Operating lease obligations	$3,242	$2,381	$1,548	$1,284	$1,030	$255	$9,740

In addition, we entered into a new lease agreement for a branch office in March 2006. Under this agreement, we have committed to base rental payments totaling $1,184,000 through May 2011.

For additional information about these contractual cash obligations, see Note 5 to our consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 appearing elsewhere in this prospectus supplement.

We are involved in various legal proceedings, claims and litigation arising in the ordinary course of business. However, based on the facts currently available, we do not believe that the disposition of matters that are pending or asserted will have a material adverse effect on our financial position.

We are partially self-insured for workers' compensation expense. In connection with this program, we pay a base premium plus actual losses incurred up to certain levels and are insured for losses greater than certain levels per occurrence and in the aggregate. The self-insurance claim liability is determined based on claims filed and claims incurred but not yet reported. We account for claims incurred but not yet reported based on estimates derived from historical claims experience and current trends of industry data. Changes in estimates and differences in estimates and actual payments for claims are recognized in the period that the estimates changed or payments were made. The net self-insurance claim liability was approximately $4,053,000 and $3,488,000 at December 31, 2004 and 2005, respectively and $3,834,000 as of June 30, 2006. As of June 30, 2006, we had three separate unused letters of credit totaling $5,178,000 to secure our obligations for workers' compensation claims under three insurance carriers. In the second quarter of 2005, we entered into an agreement to collateralize these letters of credit by restricting cash and cash equivalents for the sole purpose of paying down the letters of credit, if necessary.

OFF-BALANCE SHEET ARRANGEMENTS

Other than the letters of credit described above, we currently do not have any off-balance sheet arrangements.

Business

OUR COMPANY

We are a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare, and Medical Financial and Health Information Services. We provide clients in these markets with short-term or long-term assignments of contract professionals, contract-to-permanent placement and direct placement of these professionals. Our business currently consists of two operating segments: Lab Support and Healthcare Staffing.

Our Lab Support segment includes our domestic and international life science staffing businesses. Lab Support segment revenues represented 41% of our total revenues for the six months ended June 30, 2006 and for the year ended December 31, 2005. We provide locally-based contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, petro-chemical, material sciences, educational and environmental industries. Our contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

Our Healthcare Staffing segment includes our Nurse Travel and MF&A lines of business. Healthcare Staffing segment revenues represented 59% of our total revenues for the six months ended June 30, 2006 and for the year ended December 31, 2005. Within our Healthcare Staffing segment, our Nurse Travel line of business represented 41% of our total revenues for the six months ended June 30, 2006 and 42% for the year ended December 31, 2005, and our MF&A line of business represented 18% of our total revenues for the six months ended June 30, 2006 and 17% for the year ended December 31, 2005. We offer contract professionals, both locally-based and traveling, from more than ten healthcare and medical financial and allied occupations to our healthcare clients. Our contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, physical/occupational therapists, medical technologists, phlebotomists, coders, billers, transcription specialists, claims processors and collections staff.

As of June 30, 2006, we employed approximately 450 full-time employees. We operate in approximately 60 branch offices in 23 states and three foreign countries. During the year ended December 31, 2005, we employed approximately 11,700 contract professionals.

OUR HISTORY

We were incorporated on December 30, 1985 and commenced operation of Lab Support, our first contract staffing line of business. In 1996, through our acquisition of EnviroStaff, we began providing contract professionals to the environmental services industry. LabStaffers, Inc. was acquired in 1998 to enhance our domestic Lab Support business. In 1999, we expanded our Lab Support operations into Europe. We expanded our service offerings for the Lab Support segment to include clinical research and engineering in 2003. Clinical research provides life science professionals in medical and clinical trials research, and engineering provides contract professionals in manufacturing, packaging, research and development and quality control positions.

In 1994, through our acquisition of 1st Choice Personnel, Inc. and Sklar Resource Group, Inc., we established our Healthcare Financial Staffing service line. Originally named Finance Support, this service line changed its name in 1997 along with a shift in its business development focus to medical billing and collections for hospitals, HMOs and physician groups. Also in 1999, we formed our Clinical Lab Staff service line, and in 2001, we formed our Diagnostic Imaging Staff service line. Both of these service lines provide scientific and medical professionals to hospitals, physicians' offices, clinics, reference laboratories and HMOs. In 2002, through our acquisition of Health Personnel Options Corporation (HPO), we established our Nurse Travel line of business, which provides registered nurses to hospitals and managed healthcare organizations. For the Healthcare Staffing segment, our expanded service offerings in 2004 included Local Nursing and HIM. HIM provides health information professionals to healthcare clients to process insurance claims and manage patient data.

INDUSTRY AND MARKET DYNAMICS

The U.S. Bureau of Labor Statistics estimates that total employment will grow by 19 million jobs, or 13%, between 2004 and 2014. By comparison, there were 16.4 million new jobs created in the prior ten year period. According to the Bureau of Labor Statistics, employment growth will continue to be concentrated in the service sector with education services, healthcare and social assistance, and professional and business services providing the strongest employment growth.

The Staffing Industry Report from August 19, 2005, published by Staffing Industry Analysts, Inc., a leading provider of staffing industry news and analysis, estimated that total staffing industry revenues would be $119 billion in 2005, up from $107 billion in 2004. The biggest industry segment, contract help, was forecasted to grow at an annual rate of 9.2% in 2005. The Staffing Industry Report from August 18, 2006 estimated that total staffing industry revenues would be $131 billion in 2006, and contract help and permanent placement are expected to grow 8% and 25%, respectively. We believe that management at healthcare and scientific facilities are continuing to outsource their labor needs to professional staffing firms in order to realize cost advantages, improve flexibility to meet unexpected increases in business and obtain access to greater expertise provided by outsourcing their labor needs to professional staffing firms.

Lab Support

These professionals assist clients in the life sciences industries with research and development, product production, quality control and assurance, regulatory affairs and compliance, engineering, consumer testing and technical services. A representative example of an assignment for a Lab Support contract professional would be a chemist who is contracted by a pharmaceutical or biotechnology company on a contract basis to assist in all phases of the drug development cycle, including new product development, drug production, clinical trials testing, FDA regulatory compliance and engineering. Lab Support professionals include chemists, biologists, biochemists, engineers, food scientists and regulatory affairs specialists among others. Lab Support clients include companies in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, material sciences, education and environmental industries.

Janney Montgomery Scott (JMS) estimates that the domestic temporary scientific staffing market totaled more than $750 million in 2001 and that the market will reach $2 billion in sales by 2010. According to JMS, growth should be driven by further penetration of essential occupations by outsourced staffing.

Healthcare Staffing

Staffing Industry Analysts, Inc. estimates that the healthcare staffing industry will grow 5% in 2006 to $10.5 billion. According to their Staffing Industry Healthcare News publication, within the healthcare staffing industry, travel nursing and allied healthcare revenues are expected to grow 5% and 9%, respectively, in 2006. Generally speaking, demand for healthcare staffing services will be driven by an aging U.S. population, rapid advances in medical procedures and technologies, a continuous shift by healthcare organizations to more outsourced, flexible business models, and an acute shortage of nurses and other healthcare professionals.

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Aging U.S. Population. According to the U.S. Census Bureau, whereas the total U.S. population is expected to grow 19% from 2000-2020, the 65 years old and over subgroup is expected to grow 56% as the baby boomer generation ages and life expectancies increase. According to the Center for Medicare and Medicaid Services, this age bracket contributes disproportionately to healthcare spending, with personal healthcare expenditures approximately quadruple that of those under the age of 65 on a per capita basis. The aging U.S. population has contributed to recent increases in national healthcare expenditures. According to the Centers for Medicare & Medicaid Services, healthcare spending for public and private payors is expected to grow at a compounded annual growth rate of 7% from 2005 to 2015. This increased spending is translating into strong job growth for healthcare professionals. For example, the Bureau of Labor Statistics projects that registered nurses will have the second largest job growth of any occupation between 2004 and 2014.

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Advances in Medical Procedures and Technologies. Continuous enhancements in medical procedures and technologies have resulted in increased demand from healthcare organizations for highly experienced healthcare professionals with specialized medical skills.

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Shift to More Outsourced, Flexible Business Models. Healthcare organizations are increasingly using contract professional services to rapidly respond to revenue opportunities, improve service levels and make costs more variable. Contract employment is also growing as a career choice for many healthcare professionals, as they are attracted to the ability to better manage their work/life balance while still earning competitive pay and benefits in challenging work environments.

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Shortage of Nurses and Other Healthcare Professionals. The growing demand for healthcare services is exacerbated by a shortage of experienced healthcare professionals. This shortage is especially acute in the nursing field, where despite strong job growth, nurses, especially highly experienced ones, are in short supply because the number of nurses approaching retirement is increasing, older nurses are increasingly leaving permanent hospital positions to seek contract employment, and recent legislative initiatives are increasing hospital demand for nurses. According to the Department of Health and Human Services, the average age of nurses was 46.8 years old in 2004, more than four years older than in 1996, when the average age was 42.3 years old. In addition, nurses are increasingly leaving more stressful, permanent hospital positions for contract assignments. The shortage of nurses is expected to intensify due to recent federal and state legislation that requires minimum nurse-to-patient ratios and limits nurse overtime.

OUR COMPETITIVE STRENGTHS

We believe that the following key attributes of our company enable us to compete effectively in the markets for healthcare and life sciences contract professional services:

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Strong reputation and geographical presence. Since 1992, we have employed over 150,000 contract professionals. We have built a strong reputation of providing high quality staffing placements in the healthcare and life sciences markets, which enables us to cultivate long-term relationships with our clients and contract professionals, as well as generate new business and recruitment opportunities. Our reputation is further enhanced by our broad geographic presence, which enables us to offer attractive nationwide and international placement opportunities for our contract professionals and improves our service to larger clients who have facilities in multiple geographic locations.

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Specialized and critical staffing solutions. We operate in segments of the staffing market, such as healthcare and life sciences, where we believe we can provide differentiated, value-added staffing solutions to our clients. Our staffing solutions generally address occupations that are considered vital to the daily operations of our clients, such as operating room, intensive care unit and burn unit nurses, clinical research associates, research and development specialists and other skilled medical and scientific professionals. Many of our contract professionals have specialized medical and scientific skills and possess advanced degrees in their respective fields. This focus on highly skilled, experienced professionals helps us generate higher bill rates and higher gross margins than some of our competitors that focus on large scale placements of less experienced professionals with less differentiated skill sets. In addition, the critical, high demand nature of the occupations we staff creates strong loyalty with both our clients and contract professionals. We believe that this focus positions us to benefit, on the demand side, from staffing shortages, which are especially acute for more experienced professionals, and on the supply side, from a larger pool of potential contract professional candidates, as more experienced professionals are generally more versatile and financially secure, and we believe more likely to take advantage of the better work-life balance a staffing model affords.

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Comprehensive portfolio of staffing solutions. We offer a comprehensive portfolio of staffing solutions to our healthcare and life sciences clients. We believe that our ability to offer a broad array of integrated services deepens our relationships with our clients, who are often experiencing talent shortages in more than one field of expertise, and provides us with strong cross-selling opportunities. In addition, we believe that our comprehensive staffing portfolio helps diversify our revenues and mitigates the effect of lower performance within any one of these service areas on our consoldiated results.

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Relationship-driven, branch office sales and fulfillment model. In contrast to the traditional mass market, telephonic approach often employed by our competitors to solicit clients and recruit contract professionals, we utilize a local branch office, face-to-face selling and recruitment process managed by experienced industry professionals we call staffing consultants. Our staffing consultants have industry experience and subject matter expertise. We believe that this background provides them with a better understanding of client needs and unique knowledge of the contract professional's qualifications required for effective assignments. Our broad branch office network enables our staffing consultants to stay abreast of developing trends in local employment markets and be more proactive with respect to client service requirements and new business opportunities.

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Long-standing, diverse customer base. We have long-standing relationships with a broad range of healthcare organizations and facilities, biotechnology and pharmaceutical companies and clients in various other industries. We believe that our relationship-driven sales and fulfillment model creates long-term, recurring relationships with our clients. We have also recently begun pursuing and implementing exclusive and preferred provider relationships with some of our key clients to solidify these long-term relationships and improve client service. We believe that our prospects for continued growth are enhanced by the breadth of our client base.

OUR GROWTH STRATEGY

Our growth strategy is focused on growing revenues, expanding gross margin and leveraging our fixed selling, general and administrative expenses to increase our operating margin. We met these objectives in 2005 and through the first six months of 2006 by significantly increasing our billable hours with more contract professionals on assignment, increasing our bill rates, increasing our revenues from our newer service lines and our direct hire business, improving the productivity of our staffing consultants and leveraging our fixed selling, general and administrative expenses. Our growth strategy includes the following key components:

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Continue to attract highly qualified contract professionals. Our focus on highly skilled, high demand contract professionals provides us with more pricing flexibility and growth opportunities than staffing providers who concentrate on contract professionals with less specialized skill sets. We believe that contract professionals are attracted to us because of our strong reputation, our broad, nationwide client base, our personal, proactive recruiting process and our competitive compensation and benefits package.

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Expand our existing customer relationships and cultivate new relationships. In 2005, we averaged approximately 3,300 contract professionals at an average of nearly 1,600 clients. We believe that our high quality reputation, our geographic scale and our relationship-driven sales approach will enable us to continue to grow revenues from our existing clients as well as generate new business opportunities with new clients, both domestically and abroad. We believe that our broad portfolio of services well-positions us to increase market share as our existing and potential clients consolidate vendors and look to third-party outsourcers to provide a wide array of contract staffing services in order to contain costs.

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Grow revenues within our newer service lines and direct hire business. We intend to commit significant time and additional resources to grow our newer service lines and our direct hire business. We believe that our direct hire business is highly complementary to our core staffing services. In addition, our newer service lines, including Local Nursing, HIM, Clinical Research and Engineering, are an important source of future growth. We believe that our reputation and established customer relationships provide a strong platform from which to grow these services.

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Leverage our sales capacity and centralized support infrastructure to drive revenue growth and operating margin expansion. We have made significant investments in strengthening our sales force over the past two and a half years, adding approximately 75 staffing consultants since the first quarter of 2004. We believe that there is a significant opportunity to continue to leverage this investment and increase the productivity of our staffing consultants by continuing to focus our staffing consultants on our relationship-driven sales approach and motivating them with the proper incentive structure. We also intend to leverage our corporate infrastructure, including our recent investments in information technology, to optimize our selling, general and administrative expenses, expand productivity and increase profits. Since the deployment of PeopleSoft, our enterprise-wide information system in January 2003, we have a centralized infrastructure capable of supporting significantly higher sales volumes with a limited level of incremental operating cost. We intend to leverage this infrastructure to increase earnings growth and support margin expansion. In addition, as part of our initiative to improve sales capabilities, in the second quarter of 2006 we completed phase I of our implementation of Vurv Technology, a new front-office system for our domestic Lab Support and certain MF&A services lines, which we believe will increase field productivity. We also upgraded various features of our website to provide an online presence supporting both applicants and clients, which are designed to accelerate placement cycles and improve service.

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Opportunistically pursue strategic acquisitions. The market for contract staffing services is highly fragmented, which presents us with opportunities to grow our business through acquisitions. We employ a deliberative, disciplined acquisition strategy that focuses on opportunities that may enable us to leverage our current infrastructure and capabilities, increase our existing service offerings or increase our geographic reach. In addition, we evaluate and may pursue acquisition opportunities of other high-end professional staffing businesses, including accounting, legal, information technology and engineering, to enable us to further diversify our service offerings and enhance our revenue growth and margins. We periodically engage in discussions with possible acquisition candidates. We believe that our national brand recognition, extensive sales and fulfillment network, centralized support infrastructure and strong customer base make us an attractive partner for potential acquisition candidates.

OUR CLIENTS

Our clients in the Lab Support segment include biotechnology and pharmaceutical companies, along with a broad range of clients in food and beverage, medical device, personal care, chemical, petro-chemical material sciences, education and environmental industries. Our primary contacts within our clients are a mix of end users and process facilitators. End users consist of lab directors, managers and department heads. Facilitators consist of human resource managers, procurement departments and administrators who are generally more price sensitive than end users who typically are more focused on technical capabilities.

In our Healthcare Staffing segment, we serve a diverse collection of healthcare clients, including hospitals, integrated delivery systems, imaging centers, clinics, physician offices, reference laboratories, universities, managed care organizations and third-party administrators. In doing so, we address occupations that are in high demand and require highly-skilled staff, such as operating room, intensive care unit and burn unit nurses, and health information professionals that are essential to maintaining the hospital's ability to care for patients and maintain business and revenues. Today, many of our healthcare clients face shortages of these operations-critical staff.

During the year ended December 31, 2005, we provided contract professionals to approximately 4,500 clients. In 2005, we earned 13.7% of our consolidated revenues from several clients operating under a single contract with a local county government and 13.6% of our consolidated revenues for the six months ended June 30, 2006 under this contract. The revenues from this contract are included in Healthcare Staffing segment revenues. No other single customer or contract accounted for 10% or more of total revenues during such periods. Assignments for our Lab Support segment typically have a term of three to six months. Assignments for our Healthcare Staffing segment typically have a term of two to thirteen weeks. All assignments, regardless of their planned length, may be terminated without prior notice by the client or the contract professional. Client contracts usually may be terminated with 30 days notice

OUR EMPLOYEES

At June 30, 2006, we employed approximately 450 full-time employees, including staffing consultants, regional sales directors, account managers, recruiters and corporate office employees. During the six months ended June 30, 2006, we employed on average, approximately 3,600 contract professionals.

Our Healthcare Staffing segment's contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, physical/occupational therapists, medical technologists, phlebotomists, coders, billers, transcription specialists, claims processors and collections staff. Our Lab Support segment's life science professionals include chemists, petro-chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals. These life science professionals range from individuals with bachelor's or master's degrees and considerable experience, to technicians with limited chemistry or biology backgrounds and lab experience.

Contract professionals assigned to clients are employees of On Assignment, although clients provide on-the-job supervisors for these professionals. Therefore, clients control and direct the work of contract professionals and approve hours worked, while we are responsible for many of the activities typically handled by the client's human resources department.

Hourly wage rates for our contract professionals are established according to local market conditions. We pay the related costs of employment including social security taxes, federal and state unemployment taxes, workers' compensation insurance and other similar costs. After minimum service periods and hours worked, we also provide paid holidays, allow participation in our 401(k) Retirement Savings Plan and Employee Stock Purchase Plan, offer eligibility for an annual bonus and facilitate access to and supplement the cost of health insurance for our contract professionals. For travel assignments, we pay for all travel-related costs including airfare, car rentals, mileage and housing, or alternatively, we provide per diem allowances.

Contract professionals often work with a number of staffing companies and develop relationships or loyalty based on a number of factors, including competitive salaries and benefits, availability and variety of assignments, quality and duration of assignments and responsiveness to requests for placement. Contract professionals seeking traveling positions are also interested in the quality of travel and housing accommodations as well as the quality of the clinical experience while on assignment.

SALES AND FULFILLMENT

Our strategy is to provide flexible and permanent staffing solutions in specialty skills in the healthcare and life science markets. In contrast to the mass market approach generally used for large scale placements of contract professionals with less specialized skill sets, we believe effective assignments of contract healthcare and life science professionals require the people involved in making assignments to have significant knowledge of the client's industry and the ability to assess the specific needs of the client as well as the contract healthcare and life science professionals' qualifications. We believe that face-to-face selling and recruiting is significantly more effective than telephonic solicitation of clients, a strategy favored by many of our competitors. We believe our strategy of using industry professionals to develop personal relationships provides us with a competitive advantage with our clients and our contract professionals.

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Benefits for our clients. Our staffing consultants work collaboratively to understand client needs, formulate position descriptions and assess workplace environments to ensure a rapid technical and cultural match.

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Benefits for our contract professionals. Our staffing consultants use their industry knowledge to conduct an in-depth screening process and provide personal interaction with each candidate to gauge his or her credentials, personality, career goals and potential fit with our clients' needs.

LAB SUPPORT AND MF&A LINES OF BUSINESS

We have developed a tailored approach to the assignment-making process in our Lab Support and MF&A lines of business that utilizes staffing consultants. Unlike traditional approaches that tend to be focused on telephonic solicitation, staffing consultants are experienced professionals who work in our branch office network in the United States, the United Kingdom, the Netherlands and Belgium to enable face-to-face meetings with clients and contract professionals. At June 30, 2006, we had 44 Lab Support segment branch offices and 31 Healthcare Staffing segment branch offices, of which 16 of these branch offices shared office space among segments. Most of our staffing consultants are either focused on sales and business development or on fulfillment. Sales staffing consultants meet with clients' managers to understand client needs, formulate position descriptions and assess workplace environments. Fulfillment staffing consultants meet with contract professional candidates to assess their qualifications and interests and place these professionals on quality assignments with clients.

Our corporate office is organized to perform many functions that allow staffing consultants to focus more effectively on business development and the assignment of contract professionals. These functions include the recruiting and hiring of staffing consultants and support staff, ongoing training, coaching and administrative support. Our corporate office also selects, opens and maintains branch offices.

NURSE TRAVEL

The sales and fulfillment functions of our Nurse Travel line of business are aligned with more traditional nurse travel companies. We employ regional sales directors and account managers to identify and sell services to healthcare clients who need nurses. We employ recruiters to find nurses and place them on assignment as contract professionals with healthcare providers for periods ranging from four weeks to thirteen weeks and longer. We serve a diverse collection of healthcare clients, including hospitals, integrated delivery systems and managed care organizations on a national basis. We seek to address occupations that represent high demand and highly-skilled staff such as operating room nurses, intensive care units and burn units, which are essential to maintaining the hospital's ability to care for patients and maintain business and revenues. We believe the critical nature of these personnel to our clients' day-to-day operations motivates them to seek out providers such as ourselves who can rapidly fill open positions with experienced nurses. The recruitment and assignment of nurses placed on travel assignments are primarily managed from our locations in Cincinnati, Ohio and San Diego, California.

COMPETITION

The contract staffing industry is highly competitive and fragmented, with low barriers to entry. We believe Lab Support is one of the few nationwide contract staffing providers that specializes exclusively in life science professionals. Although other nationwide contract staffing companies compete with us with respect to scientific, clinical laboratory, medical billing and collection personnel, many of these companies focus on office/clerical and light and heavy industrial personnel, which account for a significant portion of the overall contract staffing market. These companies include Manpower, Inc., Kelly Services, Inc. Adecco SA, Kforce Inc. and the scientific division of the Yoh Company. In the Nurse Travel line of business, our competitors include AMN Healthcare Services, Inc., Cross Country Healthcare, Inc. and several privately-held companies. Many of these competitors are larger and have substantially greater financial and marketing resources than we do.

We also compete with privately-owned contract staffing companies on a regional and local basis. Frequently, the strongest competition in a particular market is a privately-held local company with established relationships. These companies oftentimes are extremely competitive on pricing.

SEASONALITY

Demand for our staffing services historically has been lower during the first and fourth quarters as a result of fewer business days resulting from client shutdowns and the fall off of the number of contract professionals willing to work during the holidays. As is common in the staffing industry, we run special incentive programs to keep our contract professionals, particularly nurses, working through the holidays. Demand for our staffing services usually increases in the second and third quarters of the year. In addition, our cost of services typically increases in the first quarter primarily due to the reset of payroll taxes.

PROPERTIES

We have leased approximately 30,500 square feet of office space through March 2011 for our field support and corporate headquarters in Calabasas, California and 15,900 square feet of office space through March 2008 for our field support offices in Cincinnati, Ohio. In addition, we lease approximately 120,000 square feet of office space in approximately 60 branch office locations in the United States, the United Kingdom, the Netherlands and Belgium. A branch office typically occupies space ranging from approximately 1,000 to 3,000 square feet with lease terms that typically range from six months to five years.

LEGAL PROCEEDINGS

From time to time, we are involved in litigation and proceedings arising out of the ordinary course of our business. As of the date of this report, there are no pending material legal proceedings to which we are a party or to which our property is subject.

GOVERNMENT REGULATION

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. Our operations are subject to applicable state and local regulations, both domestically and internationally, governing the provision of contract staffing that require contract staffing companies to be licensed or separately registered. To date, we have not experienced any material difficulties in complying with such regulations.

Some states require state licensure for businesses that employ or assign healthcare personnel to provide healthcare services on-site at hospitals and other healthcare facilities. We are currently licensed in the states that require such licenses. Most of the contract healthcare professionals that we employ are required to be individually licensed or certified under applicable state laws. We take reasonable steps to ensure that our contract professionals possess all necessary licenses and certifications in all material respects. Currently, we provide state mandated workers' compensation and unemployment insurance for our contract professionals and regular employees. These expenses have a direct effect on our cost of services, margins and likelihood of achieving or maintaining profitability.

Management

Set forth below are the names and ages of our executive officers and directors as of September 30, 2006:

Name	Age	Position

Peter T. Dameris	46	Chief Executive Officer and President, Director
Michael J. Holtzman	47	Senior Vice President and Chief Financial Officer
Shawn M. Mohr	35	President, Healthcare Staffing and Chief Sales Officer
Emmett B. McGrath	44	President, Lab Support
Jeremy M. Jones(1)(2)(3)	64	Director, Chairman of the Board
Teresa A. Hopp(2)(3)	47	Director
William E. Brock(1)	75	Director
Elliot Ettenberg(3)	59	Director
Jonathan S. Holman(1)(2)	61	Director

(1)
Member of our Compensation Committee.

(2)
Member of our Audit Committee.

(3)
Member of our Nominating and Corporate Governance Committee.

Peter T. Dameris joined the company in November 2003 as Executive Vice President, Chief Operating Officer and was promoted to President and Chief Executive Officer in September 2004. He was appointed to the Board of Directors of the company in February 2005. From February 2001 through October 2002, Mr. Dameris served as Executive Vice President and Chief Operating Officer of Quanta Services, Inc., a provider of specialized contracting services for the electric and gas utility, cable and telecommunications industries. From December 1994 through September 2000, Mr. Dameris served in a number of different positions at Metamor Worldwide, Inc., an international IT consulting/staffing company, including Chairman of the Board, President and Chief Executive Officer, Executive Vice President, General Counsel, Senior Vice President and Secretary. Mr. Dameris holds a Juris Doctorate from the University of Texas Law School and a Bachelor's in Business Administration from Southern Methodist University.

Michael J. Holtzman joined the company in May 2002 as Vice President, Finance and was promoted to Senior Vice President, Finance in February 2004. In February 2005, he was named Senior Vice President, Finance and Chief Financial Officer of the Company. From January 1996 through December 2001, Mr. Holtzman served as Chief Financial Officer of OnlineLearning.net, a privately-held online provider of continuing education. Prior to joining OnlineLearning.net, Mr. Holtzman worked as Chief Financial Officer of Times Mirror Multimedia from September 1994 through December 1995, was National Treasury Manager at Toyota Motor Credit Corporation for five years and worked in the Treasury Department at ARCO for three years. Mr. Holtzman also worked as an audit and tax senior accountant at Deloitte Haskins & Sells in Pittsburgh, Pennsylvania from 1981 to 1984. Mr. Holtzman received a Masters of Business Administration degree from Harvard Graduate School of Business Administration in 1986 and a Bachelor of Science in Business Administration from Duquesne University in 1981. He is also a Certified Public Accountant.

Shawn M. Mohr joined the company in May 2004 as President, Healthcare Staffing and Chief Sales Officer. From May 2001 through June 2003, Mr. Mohr was Corporate Vice President, Sales and Marketing for RemedyTemp, Inc., a California-based staffing organization. Prior to his tenure at Remedy Temp, Mr. Mohr was a Senior Vice President of Marketing for Opus360, a provider of vendor management software for acquiring and managing skilled professionals from March 2000 through

January 2001. From November 1997 through March 2000, Mr. Mohr served as Vice President, Kforce Scientific as the initial hire in the Scientific Division within Kforce Inc., a national provider of professional and technical specialty staffing services. Mr. Mohr received a Bachelor of Science degree in Marketing from California State University, Northridge in 1994.

Emmett B. McGrath joined the company in September 2004 as President, Lab Support U.S. In August 2005, Mr. McGrath was also appointed as President of Lab Support Europe. From February 1985 through August 2004, Mr. McGrath worked at the Yoh Company, a privately-held technology staffing organization. During his tenure at Yoh, Mr. McGrath held various staffing positions, including Technical Recruiter, Account Manager, Branch and District Management, Vice President and Regional President. As Regional President, Mr. McGrath was responsible for core lines of business, including Scientific, Information Technology, Engineering, Healthcare, Telecommunications and Vendor on Premise programs. In addition, Mr. McGrath served on Yoh's Executive Committee and the Chairman's Board of the Day & Zimmermann Group, the parent company. Mr. McGrath received a Bachelors of Science Degree in Business Administration, emphasis in Human Resources, from California State University, Northridge in 1991.

Jeremy M. Jones has served as a director since May 1995 and was appointed Chairman of the Board in February 2003. Mr. Jones has served as an investor and business development consultant since February 1998. Mr. Jones has also served as Chairman of the Board of Byram Healthcare Centers since February 1999 and Lifecare Solutions, Inc. since July 2003. From 1995 through January 1998, Mr. Jones was Chief Executive Officer and Chairman of the Board of Apria Healthcare Group, Inc., a home healthcare services provider. From 1991 to 1995, Mr. Jones was Chief Executive Officer and Chairman of the Board of Homedco Group, Inc., a home healthcare services company that was merged into Apria Healthcare Group, Inc. in 1995. Mr. Jones was a director of US Labs, from November 2003 through February 2005. Mr. Jones has been chairman of Access Point Medical since June 2005.

Teresa A. Hopp has served as a director since June 2003. Ms. Hopp served as Chief Financial Officer from 2000 to 2001 and Vice President of Finance from 1998 to 1999 of Western Digital Corporation. From 1981 through 1998 Ms. Hopp was employed by Ernst & Young LLP, where she served as an audit partner.

Senator William E. Brock has served as a director since April 1996. Senator Brock is the founder and since October 1995 has served as the Chairman of Bridges Learning Systems, a firm specializing in the servicing and delivery of learning development systems to public schools. Senator Brock has also served as Chairman of the Board of Intellectual Development Systems, Inc., a provider of education services from 1996 to 2004. Senator Brock is the founder and from 1994 to 1996 was the Chief Executive Officer of The Brock Offices, a consulting firm specializing in education and trade issues. From 1988 to 1994, Senator Brock was the Chairman of The Brock Group, a firm specializing in international trade, investment and human resources. From 1988 to 1991, he served as Chairman of the National Endowment for Democracy, an organization he helped found. Senator Brock served in President Reagan's cabinet as Secretary of Labor from 1985 to 1987 and as the United States Trade Representative from 1981 to 1985. From 1977 to 1981, Senator Brock served as National Chairman of the Republican Party. From 1970 to 1976, he was a member of the U.S. Senate, and from 1962 to 1970, he was a member of the U.S. House of Representatives.

Elliott Ettenberg has served as a director since February 2002. Since 1998 Mr. Ettenberg has served as the Chairman and Chief Executive Officer of Customer Strategies Worldwide, Inc., a marketing consultancy firm operating out of New York. From December 1996 to December 1998, Mr. Ettenberg was the Chairman and Chief Executive Officer of Bozell Retail Worldwide, an advertising company owned by Interpublic Group. From 1977 to 1996, Mr. Ettenberg was Chairman and Executive Officer of Prism Communications Limited, a technology company specializing in implementing high-tech solutions for businesses.

Jonathan S. Holman has served as a director since March 1994. Mr. Holman is the founder and since 1981 has been the President of The Holman Group, Inc., an executive search firm.

Principal stockholders

The following table sets forth, as of September 30, 2006, the beneficial ownership of On Assignment's common stock for the following persons:

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all stockholders known by us to beneficially own more than 5% of our common stock;

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each of our directors;

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each of our named executive officers, as identified; and

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all of our directors and named executive officers as a group.

Certain information in the table concerning stockholders other than our directors and officers is based on information contained in filings made by such beneficial owner with the Securities and Exchange Commission.

Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date that information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person's actual voting power. As of September 30, 2006, there were 26,319,068 shares of On Assignment common stock outstanding. The address of each person listed is in the care of On Assignment, 26651 West Agoura Road, Calabasas, California 91302, unless otherwise set forth below such person's name.

Name	Number of shares owned(1)	Right to acquire(2)	Percent of outstanding shares

Delta Partners LLC(3) One International Place, Suite 2401 Boston, MA 02110	1,430,232	0	5.4%
Bear Stearns Asset Management Inc.(4) 383 Madison Avenue New York, NY 10179	1,335,766	0	5.1%
William E. Brock	6,839	75,000	*
Elliot Ettenberg	9,339	45,000	*
Jonathan S. Holman	20,839	42,000	*
Teresa A. Hopp	6,839	27,000	*
Jeremy M. Jones(5)	32,339	84,000	*
Peter T. Dameris	50,860	359,452	1.6%
Michael J. Holtzman	13,163	144,824	*
Emmett McGrath	9,688	54,701	*
Shawn Mohr	38,677	173,168	*
All directors and executive officers as a group (9 persons)	188,583	1,005,145	4.5%

*
Less than 1%.

(footnotes continued on following page)

(1)
Includes shares for which the named person:

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has sole voting and investment power; and/or

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has shared voting and investment power with a spouse or minor child.

Excludes
shares that may be acquired through stock option or warrant exercises.

(2)
Shares that can be acquired upon the exercise of stock options and restricted stock units within sixty (60) days after September 30, 2006.

(3)
Pursuant to an amended Schedule 13G/A dated February 13, 2006 jointly filed by Delta Partners, LLC and Charles Jobson such persons report that they possessed shared power to vote and dispose of these shares.

(4)
Pursuant to an amended Schedule 13G dated February 14, 2006 Bear Stearns Asset Management Inc. possessed sole power to vote and dispose of 521,223 of these shares and shared power to vote and dispose of 814,503 of these shares.

(5)
Includes 22,000 shares held by a trust for which Mr. Jones serves as trustee.

Material U.S. federal income tax considerations for non-U.S. holders

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock applicable to "non-U.S. holders," as we define that term below, that acquire our common stock pursuant to this offering. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

The term "non-U.S. holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership or any of the following:

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an individual citizen or resident of the U.S.;

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a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This summary is limited to holders who hold our common stock as a "capital asset" (generally, property held for investment within the meaning of Section 1221 of the Code). This summary does not address U.S. federal estate or gift tax considerations, nor does it address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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banks, insurance companies, or other financial institutions;

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tax-exempt organizations;

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dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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persons that are, or are holding our common stock through, S-corporations, partnerships or other pass-through entities;

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persons that own, or are deemed to own, more than 5% of our company, except to the extent specifically set forth below;

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certain former citizens or long-term residents of the U.S.;

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persons holding our common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

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persons deemed to sell the common stock under the constructive sale provisions of the Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DISTRIBUTIONS ON COMMON STOCK

We have not made any distribution on our common stock, and we do not plan to make any distributions for the forseeable future. If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce the non-U.S. holder's adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "—Gain on Disposition of Common Stock" below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States will generally be subject to withholding of U.S. federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification requirements. In addition, if the non-U.S. holder is a corporation, a "branch profits tax" equal to 30% (or lower applicable treaty rate) may be imposed on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must either (a) provide a properly executed Internal Revenue Service Form W-8BEN or Form W-8ECI (as applicable) before the payment of dividends or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

GAIN ON DISPOSITION OF COMMON STOCK

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

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the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

–>
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on a sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources; or

–>
our common stock constitutes a "United States real property interest" by reason of our status as a "United States real property holding corporation," or a "USRPHC," for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock (the "applicable period"). The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets. We believe that we are currently not and do not anticipate becoming a USRPHC. However, there is no assurance that our determination is correct or that we will not become a USRPHC in the future as a result of a change in our assets or operations.

Even if we are or later become a USRPHC, as long as our common stock is "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code, such common stock will be treated as a United States real property interest only if you owned directly or indirectly more than 5% of such regularly traded common stock at any time during the applicable period. We believe that our common stock will be "regularly traded on an established securities market." If we are or were to become a USRPHC, and a non-U.S. holder owned directly or indirectly more than 5% of our common stock at any time during the applicable period or our common stock were not considered to be "regularly traded on an established securities market," then any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business (except for purposes of the branch profits tax) and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person. In such case, the non-U.S. holder would be subject to withholding on the gross proceeds realized with respect to the sale or other disposition of our common stock, and any amount withheld in excess of the tax owed as determined in accordance with the preceding sentence may be refundable if the required information is timely furnished to the IRS.

BACKUP WITHHOLDING AND INFORMATION REPORTING

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding on dividend payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations and does not otherwise establish an exemption from backup withholding generally will be subject to backup withholding at the applicable rate, currently 28%.

The payment of the proceeds of the sale or other disposition of common stock (including a redemption) by a non-U.S. holder through the U.S. office of any broker, U.S. or foreign, generally will be reported to the Internal Revenue Service and subject to backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of common stock by a non-U.S. holder through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or reported to the Internal Revenue Service, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the Internal Revenue Service (but will not be subject to backup withholding), unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own advisors regarding the application of these rules to them.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, SunTrust Capital Markets, Inc., BMO Capital Markets Corp. and Ryan Beck & Co., Inc. are the representatives of the underwriters. UBS Securities LLC is the sole book-running manager of this offering. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
SunTrust Capital Markets, Inc.
BMO Capital Markets Corp.
Ryan Beck & Co., Inc.

Total	6,650,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

–>
receipt and acceptance of our common stock by the underwriters; and

–>
the underwriters' right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectus supplements electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of 997,500 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 997,500 shares.

	No exercise	Full exercise

Per share	$	$
Total

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $570,000.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in its sole discretion, release all or some of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET QUOTATION

Our common stock is quoted on the NASDAQ Global Market under the trading symbol "ASGN."

PRICE STABILIZATION, SHORT POSITIONS AND PASSIVE MARKET MAKING

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

–>
stabilizing transactions;

–>
short sales;

–>
purchases to cover positions created by short sales;

–>
imposition of penalty bids;

–>
syndicate covering transactions; and

–>
passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of common stock than they are required to purchase in this offering, and purchasing common stock on the open market to cover positions created by short sales. Short sales may be "covered short sales", which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales", which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specific percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

AFFILIATIONS

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. They may also provide debt financing or other services in connection with future acquisitions.

Notice to investors

EUROPEAN ECONOMIC AREA

With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common stock in this offering is only being made:

–>
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

–>
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

–>
in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

UNITED KINGDOM

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA") with respect to anything done in relation to shares of our common stock in, from or otherwise involving the United Kingdom. In addition, each Underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement and the accompanying prospectus are directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

SWITZERLAND

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus supplement and the accompanying prospectus do not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Legal matters

The validity of the shares of our common stock offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Pillsbury Winthrop Shaw Pittman LLP, San Francisco and Los Angeles, California, is acting as counsel for the underwriters in connection with certain legal matters relating the shares of common stock offered hereby.

Experts

The financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On Assignment, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

On Assignment, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
On Assignment, Inc.
Calabasas, California

We have audited the accompanying consolidated balance sheets of On Assignment, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of On Assignment, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 16, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 16, 2006

On Assignment, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2005

ASSETS
Current Assets:
Cash and cash equivalents	$20,787,000	$20,487,000
Restricted cash	—	4,878,000
Marketable securities	2,000,000	—
Accounts receivable, net of allowance for doubtful accounts and billing adjustments of $1,465,000 (2004) and $1,581,000 (2005)	27,051,000	35,325,000
Advances and deposits	267,000	327,000
Prepaid expenses	2,720,000	3,017,000
Income taxes receivable	5,702,000	567,000
Other current assets	119,000	26,000

Total current assets	58,646,000	64,627,000

Property and Equipment, net	11,697,000	9,639,000
Goodwill, net	17,117,000	16,596,000
Identifiable intangible assets, net	2,681,000	1,556,000
Other assets	2,241,000	1,287,000

Total Assets	$92,382,000	$93,705,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,623,000	$2,604,000
Accrued payroll	5,958,000	8,046,000
Deferred compensation	646,000	683,000
Deferred rent expense	167,000	169,000
Income taxes payable	90,000	78,000
Accrued workers' compensation	4,053,000	3,488,000
Other accrued expenses	3,152,000	1,930,000

Total current liabilities	17,689,000	16,998,000

Deferred rent expense	222,000	70,000

Total liabilities	17,911,000	17,068,000

Commitments and Contingencies	—	—
Stockholders' Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding in 2004 and 2005	—	—
Common Stock, $0.01 par value, 75,000,000 shares authorized, 27,939,457 issued and outstanding in 2004 and 28,549,063 issued and outstanding in 2005	280,000	286,000
Paid-in capital	117,894,000	121,232,000
Accumulated deficit	(22,808,000)	(22,904,000)
Accumulated other comprehensive income	2,075,000	993,000

	97,441,000	99,607,000
Less: Treasury Stock at cost, 2,662,500 shares in 2004 and 2005	22,970,000	22,970,000

Total stockholders' equity	74,471,000	76,637,000

Total Liabilities and Stockholders' Equity	$92,382,000	$93,705,000

See notes to consolidated financial statements.

On Assignment, Inc.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Years ended December 31,
	2003	2004	2005

Revenues	$209,554,000	$193,574,000	$237,856,000
Cost of services	153,381,000	143,663,000	174,627,000

Gross profit	56,173,000	49,911,000	63,229,000
Selling, general and administrative expenses	59,435,000	66,695,000	64,135,000
Impairment of Intangibles	—	3,907,000	—
Impairment of goodwill	79,897,000	26,421,000	—

Operating loss	(83,159,000)	(47,112,000)	(906,000)
Interest income, net	392,000	395,000	681,000

Loss before income taxes	(82,767,000)	(46,717,000)	(225,000)
Benefit for income taxes	(967,000)	(4,324,000)	(129,000)

Net loss	$(81,800,000)	$(42,393,000)	$(96,000)

Net loss per share:
Basic and diluted	$(3.22)	$(1.68)	$(0.00)

Weighted average number of shares outstanding:
Basic and diluted	25,422,000	25,231,000	25,464,000

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2003	2004	2005

Net loss	$(81,800,000)	$(42,393,000)	$(96,000)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of related tax effect	905,000	595,000	(1,082,000)

Comprehensive loss	$(80,895,000)	$(41,798,000)	$(1,178,000)

See notes to consolidated financial statements.

On Assignment, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred stock		Common stock						Treasury stock
						Deferred compen- sation liability		Accumulated other comprehensive (loss) income
					Paid-in capital		Retained earnings
	Shares	Amount	Shares	Amount					Shares	Amount	Total

Balance at January 1, 2003	—	—	27,902,461	279,000	116,961,000	265,000	101,385,000	575,000	(1,524,000)	(18,418,000)	201,047,000
Exercise of common stock options	—	—	2,728	—	10,000	—	—	—	—	—	10,000
Repurchases of common stock	—	—	—	—	—	—	—	—	(1,138,500)	(4,552,000)	(4,552,000)
Employee Stock Purchase Plan	—	—	80,694	1,000	279,000	—	—	—	—	—	280,000
Disqualifying dispositions	—	—	—	—	19,000	—	—	—	—	—	19,000
Deferred compensation payout	—	—	16,206	—	241,000	(265,000)	—	—	—	—	(24,000)
HPO Acquisition	—	—	(148,035)	(1,000)	1,000	—	—	—	—	—	—
Translation adjustments, net of related tax effect	—	—	—	—	—	—	—	905,000	—	—	905,000
Net loss	—	—	—	—	—	—	(81,800,000)	—	—	—	(81,800,000)

Balance at December 31, 2003	—	—	27,854,054	279,000	117,511,000	—	19,585,000	1,480,000	(2,662,500)	(22,970,000)	115,885,000
Exercise of common stock options	—	—	11,434	—	51,000	—	—	—	—	—	51,000
Employee Stock Purchase Plan	—	—	73,969	1,000	304,000	—	—	—	—	—	305,000
Disqualifying dispositions	—	—	—	—	28,000	—	—	—	—	—	28,000
Translation adjustments, net of related tax effect	—	—	—	—	—	—	—	595,000	—	—	595,000
Net loss	—	—	—	—	—	—	(42,393,000)	—	—	—	(42,393,000)

Balance at December 31, 2004	—	$—	27,939,457	$280,000	$117,894,000	$—	$(22,808,000)	$2,075,000	(2,662,500)	$(22,970,000)	$74,471,000
Exercise of common stock options	—	—	530,513	5,000	2,848,000	—	—	—	—	—	2,853,000
Employee Stock Purchase Plan	—	—	56,593	1,000	255,000	—	—	—	—	—	256,000
Stock Awards—Board of Directors	—	—	22,500	—	122,000	—	—	—	—	—	122,000
Restricted Stock Unit Grants—Employees	—	—	—	—	113,000	—	—	—	—	—	113,000
Translation adjustments, net of related tax effect	—	—	—	—	—	—	—	(1,082,000)	—	—	(1,082,000)
Net loss	—	—	—	—	—	—	(96,000)	—	—	—	(96,000)

Balance at December 31, 2005	—	$—	28,549,063	$286,000	$121,232,000	$—	$(22,904,000)	$993,000	(2,662,500)	$(22,970,000)	$76,637,000

See notes to consolidated financial statements.

On Assignment, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2003	2004	2005

Cash Flows from Operating Activities:
Net loss	$(81,800,000)	$(42,393,000)	$(96,000)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	7,150,000	6,598,000	6,263,000
Impairment of identifiable intangible assets	—	3,907,000	—
Impairment of goodwill	79,897,000	26,421,000	—
Provision for doubtful accounts	971,000	398,000	401,000
(Increase) decrease in deferred income taxes	(2,071,000)	2,144,000	—
Stock-based compensation	—	—	235,000
Loss on disposal of property and equipment	172,000	341,000	396,000
Income tax benefit of disqualifying dispositions	19,000	28,000	—
Gain on deferred compensation liability stock distribution	(24,000)	—	—
Increases/decreases in Operating Assets and Liabilities:
Accounts receivable	4,118,000	(1,904,000)	(8,914,000)
Prepaid expenses	(1,203,000)	154,000	(315,000)
Income taxes receivable	(1,040,000)	(4,642,000)	5,685,000
Income taxes payable	(525,000)	82,000	(50,000)
Accounts payable	375,000	1,275,000	(667,000)
Accrued payroll	(1,408,000)	1,001,000	2,189,000
Deferred compensation	(159,000)	(546,000)	38,000
Deferred rent expense	222,000	14,000	(151,000)
Accrued workers' compensation	652,000	441,000	(565,000)
Other accrued expenses	560,000	691,000	(1,186,000)

Net cash provided by (used for) operating activities	5,906,000	(5,990,000)	3,263,000

Cash Flows from Investing Activities:
Purchase of marketable securities	(14,800,000)	—	(6,000,000)
Proceeds from the maturity of marketable securities	2,000,000	12,800,000	8,000,000
Acquisition of property and equipment	(4,332,000)	(6,857,000)	(3,825,000)
Proceeds from sale of property and equipment	—	2,000	3,000
(Increase) decrease in advances and deposits	215,000	(117,000)	(65,000)
Decrease (increase) in other assets	(220,000)	(254,000)	1,025,000
Adjustment to HPO purchase price	400,000	—	—
Increase in restricted cash	—	—	(4,878,000)
Proceeds from recovery of HPO escrow	2,500,000	—	—

Net cash (used for) provided by investing activities	(14,237,000)	5,574,000	(5,740,000)

Cash Flows from Financing Activities:
Proceeds from exercise of common stock options	10,000	51,000	2,853,000
Proceeds from issuance of common stock—Employee Stock Purchase Plan	280,000	305,000	256,000
Repurchases of common stock	(4,552,000)	—	—

Net cash (used for) provided by financing activities	(4,262,000)	356,000	3,109,000

Effect of exchange rate changes on cash and cash equivalents	937,000	513,000	(932,000)

Net Increase (Decrease) in Cash and Cash Equivalents	(11,656,000)	453,000	(300,000)
Cash and Cash Equivalents at Beginning of Period	31,990,000	20,334,000	20,787,000

Cash and Cash Equivalents at End of Period	$20,334,000	$20,787,000	$20,487,000

Supplemental Disclosure of Cash Flow Information
Cash paid (refunds) for:
Net income taxes paid (refunded)	$1,491,000	$(1,818,000)	$(5,187,000)

Acquisition:
Fair value of assets acquired, net of cash received	$400,000	—	—
Goodwill	(400,000)	—	—

Cash used in acquisition, net of cash received	$—	$—	$—

Supplemental Disclosure of Non-Cash
Acquisition of property and equipment through accounts payable	$562,000	$470,000	$150,000

Deferred compensation liability stock disbursement	$241,000	$—	$—

See notes to consolidated financial statements.

On Assignment, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2004 and 2005

1. Organization and summary of significant accounting policies

On Assignment, Inc. (the Company), is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial and Health Information Services. The Company provides clients in these markets with short-term or long-term assignments of contract professionals, contract-to-permanent placement and direct placement of these professionals. The business consists of two operating segments: Healthcare Staffing and Lab Support. Significant accounting policies are as follows:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and cash equivalents and marketable securities

The Company considers all highly liquid investments with a maturity of three months or less on the date of purchase to be cash equivalents. In addition, auction rate securities are classified as short term. Despite the long-term nature of their contractual maturities, the Company has the ability to quickly liquidate these securities. Investments having a maturity of more than three months and less than twelve months on the date of purchase are classified under current assets as marketable securities.

Marketable securities consist principally of highly liquid investments (including investments in debt and auction rate securities of $2.0 million at December 31, 2004) that are readily convertible into cash. The Company's investment in these securities was recorded at cost, which approximates fair value due to their variable interest rates, which typically reset every 49 days. As a result, the Company had no significant cumulative gross unrealized or realized holding gains or losses from these investments. All income generated from these investments was recorded as interest income.

Accounts receivable

The Company estimates an allowance for doubtful accounts as well as an allowance for billing adjustments related to trade receivables based on an analysis of historical collection and billing adjustment experience. The Company applies actual collection and adjustment percentages to the outstanding accounts receivable balances at the end of the period. If the Company experiences a significant change in collections or billing adjustment experience, the estimates of the recoverability of accounts receivable could change by a material amount.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease.

Under the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," (SOP 98-1) the Company capitalizes costs associated with customized internal-use software systems that have reached the application stage and meet recoverability tests. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. In addition, the Company capitalizes costs incurred for enhancements or modifications to the software that result in additional functionality to the software's performance. The projects associated with these capitalized costs are described in Note 2.

Goodwill and identifiable intangibles

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill and intangible assets with indefinite lives are tested for impairment at least annually and more frequently if the Company believes events have occurred that would warrant an impairment analysis. Any related impairment losses are recognized when identified. Purchased intangible assets, with finite lives, are amortized over their estimated lives.

Impairment of long-lived assets

The Company evaluates long-lived assets, other than goodwill and identifiable intangible assets with indefinite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future cash flows is less than the carrying amount of the asset, in which case a write-down is recorded to reduce the related asset to its estimated fair value.

Accrued workers' compensation

The Company is partially self-insured for its workers' compensation liability. In connection with this program, the Company pays a base premium plus actual losses incurred, not to exceed certain stop-loss limits. The Company is insured for losses above these limits, both per occurrence and in the aggregate. The self-insurance claim liability is determined based on claims filed and claims incurred but not reported. As of December 31, 2005, the Company has three separate unused letters of credit totaling $4,878,000 to secure its obligations for workers' compensation claims with three insurance carriers. In the second quarter of 2005, the Company entered into an agreement to collateralize these letters of credit by restricting $4,878,000 in cash and cash equivalents for the sole purpose of paying down the letters of credit, if necessary.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. If necessary, a valuation allowance is established to reduce deferred income tax assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" (SFAS 109).

Stockholders' equity

On June 15 2001, the Company's Board of Directors authorized the repurchase of up to 2,941,000 shares of common stock. At December 31, 2003, the Company had repurchased 2,662,500 shares of its common stock at a total cost of $22,970,000. The Company did not purchase any shares pursuant to this authorization for the years ended December 31, 2005 or 2004. At December 31, 2005, the Company has remaining authorization to repurchase 278,500 shares.

On June 4, 2003 the Board of Directors adopted a Stockholders' Rights Plan ("Rights Plan"). In connection with the adoption of the rights plan, the Board of Directors declared a dividend of one right for each outstanding share of common stock, payable to stockholders of record on June 16, 2003. Each right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $40.00, subject to adjustment. Initially, the rights will be attached to all certificates representing shares of the Company's outstanding common stock. The rights will separate from the common stock and a distribution of rights certificates will occur upon the earlier to occur of: (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of common stock of the Company, or (ii) 10 business days following the commencement of, or the first public announcement of the intention to commence, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person of 15 percent or more of the outstanding shares of common stock of the Company. The rights will expire on June 4, 2013, unless earlier redeemed or exchanged by the Company pursuant to the terms of the rights plan. The rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by our Board of Directors.

Revenue recognition

Revenues from contract assignments, net of sales adjustments and discounts, are recognized when earned, based on hours worked by the Company's contract professionals on a weekly basis. Conversion and direct hire fees are recognized when earned, upon conversion or direct hire of a contract professional to a client's regular employee. In addition, the Company records a sales allowance against consolidated revenues, which is an estimate based on historical billing adjustment experience. The sales allowance is recorded as a reduction to revenues and an increase to the allowance for billing adjustments. Reimbursed expenses, including those related to travel and out-of-pocket expenses, are included in revenues and the associated amounts of reimbursable expenses are included in cost of services.

Cost of services

Cost of services include of compensation for contract professionals and the related payroll taxes and benefits incurred with respect to such compensation. Cost of services are recognized when incurred based on hours worked by the Company's contract professionals.

Commissions

The Company's revenue generating field personnel make placements and earn commissions based on a percentage of revenues or gross profit. Accrued commissions is a component of accrued payroll in the Consolidated Balance Sheets and commissions expense is included in selling, general and administrative expenses in the Consolidated Statement of Income (Loss).

Foreign currency translation

The functional currency of the Company's foreign operations is their local currency, and as such, their assets and liabilities are translated into U.S. dollars at the rate of exchange in effect on the balance sheet date. Revenue and expenses are translated at the average rates of exchange prevailing during each monthly period. The related translation adjustments are recorded as cumulative foreign currency translation adjustments in accumulated other comprehensive income as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which are not material, are included in selling, general and administrative expenses in the Consolidated Statements of Income (Loss). In the 2004 period, the Company liquidated one of its foreign subsidiaries, which resulted in a realized translation gain of $52,000 that was reclassified from other comprehensive income.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding and diluted earnings per share are computed based upon the weighted average number of common shares outstanding and dilutive common share equivalents (consisting of incentive stock options, non-qualified stock options and restricted stock awards) outstanding during the periods using the treasury stock method. Due to the Company's net loss in each of the years ended December 31, 2005, 2004 and 2003, the inclusion of dilutive common share equivalents in the calculation of diluted earnings per share would be anti-dilutive, therefore such common share equivalents have been excluded from the computation of diluted earnings per share.

The following table outlines the weighted average common share equivalents outstanding during each period that were excluded from the computation of diluted earnings per share as a result of the Company's net loss position. Had the Company been in a net income position for the respective periods, the following common share equivalents outstanding would have been dilutive:

	Years ended December 31,
	2003	2004	2005

Common share equivalents outstanding	13,000	135,000	620,000

The following table outlines the weighted average common share equivalents outstanding during each period that were excluded from the computation of diluted earnings per share because the exercise price for these options was greater than the average market price of the Company's shares of common stock during the respective periods:

	Years ended December 31,
	2003	2004	2005

Anti-dilutive common share equivalents outstanding	2,479,000	1,692,000	819,000

Stock-based compensation

The Company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans, as more fully described in Note 7. As stock options have been issued with an exercise price equal to the fair market price on the grant date, no compensation expense has been recorded related to stock options.

On August 3, 2005, the Company awarded and issued 4,500 shares of common stock to all non-employee directors for a total of 22,500 and 200,000 restricted stock unit grants to employees,

also described more fully in Note 7. The director stock awards vested immediately upon issuance and the employee restricted stock unit grants vest over a four year period. In accordance with APB 25, the Company computed compensation expense based on the fair market value of the awards on the grant date. Compensation expense is recorded ratably over the vesting period. For the year ended December 31, 2005, this resulted in $122,000 of compensation expense related to director stock awards and $113,000 of compensation expense related to the employee restricted stock unit grants.

The Company has adopted the disclosure only provisions of SFAS 123, "Accounting for Stock-Based Compensation" (SFAS 123), which recognizes expense based on the fair value on the date of grant. The stock awards and restricted stock unit grants mentioned above were recorded as compensation expense during the year ended December 31, 2005 and would have resulted in the same amount of compensation expense under SFAS 123 and are, therefore, excluded from the pro-forma table below. The following table illustrates the effect on the net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation. Compensation expense in the table below is shown net of the additional tax benefit that the Company would have accumulated in prior and current periods had compensation expense related to stock options been recognized using the fair value method.

	Years ended December 31,
	2003	2004	2005

Net loss—as reported	$(81,800,000)	$(42,393,000)	$(96,000)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects (excluding stock awards and restricted stock unit grants expensed during the period)	$3,016,000	$3,007,000	$1,891,000

Net loss—pro forma	$(84,816,000)	$(45,400,000)	$(1,987,000)

Net loss per share:
Basic and Diluted—as reported	$(3.22)	$(1.68)	$(0.00)
Basic and Diluted—pro forma	$(3.34)	$(1.80)	$(0.08)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to credit risks consist primarily of cash and cash equivalents, restricted cash, marketable securities and trade receivables. The Company places its cash and cash equivalents and marketable securities in low risk investments with quality credit institutions and limits the amount of credit exposure with any single institution. For the Lab Support and MF&A lines of business, concentration of credit risk with respect to accounts receivable are limited because of the large number of geographically dispersed customers, thus spreading the trade credit risk. For the Nurse Travel line of business, our top 10 clients accounted for 56.5 percent of Nurse Travel revenues in 2005. In 2005, the Company earned 13.7 percent of consolidated revenues from several customers operating under a single contract with a local county government. The revenues from this contract are included in Healthcare Staffing segment revenues. No other single customer or contract accounted for 10 percent or more of total revenues during 2005. The Company performs ongoing credit evaluations to identify risks and maintains an allowance to address these risks.

Fair value of financial instruments

The recorded values of cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable and accrued expenses approximate their fair value based on their short-term nature. The fair values of marketable securities were estimated using quoted market prices.

Exit or disposal activities

The table below outlines the expenses incurred by the Company in connection with the reduction of personnel and office closures for the respective segments and years. These costs are included in selling, general and administrative expenses, as shown on the Company's Consolidated Statements of Income (Loss).

For the years ended December 31,	Lab support	Healthcare	Corporate office	Total

2003	$566,000	$1,062,000	$59,000	$1,687,000
2004	(78,000)	779,000	1,138,000	1,839,000
2005	60,000	98,000	—	158,000

Total	$548,000	$1,939,000	$1,197,000	$3,684,000

The liability associated with these activities is included in other accrued expenses on the Company's Consolidated Balance Sheets and is summarized in the table that follows:

	Branch office restructuring	Severance	Retirement package	Total

Liability as of January 1, 2003	$—	$—	$—	$—
Branch office closures	1,209,000	—	—	1,209,000
Accruals	—	478,000	—	478,000
Payments	(291,000)	(478,000)	—	(769,000)

Liability as of December 31, 2003	918,000	—	—	918,000

Branch office closures	254,000	—	—	254,000
Branch office re-openings	(640,000)	—	—	(640,000)
Accruals	—	1,911,000	314,000	2,225,000
Payments	(246,000)	(627,000)	—	(873,000)

Liability as of December 31, 2004	286,000	1,284,000	314,000	1,884,000

Branch office closures	52,000	—	—	52,000
Accruals	—	106,000	—	106,000
Payments	(189,000)	(1,119,000)	(277,000)	(1,585,000)
Other	—	(113,000)	(11,000)	(124,000)

Liability as of December 31, 2005	$149,000	$158,000	$26,000	$333,000

Reclassifications

Certain reclassifications of items in the prior years' financial statements have been made to conform to the current year's presentation.

Recent accounting pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning in the first fiscal quarter of 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption alternatives. Under the retroactive alternatives, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated.

Since the issuance of SFAS 123R, the Company has been evaluating the impact of this pronouncement. The Company has decided to adopt the prospective transition method and will begin recording compensation expense for all unvested stock options in the first quarter of 2006. The Company will continue to record compensation expense for restricted stock awards ratably over the vesting period in accordance with SFAS 123R, which is consistent with the Company's accounting treatment during 2005 under APB 25. The Company intends to apply valuation procedures to estimate the fair value of stock option awards that are similar to the procedures that have been used to compile the SFAS 123 pro forma disclosure above in the "Stock-Based Compensation" section.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS 154). This Statement replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions are required to be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Consequently, the Company will adopt the provisions of SFAS 154 for the fiscal year beginning January 1, 2006. Management currently believes that adoption of the provisions of SFAS 154 will not have a material impact on its financial position or results of operations.

2. Property and equipment

Property and equipment at December 31, 2004 and 2005 consisted of the following:

	2004	2005

Furniture and fixtures	$1,478,000	$1,534,000
Computers and related equipment	2,192,000	1,876,000
Computer Software	11,965,000	13,660,000
Machinery and equipment	949,000	890,000
Leasehold improvements	1,578,000	1,623,000
Work in process	1,785,000	1,526,000

	19,947,000	21,109,000
Less accumulated depreciation and amortization	(8,250,000)	(11,470,000)

Total	$11,697,000	$9,639,000

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2003, 2004 and 2005 was $2,942,000, $3,916,000 and $5,138,000, respectively.

As discussed in Note 1 under Property and Equipment, the Company capitalizes costs associated with customized internal-use software systems that have reached the application stage and meet recoverability tests under the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," (SOP 98-1). All software costs capitalized under SOP 98-1 are depreciated over an estimated useful life of 3 to 5 years.

On January 1, 2003, the Company migrated a significant portion of its information technology processing to PeopleSoft, an enterprise-wide information system. The Company has capitalized costs related to various technology initiatives, including PeopleSoft, in accordance with SOP 98-1. The net book value of the property and equipment related to software development was $4,787,000 as of December 31, 2005, which includes development-in-progress of $1,094,000, primarily related to the implementation of a new front-office software application.

During 2005, the Company entered into an agreement with a third-party vendor to implement an enhanced front-office software application. The new application will interface with the existing PeopleSoft information system used in the Lab Support and Medical Financial and Allied (MF&A) lines of business and will provide additional functionality, including applicant tracking and search tools, customer and candidate contact management and sales management tools.

The Company has capitalized $1,318,000 related to website development costs in accordance with Emerging Issues Task Force Issue No. 00-02, "Accounting for Web Site Development Costs." The Company capitalizes costs incurred in the website application and infrastructure development stage when such costs meet recoverability tests. The net book value of capitalized website development costs was $891,000 as of December 31, 2005, which includes development-in-progress of $163,000.

During the second quarter of 2005, the Company successfully relocated the information system and hosting environment from several third-party vendors to a self-managed hosting center in Burbank, California. The Company expects to realize improved quality of service in supporting business operations and substantial cost reductions by centralizing its computing environments. In conjunction with this migration, the Company has capitalized $1,958,000 for external direct costs including labor, hardware and software purchases as well as internal development costs. The net book value of the fixed assets related to the hosting environment was $1,702,000 as of December 31, 2005, which includes development-in-progress of $116,000.

3. Goodwill and other identifiable intangible assets

Pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), goodwill is tested for impairment at least annually and more frequently if an event occurs which indicates that the assets may be impaired. The test for impairment is performed at one level below the operating segment level, which is defined in SFAS 142 as the reporting unit. For the year ended December 31, 2003, the Company recorded an impairment of $79,897,000 in the second quarter of 2003 and had determined there was no additional impairment of goodwill as of December 31, 2003.

As part of the Company's annual planning process in the fall of 2004, the Company analyzed the long-term growth expectations for its various reporting units as well as its operating expenses, given ongoing implementation of the Company's Revitalization Plan, approved in February 2004. The Company concluded that different growth expectations and higher operating costs, particularly related to the Company's Nurse Travel and MF&A reporting units, were events that could result in asset impairment. As a result, at the end of the third quarter of 2004 the Company performed an impairment analysis of identified intangibles with definite lives pursuant to SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and an impairment analysis of goodwill pursuant to SFAS 142. In the third quarter of 2004, the Company recorded an impairment charge of $3,907,000, of which $3,601,000 related to customer relations and $306,000 related to contractor relations. The Company also recorded an impairment charge of $26,421,000 related to goodwill, of which $26,076,000 related to its Nurse Travel reporting unit and $345,000 related to its MF&A reporting unit.

During the year ended December 31, 2005, the Internal Revenue Service issued a determination letter regarding the examination of the Company's federal income tax return for the year ended December 31, 2002. This favorable outcome resulted in tax refunds of $521,000 related primarily to the additional deduction of costs related to the acquisition of Health Personnel Options Corporation in 2002. The income tax receivable was recorded as a reduction to goodwill. At December 31, 2005, the Company performed its annual impairment test and concluded that there was no further impairment of goodwill or other identifiable intangible assets.

Goodwill was $16,596,000 at December 31, 2005 and $17,117,000 at December 31, 2004. The balance was allocated $15,399,000 and $1,197,000 at December 31, 2005 and $15,920,000 and $1,197,000 at December 31, 2004 to the Healthcare Staffing and Lab Support segments, respectively.

The changes in the carrying amount of goodwill for the years ended December 31, 2004 and December 31, 2005 are as follows:

Balance as of January 1, 2004	$43,538,000
Goodwill impairment	(26,421,000)

Balance as of December 31, 2004	$17,117,000
Purchase adjustment for income tax refund	(521,000)

Balance as of December 31, 2005	$16,596,000

As of December 31, 2004 and December 31, 2005, the Company had the following acquired identifiable intangible assets:

	December 31, 2004						December 31, 2005
	Estimated useful life	Gross carrying amount	Accumulated amortization	Impairment	Purchase adjustment	Net carrying amount	Gross carrying amount	Accumulated amortization	Impairment	Purchase adjustment	Net carrying amount

Intangible assets subject to amortization:
Customer relations	7 years	$11,100,000	$6,336,000	$3,601,000	$—	$1,163,000	$11,100,000	$6,801,000	$3,601,000	$—	$698,000
Contractor relations	5 years	3,900,000	2,076,000	306,000	—	1,518,000	3,900,000	2,736,000	306,000	—	858,000

Subtotal		$15,000,000	$8,412,000	$3,907,000	$—	$2,681,000	$15,000,000	$9,537,000	$3,907,000	$—	$1,556,000

Intangible assets not subject to amortization:
Goodwill		$124,472,000	$637,000	$106,318,000	$400,000	$17,117,000	$124,472,000	$637,000	$106,318,000	$921,000	$16,596,000

Total		$139,472,000	$9,049,000	$110,225,000	$400,000	$19,798,000	$139,472,000	$10,174,000	$110,225,000	$921,000	$18,152,000

Amortization expense for intangible assets subject to amortization was $4,208,000, $2,682,000 and $1,125,000 for the years ended December 31, 2003, 2004 and 2005, respectively. Estimated amortization for each of the years ended December 31, 2006 through December 31, 2009 is $939,000, $365,000, $167,000 and $85,000, respectively.

On Assignment, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2003, 2004 and 2005

4. 401(k) Retirement Savings Plan, Deferred Compensation Plan and Change in Control Severance Plan

Under its 401(k) Retirement Savings Plan, eligible employees may elect to have a portion of their salary deferred and contributed to the plans. The amount of salary deferred is not subject to Federal and State income tax at the time of deferral. The plans cover all eligible employees and provide for matching or discretionary contributions at the discretion of the Board of Directors. The Company made matching or discretionary contributions to the plans of $276,000, $388,000 and $486,000 during the years ended December 31, 2003, 2004 and 2005, respectively.

Effective January 1, 1998, the Company implemented the On Assignment, Inc. Deferred Compensation Plan. The plan permits a select group of management or highly compensated employees or directors to annually elect to defer up to 100 percent of their base salary, annual bonus, stock option gain or fees on a pre-tax basis and earn tax-deferred returns on these amounts. Distributions from the plan are made at retirement, death or termination of employment, in a lump sum, or over five, ten or fifteen years. At December 31, 2004 and 2005, the liability under the plan was approximately $646,000 and $683,000, respectively. Life insurance policies are maintained related to the plan, whereby the Company is the sole owner and beneficiary of such insurance. The cash surrender value of these life insurance policies, which is reflected in other assets, was approximately $1,734,000 and $746,000 at December 31, 2004 and 2005, respectively.

The Company adopted the On Assignment, Inc. Change in Control Severance Plan ("the Plan") to provide severance benefits for officers and other eligible employees who are terminated following an acquisition of the Company. This Plan was adopted on February 12, 1998 and amended on August 8, 2004. Under the Plan, if an eligible employee is involuntarily terminated within 18 months of a change in control, as defined in the Plan, then the employee will be entitled to salary plus target bonus payable in a lump sum. The amounts payable would range from one month to 18 months of salary and target bonus, depending on the employee's length of service and position with the Company. On December 31, 2004, the Company entered into separate Executive Change of Control Agreements with the Chief Executive Officer and the Chief Financial Officer of the Company, which provide for certain additional benefits as outlined in the agreements.

5. Commitments and contingencies

The Company leases its facilities and certain office equipment under operating leases, which expire at various dates through 2011. Certain leases contain rent escalations and/or renewal options. The Company also subleases 9,600 square feet of office space through 2006. At December 31, 2004 and 2005, the balance of deferred rent liability was $389,000 and $239,000, respectively.

The following is a summary of future minimum lease payments, net of sublease income, by year:

Operating leases

2006	$3,242,000
2007	2,381,000
2008	1,548,000
2009	1,284,000
2010	1,030,000
Thereafter	255,000

Total Minimum Lease Payments	$9,740,000

Rent expense (net of sublease income) for the years ended December 31, 2003, 2004, and 2005 was $4,641,000, $4,318,000, and $4,575,000, respectively.

In addition, the Company entered into a new lease agreement for a branch office in March 2006. Under this agreement, the Company has committed to base rental payments totaling $1,184,000 through May 2011.

The Company and its subsidiaries are involved in various legal proceedings, claims and litigation arising in the ordinary course of business. However, based on the facts currently available, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the financial position of the Company.

The Company is partially self-insured for workers' compensation expense. In connection with this program, the Company pays a base premium plus actual losses incurred up to certain levels and is insured for losses greater than certain levels per occurrence and in the aggregate. The self-insurance claim liability is determined based on claims filed and claims incurred but not yet reported. The Company accounts for claims incurred but not yet reported based on estimates derived from historical claims experience and current trends of industry data. Changes in estimates and differences in estimates and actual payments for claims are recognized in the period that the estimates changed or payments were made. The net self-insurance claim liability was $4,053,000 and $3,488,000 at December 31, 2004 and 2005, respectively. As of December 31, 2005, the Company has three separate unused letters of credit totaling $4,878,000 to secure its obligations for workers' compensation claims under three insurance carriers. In the second quarter of 2005, the Company entered into an agreement to collateralize these letters of credit by restricting $4,878,000 in cash and cash equivalents for the sole purpose of paying down the letters of credit, if necessary.

On August 3, 2005, the Compensation Committee approved Contingent Restricted Stock Unit (RSU) grants. The Contingent RSU grants reflect the right to receive RSU's in the event the stockholders approve, at the next annual meeting, an amendment to the 1987 Stock Option Plan, as amended and restated on March 11, 2003, to increase the number of RSU's that can be granted under the plan. The Contingent RSU grants have been denominated in dollars, reflecting the underlying stock value of the RSU's to be granted, and the total value of these awards subject to stockholder approval is $3,306,000.

6. Income taxes

Income (loss) before provision (benefit) for income taxes consists of the following:

	Years ended December 31,
	2003	2004	2005

United States	(84,076,000)	(46,546,000)	(1,467,000)
Foreign	1,309,000	(171,000)	1,242,000

	(82,767,000)	(46,717,000)	(225,000)

The provision (benefit) for income taxes consists of the following:

	Years ended December 31,
	2003	2004	2005

Current:
Federal	$633,000	$(6,630,000)	$(653,000)
State	(5,000)	228,000	150,000
Foreign	392,000	313,000	374,000

	1,020,000	(6,089,000)	(129,000)

Deferred:
Federal	(1,868,000)	(478,000)	(326,000)
State	(289,000)	(1,534,000)	(479,000)
Foreign	170,000	(428,000)	82,000

	(1,987,000)	(2,440,000)	(723,000)

Valuation Allowance	—	4,205,000	723,000

Total	$(967,000)	$(4,324,000)	$(129,000)

As of December 31, 2005, the Company had total federal and combined state net operating losses of $3,020,000 and $15,890,000, respectively. The federal net operating losses are available to offset future taxable income until 2025. The state net operating losses can be carried forward for up to 20 years and begin expiring in 2015. Stock option deductions of $1,601,000 were included in the Company's net operating losses and the tax benefit, if any, would be recorded as an increase in additional paid-in-capital in future years rather than a decrease to the income tax provision.

During the quarter and year ended December 31, 2004, the Company established a valuation allowance against its net domestic deferred income tax assets. The valuation allowance has been calculated pursuant to SFAS No. 109, "Accounting for Income Taxes" (SFAS 109), which requires an assessment of both positive and negative evidence when measuring the need for a valuation allowance. Such evidence includes a company's past and projected future performance, the market environment in which the company operates, the utilization of past tax credits and the length of carryback and carryforward periods of net operating losses. At the end of 2005, the Company evaluated the continued need for the valuation allowance. Although the Company's operating results were better than expected, the prior years negative evidence outweighed the current positive evidence and the Company intends to maintain the valuation allowance, as contemplated in SFAS 109, until an appropriate level of sustained profitability is reached, which may occur as early as the fourth quarter of 2006.

The Company had gross deferred tax assets of $6,100,000 and $6,605,000 and gross deferred tax liabilities of $1,895,000 and $1,677,000 at December 31, 2004 and December 31, 2005, respectively. Foreign deferred tax assets and liabilities were not material as of December 31, 2004 and 2005 and are included in the Federal balances in the table below.

The components of deferred tax assets (liabilities) are as follows:

	December 31, 2004		December 31, 2005
	Federal	State	Federal	State

Deferred income tax assets:
Current:
Allowance for doubtful accounts	$462,000	$69,000	$520,000	$97,000
Employee related accruals	822,000	98,000	363,000	37,000
State taxes	53,000	—	2,000	—
Reserve for severance and branch office closures	641,000	53,000	17,000	1,000
Workers' compensation loss reserve	1,403,000	208,000	1,221,000	223,000
Other	326,000	23,000	286,000	17,000

Total current deferred income tax assets	3,707,000	451,000	2,409,000	375,000

Non-current: Net operating loss carry forwards	95,000	1,354,000	1,027,000	1,814,000

Deferred income tax assets (liabilities):
Non-current:
Purchased intangibles, net	401,000	92,000	826,000	154,000
Depreciation and amortization expense	(1,396,000)	(117,000)	(1,549,000)	(128,000)
Other	(338,000)	(44,000)	—	—

Total non-current deferred income tax (liabilities) assets	(1,333,000)	(69,000)	(723,000)	26,000

Less: Valuation Allowance	2,469,000	1,736,000	2,713,000	2,215,000

Total deferred income tax assets (liabilities)	$—	$—	$—	$—

The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 34 percent to income before income taxes and the actual income taxes is as follows:

	Years ended December 31,
	2003	2004	2005

Income tax benefit at the statutory rate	$(28,141,000)	$(15,884,000)	$(77,000)
State income taxes	(179,000)	(1,295,000)	139,000
Non-deductible goodwill impairment	27,165,000	8,952,000	—
Valuation allowance	—	4,205,000	355,000
2004 Income tax refund received in excess of estimates	—	—	(873,000)
2003 Additional income tax estimate	—	—	216,000
Foreign tax rate and permanent differences	188,000	(302,000)	111,000

Total	$(967,000)	$(4,324,000)	$(129,000)

The Company receives a tax deduction as the result of disqualifying dispositions made by directors, officers and employees. A disqualifying disposition occurs when stock acquired through the exercise of incentive stock options or the Employee Stock Purchase Plan is disposed of prior to the required holding period or upon exercise of a non-qualified stock option. At December 31, 2003 and 2004, net income taxes payable and additional paid-in capital include tax benefits of $19,000 and $28,000 respectively, resulting from disqualifying dispositions by directors, officers and employees. The Company recorded no benefit from disqualifying dispositions in 2005.

The Internal Revenue Service is currently examining the Company's federal income tax return for the years ended December 31, 2003 and December 31, 2004. The Company has recorded a SFAS No 5, "Accounting for Contingencies" (SFAS 5), contingent liability related to the potential outcome of the audit. The Company believes that any settlement related to the matters presently being discussed will not have a material effect on the Company's Statement of Income (Loss) or financial position.

At December 31, 2005, the Company had accumulated net foreign earnings of $3,099,000. The Company does not plan to repatriate these earnings, therefore, no U.S. income tax has been provided on the foreign earnings. In February 2006, the Company's foreign subsidiaries repaid the foreign intercompany loans, with the exception of Canada, in the amount of $4,336,000. The cumulative translation adjustment related to the loans at December 31, 2005 was $235,000 and is recorded in other comprehensive income net of the related tax effect.

7. Stock Option Plan and Employee Stock Purchase Plan

Under its Stock Option Plan (Plan), the Company may grant employees, contractors, and members of the Board of Directors incentive or non-qualified stock options to purchase shares of its common stock as well as restricted stock. As amended, the Plan provides for issuance of up to 11,000,000 options to purchase shares of common stock and 200,000 shares of restricted stock. The termination date of the Plan, as amended, is June 17, 2012. Optionees, option prices, option amounts, grant dates, stock grants and vesting are established by the Compensation Committee of the Board of Directors. The option prices may not be less than 85 percent of the fair market value of the stock at the time the option is granted. The Company generally issues stock options at the fair market value on the date of grant. Stock options granted to date generally become exercisable over a period of four years and have a maximum term of ten years measured from the grant date.

The following summarizes stock option activity as of and for the years ended December 31, 2003, 2004 and 2005:

	Incentive stock options	Non-qualified stock options	Weighted average exercise price per share

Outstanding at January 1, 2003	914,091	1,487,322	$16.93
Granted	750,398	797,052	$5.20
Exercised	(520)	(2,208)	$3.65
Canceled	(392,813)	(546,020)	$13.95

Outstanding at December 31, 2003	1,271,156	1,736,146	$11.83
Granted	814,363	1,071,762	$5.23
Exercised	(3,917)	(7,517)	$4.51
Canceled	(539,389)	(858,910)	$11.31

Outstanding at December 31, 2004	1,542,213	1,941,481	$8.49
Granted	383,770	104,980	$7.61
Exercised	(132,405)	(398,108)	$5.38
Canceled	(305,007)	(196,440)	$12.85

Outstanding at December 31, 2005	1,488,571	1,451,913	$8.16

The table above includes non-employee director stock options of 256,800, 301,800 and 301,800 outstanding at December 31, 2003, 2004 and 2005, respectively.

Stock awarded to directors and restricted stock units granted to employees have been excluded from the table above. On August 3, 2005, the Company awarded and issued 4,500 shares of common stock to all non-employee directors for a total of 22,500 and 200,000 restricted stock unit grants were awarded to employees. The director stock awards vested immediately upon issuance and the employee restricted stock unit grants vest over a four year period. In accordance with APB No. 25, the Company recorded compensation expense based on the fair market value of the stock awards and restricted stock unit grants on the grant date, which is included in selling, general and administrative expenses on the Company's consolidated statement of income (loss) for the year ended December 31, 2005. The fair value of the director stock awards of $122,000 was expensed immediately upon issuance and the fair value of the employee restricted stock unit grants was $1,084,000 and will be recorded ratably over the four year vesting period beginning on the grant date, of which $113,000 was recorded in 2005. The employee restricted stock unit grants are recorded as an increase to compensation expense and an increase to additional paid-in-capital in the Company's consolidated balance sheet as of December 31, 2005.

The following summarizes pricing and term information for options outstanding as of December 31, 2005:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2005	Weighted average remaining contractual life	Weighted average exercise price	Exercisable at December 31, 2005	Weighted average exercise price

$ 3.97 to $ 4.97	772,584	8.7 years	$4.75	258,679	$4.68
4.98 to 5.39	939,495	8.2 years	5.19	421,468	5.20
5.40 to 6.52	206,256	8.3 years	6.04	86,242	6.12
6.68 to 9.53	262,167	8.1 years	7.64	93,023	8.33
9.62 to 13.69	334,985	6.5 years	11.21	163,762	11.81
14.00 to 33.00	424,997	5.2 years	19.89	420,094	19.87

$ 3.97 to $33.00	2,940,484	7.7 years	$8.16	1,443,268	$10.38

The following stock options were outstanding and exercisable as of the end of the respective periods:

	As of December 31,
	2003	2004

Stock options outstanding and exercisable	1,240,543	1,655,968
Weighted average exercise price	$15.73	$11.43

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Stock Option Plan and Employee Stock Purchase Plan and accordingly, no compensation cost has been recognized for its stock option and purchase plans. The Company has adopted the disclosure only provisions of FAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The estimated fair value of options granted during 2003, 2004 and 2005 pursuant to SFAS 123 was approximately $4,082,000, $4,931,000 and $1,799,000, respectively.

The fair value of each option included is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years ended December 31,
	2003	2004	2005

Dividend yield	—	—	—
Risk-free interest rate	3.1%	3.4%	4.0%
Expected volatility	59%	58%	58%
Expected lives	5 years	4 years	3 years

The Employee Stock Purchase Plan allows eligible employees to purchase common stock of the Company, through payroll deductions, at 85 percent of the lower of the market price on the first day or the last day of the semi-annual purchase period. Eligible employees may contribute multiples of 1 percent of their eligible earnings toward the purchase of the stock (subject to certain IRS limitations). Shares issued under the plan were 80,694 in 2003, 73,969 in 2004 and 56,593 in 2005.

The estimated fair value of stock purchased under the Company's Employee Stock Purchase Plan was approximately $104,000, $114,000, and $159,000, respectively. Pro forma compensation cost of shares purchased under the Employee Stock Purchase Plan are measured based on a fair-value option-pricing model. The model accounts for the discount from market value and applies a shorter expected life in-line with each six month purchase period than the assumptions outlined in the table above that relate to the valuation of stock options.

8. Business segments

The Company has two reportable operating segments: Healthcare Staffing and Lab Support. The Healthcare Staffing segment includes our Nurse Travel and Medical Financial and Allied (MF&A) lines of business. The lines of business have been aggregated into their respective segments based on similar economic characteristics.

The Healthcare Staffing segment offers our healthcare clients and potential clients, contract professionals, both locally-based and traveling, from more than ten healthcare and medical financial and allied occupations. These contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, medical technologists, phlebotomists, coders, billers, claims processors and collectors.

The Lab Support segment includes our domestic and international life science staffing businesses and provides locally-based contract, contract-to-permanent placement and direct placement of life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, automotive, medical device, universities and environmental industries. These contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

The Company's management evaluates the performance of each segment primarily based on revenues, gross profit and operating income (loss). The information in the following table is derived directly from the segments' internal financial reporting used for corporate management purposes.

	Years ended December 31,
	2003	2004	2005

Revenues:
Lab Support	$92,912,000	$83,905,000	$98,730,000
Nurse Travel	$77,989,000	$80,614,000	$99,091,000
Medical Financial and Allied	38,653,000	29,055,000	40,035,000

Healthcare Staffing	116,642,000	109,669,000	139,126,000

Total Revenues	$209,554,000	$193,574,000	$237,856,000

Gross Profit:
Lab Support	$29,641,000	$25,426,000	$31,736,000
Nurse Travel	$14,748,000	$16,131,000	$19,877,000
Medical Financial and Allied	11,784,000	8,354,000	11,616,000

Healthcare Staffing	26,532,000	24,485,000	31,493,000

Total Gross Profit	$56,173,000	$49,911,000	$63,229,000

Operating Income (Loss):
Lab Support	$7,257,000	$(3,134,000)	$1,610,000
Healthcare Staffing	(90,416,000)	(43,978,000)	(2,516,000)

Total Operating Loss	$(83,159,000)	$(47,112,000)	$(906,000)

Healthcare Staffing segment's Operating Loss for 2004 includes non-cash charges related to the impairment of goodwill and identifiable intangible assets of $26,421,000 and $3,907,000, respectively. Healthcare Staffing segment's Operating Loss for 2003 includes a non-cash charge for goodwill impairment of $79,897,000.

The Company does not report total assets by segment. The following table represents identifiable assets by business segment:

	Years ended December 31,
	2004	2005

Gross Accounts receivable:
Lab Support	$11,140,000	$13,780,000
Healthcare Staffing	17,376,000	23,126,000

Total Gross Accounts Receivable	$28,516,000	$36,906,000

The Company operates internationally, with operations in the United States and Europe. The following table represents revenues by geographic location:

	Years ended December 31,
	2003	2004	2005

Revenues:
Domestic	$198,277,000	$182,665,000	$223,161,000
Foreign	11,277,000	10,909,000	14,695,000

Total Revenues	$209,554,000	$193,574,000	$237,856,000

	Years ended December 31,
	2004	2005

Long-Lived Assets:
Domestic	$33,347,000	$28,665,000
Foreign	389,000	413,000

Total Long-Lived Assets	$33,736,000	$29,078,000

9. Unaudited quarterly results.

The following table presents unaudited quarterly financial information for each of the four quarters ended December 31, 2004 and December 31, 2005. In the opinion of management, the quarterly information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation thereof. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Quarter ended
	Mar. 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	Mar. 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005

	(unaudited) (in thousands, except per share data)
Revenues	$46,426	$46,313	$49,552	$51,283	$49,796	$57,408	$65,951	$64,701
Cost of services	34,613	34,288	36,291	38,471	36,827	42,073	48,010	47,717

Gross profit	11,813	12,025	13,261	12,812	12,969	15,335	17,941	16,984
Selling, general and administrative expenses	14,349	16,908	18,830	16,608	15,974	15,556	16,365	16,240
Impairment of Intangibles	—	—	3,907	—	—	—	—	—
Impairment of goodwill	—	—	26,421	—	—	—	—	—

Operating (loss) income	(2,536)	(4,883)	(35,897)	(3,796)	(3,005)	(221)	1,576	744
Interest income	92	84	111	108	214	127	113	227

(Loss) income before income taxes	(2,444)	(4,799)	(35,786)	(3,688)	(2,791)	(94)	1,689	971
(Benefit) provision for income taxes	(941)	(1,809)	(3,541)	1,967	80	(240)	(119)	150

Net (loss) income	$(1,503)	$(2,990)	$(32,245)	$(5,655)	$(2,871)	$146	$1,808	$821

Basic (loss) earnings per share	$(0.06)	$(0.12)	$(1.28)	$(0.22)	$(0.11)	$0.01	$0.07	$0.03

Weighted average number of common shares outstanding	25,208	25,233	25,247	25,276	25,297	25,325	25,480	25,750

Diluted (loss) earnings per share	$(0.06)	$(0.12)	$(1.28)	$(0.22)	$(0.11)	$0.01	$0.07	$0.03

Weighted average number of common and common equivalent shares outstanding	25,208	25,233	25,247	25,276	25,297	25,356	26,085	27,025

On Assignment, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$28,611,000	$20,487,000
Restricted cash	5,178,000	4,878,000
Accounts receivable, net	35,084,000	35,325,000
Advances and deposits	316,000	327,000
Prepaid expenses	2,267,000	3,017,000
Income taxes receivable	52,000	567,000
Other current assets	262,000	26,000

Total Current Assets	71,770,000	64,627,000

Property and equipment, net	9,356,000	9,639,000
Goodwill, net	17,109,000	16,596,000
Identifiable intangible assets, net	1,151,000	1,556,000
Other assets	1,433,000	1,287,000

Total Assets	$100,819,000	$93,705,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,173,000	$2,604,000
Accrued payroll	8,757,000	8,046,000
Deferred compensation	921,000	683,000
Deferred rent expense	108,000	169,000
Income taxes payable	569,000	78,000
Accrued workers' compensation	3,834,000	3,488,000
Other accrued expenses	1,778,000	1,930,000

Total Current Liabilities	18,140,000	16,998,000

Deferred rent expense	476,000	70,000

Total Liabilities	18,616,000	17,068,000

Stockholders' Equity:
Preferred stock	—	—
Common stock	289,000	286,000
Paid-in capital	124,236,000	121,232,000
Accumulated deficit	(20,688,000)	(22,904,000)
Accumulated other comprehensive income	1,336,000	993,000

	105,173,000	99,607,000
Less: Treasury shares, at cost	22,970,000	22,970,000

Total Stockholders' Equity	82,203,000	76,637,000

Total Liabilities and Stockholders' Equity	$100,819,000	$93,705,000

On Assignment, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three months ended June 30,
	2006	2005

Revenues	$68,636,000	$57,408,000
Cost of services	49,368,000	42,073,000

Gross profit	19,268,000	15,335,000
Selling, general and administrative expenses	16,644,000	15,556,000

Operating income (loss)	2,624,000	(221,000)
Interest income, net	256,000	127,000

Income (loss) before income taxes	2,880,000	(94,000)
Provision (Benefit) for income taxes	966,000	(240,000)

Net income	$1,914,000	$146,000

Earnings per share:
Basic earnings per share	$0.08	$0.01

Weighted average number of shares outstanding	26,149,000	25,325,000

Diluted earnings per share	$0.07	$0.01

Weighted average number of shares and dilutive shares outstanding	26,974,000	25,356,000

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three months ended June 30,
	2006	2005

Net income	$1,914,000	$146,000
Other comprehensive income (loss):
Foreign currency translation adjustment	255,000	(520,000)

Comprehensive income (loss)	$2,169,000	$(374,000)

On Assignment, Inc.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Six Months Ended June 30,
	2006	2005

Revenues	$135,359,000	$107,204,000
Cost of services	99,107,000	78,900,000

Gross profit	36,252,000	28,304,000
Selling, general and administrative expenses	33,430,000	31,530,000

Operating income (loss)	2,822,000	(3,226,000)
Interest income, net	490,000	341,000

Income (loss) before income taxes	3,312,000	(2,885,000)
Provision (benefit) for income taxes	1,096,000	(160,000)

Net income (loss)	$2,216,000	$(2,725,000)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.09	$(0.11)

Weighted average number of shares outstanding	25,976,000	25,311,000

Diluted earnings (loss) per share	$0.08	$(0.11)

Weighted average number of shares and dilutive shares outstanding	26,820,000	25,311,000

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Six Months Ended June 30,
	2006	2005

Net income (loss)	$2,216,000	$(2,725,000)
Other comprehensive income (loss):
Foreign currency translation adjustment	343,000	(761,000)

Comprehensive income (loss)	$2,559,000	$(3,486,000)

On Assignment, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2006	2005

Cash Flows From Operating Activities:
Net income (loss)	$2,216,000	$(2,725,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,958,000	2,834,000
Provision for doubtful accounts and billing adjustments	8,000	52,000
Stock-based compensation	1,014,000	—
Loss on disposal of property and equipment	10,000	428,000
Changes in operating assets and liabilities:
Accounts receivable	403,000	(2,453,000)
Prepaid expenses	744,000	179,000
Income taxes receivable	—	5,284,000
Income taxes payable	1,000,000	79,000
Accounts payable	(391,000)	(563,000)
Accrued payroll	648,000	1,568,000
Deferred compensation	237,000	(65,000)
Deferred rent expense	345,000	(56,000)
Accrued worker's compensation	346,000	384,000
Other accrued expenses	(183,000)	(428,000)

Net cash provided by operating activities	9,355,000	4,518,000

Cash Flows From Investing Activities:
Purchase of marketable securities	—	(6,000,000)
Proceeds from the maturity of marketable securities	—	6,000,000
Acquisition of property and equipment	(2,254,000)	(2,142,000)
Proceeds from sale of property and equipment	1,000	1,000
Increase in restricted cash	(300,000)	(4,878,000)
Decrease (increase) in advances and deposits	12,000	(30,000)
(Increase) decrease in other assets	(351,000)	984,000
Cash paid for acquisitions	(430,000)	—

Net cash used for investing activities	(3,322,000)	(6,065,000)

Cash Flows From Financing Activities:
Proceeds from exercise of common stock options	1,581,000	97,000
Proceeds from issuance of common stock—Employee Stock Purchase Plan	258,000	116,000

Net cash provided by financing activities	1,839,000	213,000

Effect of exchange rate changes on cash and cash equivalents	252,000	(658,000)

Net Increase (Decrease) in Cash and Cash Equivalents	8,124,000	(1,992,000)
Cash and Cash Equivalents at Beginning of Period	20,487,000	20,787,000

Cash and Cash Equivalents at End of Period	$28,611,000	$18,795,000

Supplemental Disclosure of Cash Flow Information:
Cash paid (refunds received) for:
Income taxes	$40,000	$(5,564,000)

Supplemental Disclosure of Non-Cash Transactions:
Acquisition of property and equipment through accounts payable	$90,000	$259,000

On Assignment, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2006 and 2005 (unaudited)

1. Financial statement presentation

The accompanying consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures, which are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to SEC rules and regulations. The information reflects all normal and recurring adjustments which, in the opinion of the Company's management, are necessary for a fair presentation of the financial position of the Company and its results of operations for the interim periods set forth herein. The results for the three and six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the full year or any other period.

2. Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated.

In February 2006, the Company decided to repay substantially all intercompany loan balances owed by wholly-owned foreign subsidiaries. These transactions resulted in the repayment of $4,336,000 of the intercompany loan balances and cumulative unrealized foreign currency translation gains of $79,000. These gains have been excluded from the determination of net income and have been recorded as other comprehensive income as a component of stockholders' equity and will remain recorded there until such time that the Company's investment in those foreign subsidiaries has been sold or substantially or completely liquidated. Gains and losses resulting from the timing of the repayment of foreign currency transactions, which are not material, are included in selling, general and administrative expenses in the Consolidated Statements of Income (Loss).

3. Cash, cash equivalents and restricted cash

The Company considers all highly liquid investments with a maturity of three months or less on the date of purchase to be cash equivalents. In June of 2005, the Company entered into an agreement to collateralize three letters of credit related to the Company's workers' compensation program (Note 4) by restricting $4,878,000 in cash and cash equivalents for the sole purposes of paying down the lines of credit, if necessary. For the six months ended June 30, 2006, restricted cash increased by $300,000 due to a net increase in the collateralized lines of credit described in Note 4.

4. Workers' compensation

The Company is partially self-insured for its workers' compensation liability. In connection with this program, the Company pays a base premium plus actual losses incurred, not to exceed certain stop-loss limits. The Company is insured for losses above these limits, both per occurrence and in the aggregate. The self-insurance claim liability is determined based on claims filed and claims incurred but not reported. As of June 30, 2006, the Company has three separate unused letters of credit totaling $5,178,000 to secure its obligations for workers' compensation claims with three insurance carriers. In June 2005, the Company entered into an agreement to collateralize these letters of credit by restricting cash and cash equivalents for the sole purpose of paying down the lines of credit, if necessary. These agreements are renewed annually based on the policy renewal period.

5. Accounts receivable

Accounts receivable are stated net of an allowance for doubtful accounts of $1,389,000 and $1,581,000 at June 30, 2006 and December 31, 2005, respectively.

6. Information systems, property and equipment

Property and equipment are stated net of accumulated depreciation and amortization of $13,883,000 and $11,470,000 at June 30, 2006 and December 31, 2005, respectively.

The Company capitalizes costs associated with customized internal-use software systems that have reached the application stage and meet recoverability tests under the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," (SOP 98-1). All software costs capitalized under SOP 98-1 are depreciated over an estimated useful life of 3 to 5 years.

During 2005, the Company began implementing an enhanced front-office software application. Phase I of the new front office enhancement was completed in the second quarter of 2006. The new application interfaces with the existing enterprise-wide information system, PeopleSoft, used in the Lab Support and certain of the Medical Financial and Allied (MF&A) lines of business and provides additional functionality, including applicant tracking and search tools, customer and candidate contact management and sales management tools.

The Company has capitalized costs related to its various technology initiatives in accordance with SOP 98-1. The net book value of the property and equipment related to software development was $4,147,000 as of June 30, 2006, which includes development-in- progress of $256,000, primarily related to the implementation of PeopleSoft finance and payroll modules for our Nurse Travel line of business and certain foreign operations. In addition, the Company has capitalized website development costs in accordance with Emerging Issues Task Force Issue No. 00-02, "Accounting for Web Site Development Costs." The net book value of capitalized website development costs was $759,000 as of June 30, 2006, which includes development-in-progress of $41,000.

During the second quarter of 2005, the Company successfully relocated the information system and hosting environment from several third-party vendors to a self-managed hosting center in Burbank, California. The Company expects to realize improved quality of service in supporting business operations and substantial cost reductions by centralizing its computing environments. In conjunction with this migration, the Company has capitalized $2,073,000 for external direct costs including labor, hardware and software purchases as well as internal development costs. The net book value of the fixed assets related to the hosting environment was $1,482,000 as of June 30, 2006, which includes development-in-progress of $101,000.

7. Accrued restructuring

During the three months ended June 30, 2006, the Company made payments of $27,000 and $59,000 against the accruals for branch offices closures and severance costs, respectively. During the six months ended June 30, 2006, the Company made payments of $53,000, $158,000 and $26,000 against the accruals for branch offices closures, severance and retirement package costs, respectively. No additional expenses were incurred in connection with these activities in 2006. The remaining liability of $96,000 is included in other accrued expenses on the Company's Consolidated Balance Sheets and is summarized in the following table:

	Branch office restructuring	Severance	Retirement package	Total

Liability as of January 1, 2005	$286,000	$1,284,000	$314,000	$1,884,000
Branch office closures	52,000	—	—	52,000
Accruals	—	106,000	—	106,000
Payments	(189,000)	(1,119,000)	(277,000)	(1,585,000)
Other	—	(113,000)	(11,000)	(124,000)

Liability as of December 31, 2005	149,000	158,000	26,000	333,000

Payments	(53,000)	(158,000)	(26,000)	(237,000)

Liability as of June 30, 2006	$96,000	$—	$—	$96,000

8. Goodwill and identifiable intangible assets

Pursuant to FAS No. 142, "Goodwill and Other Intangible Assets," (FAS 142) goodwill is tested for impairment at least annually and more frequently if an event occurs that indicates the assets may be impaired. The test for impairment is performed at one level below the operating segment level, which is defined in FAS 142 as the reporting unit.

Pursuant to FAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Asset," and FAS 142, the Company determined there were no events or changes in circumstances that indicated that carrying values of goodwill or other intangible assets subject to amortization may not be recoverable as of June 30, 2006.

During the three months ended June 30, 2006, the Company acquired a small Health Information Management (HIM) business. The acquisition of this specialized team is expected to enhance the sales efforts of the existing HIM line of business. The total purchase price of the acquisition was $584,000, of which $430,000 was paid in cash and the remainder was paid in stock with a fair market value at the time of acquisition of $154,000. The purchase price was allocated on the basis of estimated fair value, $513,000 to Goodwill, which includes the primary asset of an assembled workforce, $68,000 to intangible assets and $3,000 to fixed assets.

Goodwill was $17,109,000 at June 30, 2006 and $16,596,000 at December 31, 2005. As of June 30, 2006, the Goodwill balance was allocated $15,912,000 and $1,197,000 to the Healthcare Staffing and Lab Support segments, respectively. As of December 31, 2005, the Goodwill balance was allocated $15,399,000 and $1,197,000 to the Healthcare Staffing and Lab Support segments, respectively.

On Assignment, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2006 and 2005 (unaudited)

The table below outlines the Company's acquired identifiable intangible assets as of June 30, 2006 and December 31, 2005:

		June 30, 2006
					December 31, 2005
		Gross carrying amount
	Estimated useful life		Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount

Intangible assets subject to amortization:
Customer relations	7 years	$7,515,000	$6,942,000	$573,000	$7,499,000	$6,801,000	$698,000
Contractor relations	5 years	3,596,000	3,066,000	530,000	3,594,000	2,736,000	858,000
Covenant not to compete	2 years	50,000	2,000	48,000	—	—	—

Subtotal		$11,161,000	$10,010,000	$1,151,000	$11,093,000	$9,537,000	$1,556,000

Intangible assets not subject to amortization:
Goodwill		$17,746,000	$637,000	$17,109,000	$17,233,000	$637,000	$16,596,000

Total		$28,907,000	$10,647,000	$18,260,000	$28,326,000	$10,174,000	$18,152,000

Amortization expense for intangible assets with definite lives was $237,000 and $282,000 for the three months ended June 30, 2006 and 2005, respectively. Amortization expense for the six months ended June 30, 2006 and 2005 was $472,000 and $563,000, respectively. Estimated amortization for the remainder of 2006 and each of the years ended December 31, 2007 through December 31, 2009 is $485,000, $396,000, $183,000, and $87,000, respectively.

9. Revenues

Revenues from contract assignments, net of sales adjustments and discounts, are recognized when earned, based on hours worked by the Company's contract professionals on a weekly basis. Conversion and direct hire fees are recognized when earned, upon conversion or direct hire of a contract professional to a client's regular employee. In addition, the Company records a sales allowance against consolidated revenues, which is an estimate based on historical billing adjustment experience. The sales allowance is recorded as a reduction to revenues and an increase to the allowance for billing adjustments. The billing adjustment reserve includes an allowance for fallouts. Fallouts are direct hire fees that do not complete the contingency period. The contingency period is typically 90 days or less. Reimbursed expenses, including those related to travel and out-of-pocket expenses, are included in revenues and the associated amounts of reimbursable expenses are included in cost of services.

10. Stock Option Plan and Employee Stock Purchase Plan

Effective January 1, 2006, the company adopted the provisions of FAS No. 123 (revised 2004) "Share-Based Payment" (FAS 123R) using the modified-prospective transition method, and the disclosures that follow are based on applying FAS 123R. Under this transition method, compensation expense recognized includes: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS No. 123 "Accounting for Stock-Based Compensation" (FAS 123), based on the remaining vesting period and (b) compensation expense for all share-based awards granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R recognized over the vesting period. In accordance with the modified-prospective transition method, results for prior periods have not been restated.

On Assignment, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2006 and 2005 (unaudited)

Stock Option Plan

As of June 30, 2006, the Company had a single Restated 1987 Stock Option Plan as amended and restated on April 7, 2006 (the Plan) and approved by shareholders on May 22, 2006. The Company issues stock options and restricted stock unit grants in accordance with the Plan and records compensation expense in accordance with FAS 123R. Compensation expense charged against income related to the Plan was $555,000 and $1,014,000 for the three and six months ended June 30, 2006, respectively. Because this fiscal period represents the period of the adoption of FAS 123R, there was no compensation expense recorded in the prior year for the three and six months ending June 30, 2005, at which time the Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and the disclosure only provisions of FAS 123 and FAS 148, "Accounting for Stock-Based Compensation." For the six months ended June 30, 2006, the Company has recognized an income tax benefit of $190,000 in the income statement for share-based compensation arrangements.

The Plan, which is shareholder-approved, permits the grant of stock options and restricted stock units to its employees for up to 11,000,000 shares of common stock. The Company believes that such stock option awards and restricted stock units better align the interests of its employees and directors with those of its shareholders. Stock option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant. Stock option awards and restricted stock units generally vest over 4 years of continuous service with the Company, and stock options have 10-year contractual terms. Certain stock option awards and restricted stock units provide for accelerated vesting if there is a change in control.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that incorporates assumptions disclosed in the following table. Expected volatility is based on historical volatility of the underlying stock for a period consistent with the expected lives of the stock options because the Company believes this is a reasonable representation of future volatility. Additionally, the stock option valuation model selected by the Company uses historical data and management judgment to estimate stock option exercise behavior and employee turnover rates to estimate the number of stock option awards that will eventually vest. The Company evaluated the impact of grouping employees with similar historical exercise behavior and determined that there were no notable differences in exercise behavior across various employee groups and, as a result, all employees are included in a single group for valuation purposes. The expected life, or term, of options granted is derived from historical exercise behavior and represents the period of time that stock option awards are expected to be outstanding. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury Securities with an equivalent remaining term.

The following table displays the assumptions that have been applied to estimate the fair value of stock option awards on the date of grant for the three months and six months ended June 30, 2006 and 2005.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Dividend yield	—	—	—	—
Risk-free interest rate	5.1%	3.7%	5.0%	3.8%
Expected volatility	52.8%	57.8%	52.7%	57.9%
Expected lives	3.8 years	3.6 years	3.8 years	3.9 years

The following table is a summary of stock option activity under the Plan as of June 30, 2006 and changes by quarter for the six months ended June 30, 2006:

	Incentive stock options	Non- qualified stock options	Weighted average exercise price per share	Weighted average remaining contractual term	Aggregate intrinsic value

Outstanding at December 31, 2005	1,488,571	1,451,913	$8.16
Granted	27,500	500	$11.14
Exercised	(129,006)	(34,501)	$5.82
Canceled	(44,161)	(4,980)	$7.81

Outstanding at March 31, 2006	1,342,904	1,412,932	$8.34

Granted	—	46,500	$11.17
Exercised	(29,765)	(68,997)	$6.39
Canceled	(40,058)	(548)	$11.08

Outstanding at June 30, 2006	1,273,081	1,389,887	$8.42	7.29	$7,228,000
Exercisable at June 30, 2006	543,112	906,380	$10.19	6.36	$3,376,000

The table above includes 301,800 non-employee director stock options outstanding as of December 31, 2005 and 273,000 non-employee director stock options outstanding as of June 30, 2006.

The weighted-average grant-date fair value of options granted during the three months ended June 30, 2006 and 2005 was $5.15 and $2.25 per option, respectively, and the weighted-average grant-date fair value of options granted during the six months ended June 30, 2006 and 2005 was $5.12 and $2.41 per option, respectively. The total intrinsic value of options exercised during the three months ended June 30, 2006 and 2005 was $580,000 and $2,000, respectively. The total intrinsic value of options exercised during the six months ended June 30, 2006 and 2005 was $1,085,000 and $16,000, respectively.

Restricted Stock Units

The following table is a summary of the status of the Company's unvested restricted stock units as of June 30, 2006 and changes by quarter for the six months ended June 30, 2006:

	Restricted stock units	Weighted average grant- date fair value per unit

Unvested Restricted Stock Units Outstanding at December 31, 2005	200,000	$5.42
Granted	—	—
Vested	—	—
Forfeited	—	—

Unvested Restricted Stock Units Outstanding at March 31, 2006	200,000	5.42

Granted	278,926	11.97
Vested	—	—
Forfeited	—	—

Unvested Restricted Stock Units Outstanding at June 30, 2006	478,926	$9.24

As of June 30, 2006, there was unrecognized compensation expense of $2,749,000 related to unvested stock option awards and $4,063,000 related to unvested restricted stock unit grants based on options and awards that are expected to vest. The unrecognized compensation expense is expected to be recognized over a weighted-average period of 2.4 years for stock options and 3.1 years for restricted stock units. As noted in the table above, no restricted stock units vested during the three or six months ended June 30, 2006.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (ESPP) allows eligible employees to purchase common stock of the Company, through payroll deductions, at 85 percent of the lower of the market price on the first day or the last day of the semi-annual purchase period. Eligible employees may contribute multiples of 1 percent of their eligible earnings toward the purchase of the stock (subject to certain IRS limitations). Under this plan 43,337 and 30,350 shares of common stock were issued to employees for the six months ended June 30, 2006 and 2005, respectively.

In accordance with the ESPP, shares of common stock are transferred to participating employees at the conclusion of each six month enrollment period, which end on the last business day of the month in February and August each year. The estimated fair value of stock purchased under the Company's ESPP was approximately $87,000 and $48,000 for the three and six months ended June 30, 2006 and 2005, respectively. Compensation expense of shares purchased under the ESPP is measured based on a fair-value option-pricing model. The model accounts for the discount from market value and applies an expected life in line with each six month purchase period. The amount recorded as compensation expense for the three and six months ended June 30, 2006 was $58,000 and $96,000, respectively. The pro forma compensation expense included in the disclosure for stock-based compensation was $48,000 for the three and six months ended June 30, 2005.

11. Adoption of new standard

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48—Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes and transitional requirements upon adoption of FIN 48. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management is currently evaluating the effect that adoption of this interpretation will have on the Company's consolidated financial position and results of operations.

12. Pro forma compensation expenses

Prior to January 1, 2006, the Company applied APB 25 and related interpretations in accounting for its stock-based compensation plans. Since stock options were issued with an exercise price equal to the fair market price on the grant date, no compensation expense was recorded related to stock options.

In the 2005 period, the Company adopted the disclosure only provisions of FAS 123, which recognizes expense based on the fair value on the date of grant. The following table illustrates the effect on the net loss and loss per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation:

	Three months ended June 30, 2005	Six months ended June 30, 2005

Net income (loss)—as reported	$146,000	$(2,725,000)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$434,000	$897,000

Net loss—pro forma	$(288,000)	$(3,622,000)

Net loss per share:
Basic and diluted—as reported	$0.01	$(0.11)
Basic and diluted—pro forma	$(0.01)	$(0.14)

13. Earnings (loss) per share

Basic earnings (loss) per share are computed based upon the weighted average number of common shares outstanding, and diluted earnings per share are computed based upon the weighted average number of common shares outstanding and dilutive common share equivalents (consisting of incentive stock options, non-qualified stock options and restricted stock awards) outstanding during the periods using the treasury stock method.

The following is a reconciliation of the shares used to compute basic and diluted earnings (loss) per share:

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Weighted average number of shares outstanding used to compute basic earnings per share	26,149,000	25,325,000	25,976,000	25,311,000
Dilutive effect of restricted stock awards	124,000	—	126,000	—
Dilutive effect of stock options	701,000	31,000	718,000	—

Number of shares used to compute diluted earnings per share	26,974,000	25,356,000	26,820,000	25,311,000

The following table outlines the weighted average common share equivalents outstanding during each period that were excluded from the computation of diluted earnings per share because the exercise price for these options was greater than the average market price of the Company's shares of common stock during the respective periods:

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Anti-dilutive common share equivalents outstanding	750,000	2,808,000	754,000	1,933,000

In addition, there were stock options to purchase approximately 57,000 shares outstanding that were dilutive because the exercise price for these options was less than the average market price of the Company's shares of common stock, however were excluded from the computation of diluted earnings per share because they were anti-dilutive as a result of the Company's net loss for the six months ended June 30, 2005.

14. Income Taxes

In the fourth quarter of 2004, the Company established a valuation allowance against its net deferred income tax assets. The valuation allowance was estimated pursuant to FAS No. 109, "Accounting for Income Taxes" (FAS 109), which requires an assessment of both positive and negative evidence when measuring the need for a valuation allowance. Such evidence includes the Company's past and projected future performance, the market environment in which the Company operates, the utilization of past tax credits and the length of the carryback and carryforward periods. The Company intends to maintain a valuation allowance until sufficient positive evidence exists to support its reversal, as described in FAS 109, which may occur as early as the fourth quarter of 2006.

The Internal Revenue Service has completed their audit of the Company's federal income tax return for the years ended December 31, 2004 and December 31, 2003. The final examination decision resulted in a $102,000 reduction to the income tax receivable due to a lower carryback loss in 2003 to prior periods.

15. Segment reporting

Indicated below is the information required to comply with FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has two reportable operating segments: Healthcare Staffing and Lab Support.

The Lab Support segment includes the domestic and international life science staffing lines of business. This segment provides locally-based, contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, petro-chemical, material sciences, educational and environmental industries. These contract staffing specialties include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

The Healthcare Staffing segment includes the combined results of our Nurse Travel and Medical Financial and Allied (MF&A) lines of business. This segment provides contract professionals, both locally-based and traveling, from more than ten healthcare and medical financial and allied occupations to our healthcare clients. Contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, physical/occupational therapists, medical technologists, phlebotomists, coders, billers, transcription specialists, claims processors and collections staff.

The Company's management evaluates the performance of each segment primarily based on revenues, gross profit and operating income (loss). The information in the following tables is derived directly from the segments' internal financial reporting used for corporate management purposes.

The following table represents revenues, gross profit and operating income (loss) by operating segment:

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenues:
Lab Support Segment	$29,070,000	$23,934,000	$55,528,000	$45,767,000

Nurse Travel	26,934,000	24,058,000	55,616,000	43,708,000
Medical Financial and Allied	12,632,000	9,416,000	24,215,000	17,729,000

Healthcare Staffing Segment	39,566,000	33,474,000	79,831,000	61,437,000

Total Revenues	$68,636,000	$57,408,000	$135,359,000	$107,204,000

Gross Profit:
Lab Support Segment	$9,723,000	$7,558,000	$17,798,000	$14,577,000

Nurse Travel	5,565,000	4,968,000	11,350,000	8,724,000
Medical Financial and Allied	3,980,000	2,809,000	7,104,000	5,003,000

Healthcare Staffing Segment	9,545,000	7,777,000	18,454,000	13,727,000

Total Gross Profit	$19,268,000	$15,335,000	$36,252,000	$28,304,000

Operating Income (Loss):
Lab Support Segment	$1,495,000	$203,000	$1,490,000	$(188,000)
Healthcare Staffing Segment	1,129,000	(424,000)	1,332,000	(3,038,000)

Total Operating Income (Loss)	$2,624,000	$(221,000)	$2,822,000	$(3,226,000)

The Company does not report total assets by segment. The following table represents identifiable assets by operating segment:

	June 30, 2006	December 31, 2005

Gross Accounts Receivable:
Lab Support	$15,895,000	$13,780,000
Healthcare Staffing	20,578,000	23,126,000

Total Gross Accounts Receivable	$36,473,000	$36,906,000

The Company operates internationally, with operations in the United States and Europe. The following table represents revenues by geographic location:

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenues:
Domestic	$64,385,000	$53,966,000	$127,505,000	$100,561,000
Foreign	4,251,000	3,442,000	7,854,000	6,643,000

Total Revenues	$68,636,000	$57,408,000	$135,359,000	$107,204,000

The following table represents long-lived assets by geographic location:

	June 30, 2006	December 31, 2005

Long-Lived Assets:
Domestic	$28,643,000	$28,665,000
Foreign	406,000	413,000

Total Long-Lived Assets	$29,049,000	$29,078,000

PROSPECTUS

$125,000,000

On Assignment, Inc.
Common Stock

        We may offer and sell from time to time in one or more offerings up to an aggregate of $125,000,000 of our common stock. This prospectus provides you with a general description of our common stock. References to shares of our common stock in this prospectus include the associated preferred share purchase rights issued in connection with our stockholder rights plan. See "Description of Capital Stock—Anti-Takeover Provision—Rights Plan."

        Our common stock is quoted on the Nasdaq National Market under the symbol "ASGN." On May 24, 2006, the last sale price of our common stock as reported on the Nasdaq National Market was $11.40 per share.

        Each time we sell our common stock, we will provide a prospectus supplement to this prospectus that contains specific information about the offering of our common stock, including the terms and offering price of the common stock being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement relating to the specific offering of common stock before you invest in our common stock.

        Investing in our common stock involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents that we incorporate by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2006

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may, from time to time, sell up to $125,000,000 aggregate offering price of the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement to this prospectus that contains the specific terms, including the offering price, of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We will not make an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate only as of the dates on their respective covers and that information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "could," "would," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  local, regional and national economic, competitive, political, legislative and regulatory conditions and developments on our ability to maintain or improve operating margins, including any change in the demand for our services;

  •
  our success in attracting, training, retaining and motivating staffing consultants, skilled employees and key officers;

  •
  changes in levels of unemployment and other economic conditions in the United States and Europe, or in particular regions or industries;

  •
  weakness or reductions in spending in the laboratory, life sciences and healthcare markets;

  •
  our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

  •
  the challenges and success of integration and restructuring associated with prior and any future acquisitions, or other planned business activities and the challenges of achieving anticipated synergies;

  •
  the entry of new competitors into the U.S. staffing services industry due to the limited barriers to entry or the expansion of existing competitors in the market;

i

  •
  the timing and success of business development efforts;

  •
  significant increases in employment-related costs that are beyond our control, including payroll taxes, travel and housing expenses and uninsured liabilities under our partially self-insured workers' compensation program;

  •
  the resolution of litigation; and

  •
  other uncertainties, all of which are difficult to predict and many of which are beyond our control.

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in our Annual Report on Form 10-K and in other reports and documents we file with the SEC. You may obtain copies of these reports and documents as described under the heading "Where You Can Find More Information" set forth in this prospectus.

ii

THE COMPANY

        We are a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare, and Medical Financial and Health Information Services. We provide clients in these markets with short-term or long-term assignments of contract professionals, contract-to-permanent placement and direct placement of these professionals. Our business currently consists of two operating segments: Lab Support and Healthcare Staffing.

        Our Lab Support segment includes our domestic and international life science staffing businesses. Through our Lab Support segment, we provide locally-based contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, automotive, educational and environmental industries. Our contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

        Our Healthcare Staffing segment includes our Nurse Travel and Medical Financial and Allied lines of business. Through our Healthcare Staffing segment, we offer our healthcare clients contract professionals, both locally-based and traveling, from more than ten healthcare and medical financial and allied occupations. Our contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, medical technologists, phlebotomists, coders, billers, claims processors and collections staff.

        Unless otherwise indicated in this prospectus or any prospectus supplement or the context otherwise requires, references in this prospectus or any accompanying prospectus supplement to "we," "our," "our company," "us," "On Assignment" or the "company" are used in this document for purposes of convenience and are intended to refer to the combined business of On Assignment, Inc. and our consolidated subsidiaries.

        Our principal executive offices are located at 26651 West Agoura Road, Calabasas, California 91302 and our telephone number is (818) 878-7900.

RISK FACTORS

        The securities to be offered involve a high degree of risk. Risk factors relating to our business may be set forth in a prospectus supplement and are included in our most recent Annual Report on Form 10-K or other documents that are incorporated by reference into this prospectus.

USE OF PROCEEDS

        Unless stated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by this prospectus for some or all of the following purposes:

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  acquisitions;

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  working capital;

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  capital expenditures; and

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  other general corporate purposes.

        Pending any such use, we anticipate that we will invest the net proceeds in interest-bearing instruments or other investment-grade securities.

DILUTION

        If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after the offering. Our net tangible book value per share as of March 31, 2006 was $2.33 per share. We have calculated net tangible book value per share by dividing net tangible book value, which equals total tangible assets less total liabilities, by the number of outstanding shares of our common stock as of March 31, 2006.

        At an assumed public offering price of $11.40 per share (the last sale price of our common stock reported on the Nasdaq National Market on May 24, 2006) and assuming the sale of the full amount of the shares of common stock available for issuance under this prospectus, our adjusted net tangible book value at March 31, 2006 would have been $5.01 per share. This represents an immediate increase in the net tangible book value per share of $2.68 per share to existing stockholders and an immediate dilution of $6.39 per share to new investors purchasing shares of common stock in the offering.

        The following table illustrates this dilution on a per share basis:

Assumed public offering price	$11.40
Net tangible book value per share as of March 31, 2006	$2.33
Increase per share attributable to new investors	$2.68
As adjusted net tangible book value per share after this offering	$5.01
Dilution per share to new investors	$6.39

        The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the offering price per share in the offering. As of March 31, 2006, there were 2,755,836 shares of our common stock issuable upon exercise of outstanding stock options granted under our stock option plan. Of all outstanding stock options, there were 2,214,689 shares issuable with an exercise price less than $11.40 per share, of which 892,030 were currently vested as of March 31, 2006. Additionally, there were 200,000 shares of our common stock issuable and granted under our stock option plan subject to a four-year vesting provision, none of which were vested as of March 31, 2006.

DESCRIPTION OF CAPITAL STOCK

General

        Our restated certificate of incorporation authorizes us to issue up to 75,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The discussion below is not a complete description of the terms of the common stock and preferred stock, so you should read it together with our restated certificate of incorporation and our amended and restated bylaws.

        As of March 31, 2006, there were:

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  26,093,095 shares of our common stock issued and outstanding;

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  2,755,836 shares of our common stock issuable upon exercise of outstanding stock options, of which 1,417,541 shares were issuable upon currently vested and outstanding stock options;

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  200,000 shares of our common stock issuable and granted under our stock option plan subject to a four-year vesting provision, none of which were vested as of such date; and

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  80,000 of the 1,000,000 shares of authorized preferred stock are designated and reserved for issuance as Series A Junior Participating Preferred Stock upon the exercise of rights under our rights plan described below.

Common Stock

  Dividend Rights

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive, when and as declared by the board of directors, dividends out of any assets of the company legally available at the times and in the amounts that our board of directors may determine from time to time. We have never declared or paid a cash dividend on our common stock. We presently intend to retain all earnings, if any, to finance the development and expansion of our business and therefore do not expect to pay cash dividends on our common stock in the foreseeable future.

  Voting Rights

        Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and is entitled to notice of any stockholders' meeting in accordance with our amended and restated bylaws. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election. In this event, the holders of the remaining shares will not be able to elect any directors. As discussed in more detail below, our board of directors is classified into three groups: Class I directors, Class II directors and Class III directors, with each class of directors elected to three year terms.

  No Preemptive or Similar Rights

        Holders of our common stock are not entitled to preemptive rights, do not have conversion or redemption rights and are not subject to further calls or assessments. All of the outstanding shares of our common stock are validly issued and have been fully paid for.

  Right to Receive Liquidation Distributions

        Subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock, upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock.

Preferred Stock

        Our board of directors is authorized, without further action by our stockholders, to issue from time to time, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such rights and dividend, redemption, liquidation, voting, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than or superior to the rights of our common stock. The rights of the holders of our common stock will be subject to the rights of any shares of preferred stock that may be issued in the future and the issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. Our ability to issue new series of preferred stock, although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock. Other than rights to acquire shares of our Series A Junior Participating Preferred Stock pursuant to our rights plan described below, no shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Provisions

  Restated Certificate of Incorporation and Amended and Restated Bylaws

        Our restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our restated certificate of incorporation and amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our president or the chairman of the board of directors at the request in writing of a majority of the members of the board of directors, or holders of at least 50% of our common stock may call a special meeting of stockholders.

        Our restated certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our restated certificate of incorporation and amended and restated bylaws relating to the absence of cumulative voting, the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

        These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

  Rights Plan

        On June 4, 2003, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase from us one-one thousandth of a share of Series A Junior Participating Preferred Stock (or junior preferred stock) at a price of $40.00 per one-one thousandth share, subject to adjustment. In connection therewith, we entered into a Rights Agreement with U.S. Stock Transfer Corporation, as the rights agent.

        The rights separate from the common stock and a distribution of rights certificates will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock or (ii) 10 business days (or such later date as the board of directors may determine) following the commencement of, or the first public announcement of the intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 15% or more of the outstanding shares of common stock, with the earlier of such dates being referred to herein as the distribution date.

        Until the distribution date, (i) the rights are evidenced by the stock certificates representing our common stock, and are transferred with and only with the stock certificates representing our common stock, (ii) upon transfer of stock certificates representing our common stock issued after June 16, 2003 or any new issuance of the common stock, such stock certificates will contain a notation incorporating the terms of the rights agreement by reference, and (iii) the surrender for transfer of any stock certificates representing our outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such stock certificates.

        The rights are not exercisable until the distribution date and expire at the close of business on June 4, 2013, unless earlier redeemed or exchanged by us as described below. The rights are not exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the rights has not been obtained or is not obtainable.

        As soon as practicable following a distribution date, separate certificates evidencing the rights, or a rights certificate, shall be mailed to holders of record of the common stock as of the close of business on such distribution date and, thereafter, the separate rights certificates alone will evidence the rights granted thereby. Except as otherwise determined by our board of directors, only shares of common stock issued prior to any such distribution date will be issued with rights attached thereto.

        In the event that any person becomes the beneficial owner of 15% or more of the then outstanding shares of our common stock, each holder of a right will, after the end of a redemption period referred to below, have the right to exercise the right by purchasing shares of our common stock for $40.00 (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events described in the previous sentence, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock shall be null and void. However, rights are not exercisable following the occurrence of such events until such time as the rights are no longer redeemable by the company.

        For example, at a purchase price of $40.00 per right, each right not owned by any person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock (or by certain of their related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $80.00 worth of our common stock (or other consideration, as noted above) for $40.00. Assuming that our common stock had a per share value of $8.00 at such time, the holder of each valid right would be entitled to purchase ten shares of our common stock for $40.00.

        In the event that, at any time following acquisition of beneficial ownership of 15% or more of our outstanding common stock by any person or group of affiliates or associated persons, (i) we are acquired in a merger or other business combination transaction in which the company is not the surviving corporation, or (ii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall, after the expiration of the redemption period referred to below, have the right to receive, upon exercise, common stock of the acquiring company having a value of $80.00 for the purchase price of $40.00.

        At any time after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock (or, in certain circumstances, other of our equity securities which are deemed by our board of directors to have the same value as shares of our common stock) per right (subject to adjustment).

        The purchase price payable, and the number of one-one thousandths of a share of junior preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution under certain circumstances.

        In general, our board of directors may cause us to redeem the rights in whole, but not in part, at any time during the period commencing on June 4, 2003, and ending on the tenth day following the date on which a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, at a price of $0.005 per right (payable in cash, common stock or other consideration deemed appropriate by our board of directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the rights will require the concurrence of two-thirds of our board of directors. After the redemption period described above has expired, the company's right of redemption may be reinstated if the person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock reduces his or its beneficial ownership to 10% or less of the outstanding shares of our common stock in a transaction or series of transactions not involving us and there are no other persons or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock. Immediately upon the action of our board of directors ordering redemption of the rights, the rights shall terminate and the only right of the holders of rights will be to receive the $0.005 redemption price.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be subject to federal taxation to stockholders or to the company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock (or other consideration) or for common stock of the acquiring company.

        Except with respect to the redemption price of the rights, any of the provisions of the Rights Agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by our board of directors in order to cure any ambiguity, defect or inconsistency or to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock), or to shorten or lengthen any time period under the Rights Agreement; provided however, no amendment to adjust the time period governing redemption may be made at such time as the rights are not redeemable by us.

        These rights have certain anti-takeover effects. These rights will cause substantial dilution to a person or group that attempts to acquire the company in a manner or on terms not approved by our board of directors. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors.

  Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or after such date, the business combination is approved by the board of directors and authorized at an end meeting of the stockholders, and not by written consent, by the affirmative vote of all of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Nasdaq National Market Listing

        Our common stock is quoted on the Nasdaq National Market under the symbol "ASGN."

PLAN OF DISTRIBUTION

        We may sell the offered securities described in this prospectus from time to time in one or more transactions:

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  to purchasers directly, including our affiliates and stockholders, or in a rights offering;

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  to underwriters for public offering and sale by them;

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  through agents;

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  through dealers; or

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  through a combination of any of the foregoing methods of sale.

        We may distribute the offered securities from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed;

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  market prices prevailing at the time of sale;

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  prices related to such prevailing market prices; or

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  negotiated prices.

        The prospectus supplement will include the following information:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the securities;

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  any delayed delivery requirements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  any initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

Direct Sales

        We may sell the offered securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the offered securities. A prospectus supplement will describe the terms of any sale of offered securities we are offering hereunder.

To Underwriters

        The prospectus supplement will name any underwriter involved in a sale of offered securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of offered securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent.

        Underwriters may sell the offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

        Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities of such series if they purchase any.

Through Agents and Dealers

        We will name any agent involved in a sale of the offered securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

        If we utilize a dealer in the sale of the offered securities being offered pursuant to this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

        If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

        The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the offered securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

        Underwriters, dealers and agents participating in a sale of the offered securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

        Any underwriters that purchase offered securities for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any offered securities.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements, the related consolidated financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or from us, as indicated below. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

        This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" into this prospectus and any prospectus supplement the information we provide in documents filed with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. These documents contain important information about us, and the information incorporated by reference is an important part of this prospectus and any prospectus supplement and is deemed to be part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus and any prospectus supplement is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 16, 2006.

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006.

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  Current Reports on Form 8-K filed on March 13, 2006 and May 25, 2006.

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and any accompanying prospectus supplement through the completion of the offering of securities. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        Upon request, we will provide to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings without charge. You may request a copy of these filings by writing or telephoning us at On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302, Attention: Corporate Secretary, Telephone: (818) 878-7900.

QuickLinks

  Prospectus supplement summary
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On Assignment, Inc. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
On Assignment, Inc. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On Assignment, Inc. CONSOLIDATED BALANCE SHEETS
On Assignment, Inc. CONSOLIDATED STATEMENTS OF INCOME (LOSS)
On Assignment, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS
On Assignment, Inc. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2003, 2004 and 2005
On Assignment, Inc. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
On Assignment, Inc. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
On Assignment, Inc. CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
On Assignment, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
On Assignment, Inc. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the three and six months ended June 30, 2006 and 2005 (unaudited)
  Restricted Stock Units
  Employee Stock Purchase Plan
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
DILUTION
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE